As filed with the Securities and Exchange Commission on January 31, 2023

Registration Statement No. 333-264195

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Maple X, Inc.
(Exact name of registrant as specified in its governing instruments)

5847 San Felipe, Suite 4675

Houston, TX 77057
Tel: (832-804-9680)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John R. Krugh
1800 Bering Drive, Suite 350

Houston, Texas 77057

Tel: (713-255-0266)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Steve Kronengold

SRK Kronengold Law Offices

7 Oppenheimer

Rehovot, Israel

Telephone No.: +972-8-936-0999

Facsimile No.: +972-8-936-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED January 31, 2023

PROSPECTUS

Shares

Maple X, Inc.

Common Stock

Maple X, Inc. is a recently incorporated Texas corporation that operates in Texas in the field of land development for residential and commercial construction. We purchase undeveloped land, and engage in the planning, development, and construction of necessary infrastructure, and then we sell ready-to-build lots to homebuilders, construction companies and real estate developers. We will be externally managed and advised by Maple Development Group, LLC (the “Manager”), a Texas limited liability company controlled by the same shareholders who control the Company. The Company is controlled by four individuals, Uri Frisch, an Israeli citizen and resident, Roi Marsiano, an Israeli citizen and resident, Michael Sabo, a U.S. citizen and resident, and Itiel Kaplan, a dual U.S.-Israeli citizen and a U.S. resident (the “Controlling Shareholders”), who are projected to own in the aggregate at least 70% of the Company following this offering.

This is our initial public offering. No public market currently exists for our common stock.

Currently, no public market exists for our common stock. We intend to apply to list our common stock on the Tel Aviv Stock Exchange (the “TASE”) under the symbol “ ”. We are offering all of the shares of common stock sold in this offering to the public in Israel at a price per share of         Israeli new shekels (“ILS”), which we refer to as the Offering Price. We are not conducting an offering to the public in the United States. We expect to engage Orion Underwriting and Issuances Ltd. (“Orion”) to serve as the pricing underwriters for purposes of Section 1 of the Israeli Securities Law of 1968 and regulations thereunder (the “Israeli Securities Law”), which means underwriters who participate in determining the price per share at which shares of our common stock will be offered to the public. As described in more detail in the “Plan of Distribution”, we will conduct the offering of shares of our common stock through a non-uniform offering with the price per share to be determined by the pricing underwriters in agreement with us based on the process for evaluating institutional investor demand known as book-building. We expect to appoint          , a member of the TASE, to also act as our offering coordinator.

We are an “emerging growth company” under U.S. federal securities laws and will be subject to reduced public company reporting requirements. You should consider the risks described in “Risk Factors” beginning on page 12 of this prospectus for risks relevant to an investment in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting and/or distribution commissions	$	$
Proceeds, to us, before expenses	$	$

(1)	As converted from ILS to U.S. dollars (“USD”) at the representative exchange rate of ILS per USD, as published by the Bank of Israel on its website on , 2022.

(2)	The initial gross proceeds from the sale of our shares of common stock are estimated based upon the Offering Price assuming the maximum number of shares of common stock offered in this offering are sold.

Neither the United States Securities and Exchange Commission nor any state or non-U.S. securities commission or authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will conduct a non-uniform offering, and Orion, together with any other underwriters, will commit to purchase up to 25% of shares of our common stock offered by this prospectus pursuant to an underwriting agreement.. The remaining 75% of shares of common stock offered by this prospectus will be offered by the underwriters on a best-efforts basis. We expect to complete the offering within seventy-five (75) days from the date of this prospectus. For more details, please see the “Plan of Distribution” below.

The underwriters expect to deliver the shares on or about       , 2023.

The date of this prospectus is        , 2023.

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover of this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

Market Data

We use market data, demographic data, industry forecasts and industry projections throughout this prospectus. Unless otherwise indicated, we have obtained such market and industry data from publicly available industry and governmental publications. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Maple X”, “we”, “our”, “us”, and “Company” refer to Maple X, Inc., a Texas corporation, together with its consolidated subsidiaries, after giving effect to the formation transactions described in this prospectus. For additional information about the formation transactions, see “Structure and Formation of Our Company”.

Certain dollar figures in this prospectus are expressed in, or have been converted from, Israeli new shekels (“ILS”). Unless otherwise stated, all such amounts were converted from ILS to USD at the representative exchange rate of ILS         per USD, as published by the Bank of Israel on its website on            , 2023.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” as well as the financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

Unless otherwise indicated, the information contained in this prospectus (i) reflects the completion of the formation transactions, as described below under the caption “Structure and Formation of Our Company”, (ii) assumes that the shares of our common stock to be sold in this offering are sold at $   per share, which is the USD equivalent of the Offering Price set forth on the front cover of this prospectus, and (iii) presents all property-level information as of December 31, 2021, unless otherwise indicated, on a pro forma basis for the formation transactions.

Our Company

We are a recently incorporated Texas corporation that operates in Texas in the field of land development for residential and commercial construction. We purchase undeveloped land, and engage in the planning, development, and construction of necessary infrastructure, and then we sell read-to-build lots of land to homebuilders, construction companies and real estate developers. Our focus is on land development for residential and commercial construction targeted to the middle-class.

Our strategy is to focus on acquiring appropriate properties; engaging in planning, engineering supervision, and development of these properties; and then selling the developed land to homebuilders and commercial contractors. We undertake horizontal development of undeveloped land in vibrant, supply-constrained markets, in circumstances where we believe we will be able to leverage our management team’s experience and relationships to generate strong risk-adjusted returns for our stockholders.

Our initial portfolio is comprised of 12 projects that are in the process of development planning and design. Our projects are in various pre-planning, planning and development stages, and consist of approximately 1,366 acres and more than 4,240 lots ready for the construction of single-family homes, as well as land parcels amounting to approximately 1,056 acres intended for value appreciation purposes and future development for residential and commercial use. In addition, on January 6, 2023 we completed the sale of the Maple Heights property, which included approximately 211 acres and about 900 lots for the construction of housing units . In addition to our initial portfolio, we maintain an acquisition pipeline of additional prospective investments, focused on assets in high growth metropolitan areas with close proximity to mass transportation, healthcare, and social infrastructure.

The Company is controlled by four individuals, Uri Frisch, an Israeli citizen and resident, Roi Marsiano, an Israeli citizen and resident, Michael Sabo, a U.S. citizen and resident, and Itiel Kaplan, a dual U.S.-Israeli citizen and a U.S. resident (the “Controlling Shareholders”), who are projected to own in the aggregate at least 70% of the Company following this offering.

Fields of Activity

The Company focuses on two fields of activity, development for master planned communities, and real estate investment.

Master Planned Communities

Most of the Company’s projects may be characterized as being in the field of master planned communities. Master planned communities are a form of development envisioned and delivered as a self-contained, unified community, with clear boundaries and a full range of land uses, employment opportunities, and public facilities and services. Master planned communities are frequently built on the edge of existing metropolitan areas.

There is no single, accepted definition to describe master planned communities. Most master planned communities will have a consistent design character, while allowing for some varieties of design styles, home sizes, prices, and lot sizes to cater to multiple segments of the market and allow space for the diversity that can help create the feel of community. Master planned communities are frequently developed by a single-development entity, though many developers will allow separate builders to create smaller subdivisions so that each one is unique and offers residents something different from the others.

As part of a master planned community, an entire neighborhood is planned, including all the services and infrastructure required to create an actual community, such as public services, schools, retail and recreational areas, parks and swimming pools, sport centers, and sometimes even employment centers. Master planned communities are widescale projects which may include up to tens of thousands of residents and require several years for development. They are often developed in phases, such that in each phase of the project the relevant infrastructures and public areas for that particular phase are developed.

Real Estate Investment

In addition to projects for master planned communities, the Company acquires undeveloped properties for investment and value appreciation. These properties are not part of projects for master planned communities. The Company may hold these properties and resell them in the future after their value has increased or the Company may engage in infrastructure development, similar to the Company’s activities in the master planned communities field.

The Company’s activities in the field of real estate investment are complementary to its activities in the field of development for master planned communities. The Company’s real estate investment projects may relate to land that is proximate to the land that forms part of a project for a master planned community, or the land may be separate and independent from a project for a master planned community.

See the section of this prospectus entitled “Description of Business and Properties” for more detail on the Company’s activities.

Our Manager

Although we will directly retain a CEO, Itiel Kaplan, and a CFO, Ilanit Halperin, we will be externally managed and advised by Maple Development Group, LLC, a Texas limited liability company formed in 2019 (the “Manager”), which is majority owned and controlled by the same individuals who are the controlling shareholders of the Company: Uri Frisch, an Israeli citizen and resident, Roi Marsiano, an Israeli citizen and resident, Michael Sabo, a U.S. citizen and resident, and Itiel Kaplan, a dual U.S.-Israeli citizen and a U.S. resident (the “Controlling Shareholders”). Prior to or in connection with this offering, we will enter into a management agreement with our Manager pursuant to which our Manager will assist our CEO with the management of our business and affairs and with the day-to-day operations of the Company. A team of real estate professionals acting through our Manager will make all the decisions regarding the selection, negotiation, financing, and disposition of our investments, subject to direction provided by our Board of Directors and the limitations in our operating agreements.

Our Manager will also provide asset management, marketing, investor relations, and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital.

Our Manager will be entitled to the following fees:

●	An annual fee equal to 1% of the net asset value (NAV) of the Company’s properties, to be paid by us.

●	A development fee equal to 5% of the development costs of each of our properties, to be paid monthly by the applicable Property Company. The development fee is paid monthly in equal monthly installments in accordance with the business plan for the particular project, with a true-up upon project completion.

●	In addition, the Company will reimburse the Manager for reasonable business expenses.

●	The Company will pay the insurance premiums for insurance for the Manager.

We estimate that the approximate, aggregate maximum fees to be paid to our Manager in 2022 for asset management, marketing, and other administrative services and related out-of-pocket and other reimbursements (assuming that the we do not acquire any additional properties or projects) will total $1,025,600.

Attractive Risk-Adjusted Returns Supported by Strong Long-Term Market Dynamics

We believe attractive risk-adjusted returns in real estate investments can be achieved by: (i) acquiring undeveloped properties in vibrant markets with high income growth; and (ii) developing and selling these properties to homebuilders and commercial contractors.

We intend to acquire properties primarily in locations where demand outstrips supply and that have a potential for further growth.

See the section of this prospectus entitled “Market Opportunity” for more detail on these attractive supply and demand dynamics.

Our Initial Properties

We currently have an ownership interest in twelve properties. In January 2022, we obtained an ownership interest in the Maple Heights property by acquiring from the Controlling Shareholders their 50% interest in Maple Heights GP, LLC, a Delaware limited liability company that has a 10% ownership interest in the Maple Heights property. On January 6, 2023, we completed the sale of the Maple Heights Property. Our twelve properties (as well as the Maple Heights property) are listed in the tables below (the “Owned Properties”).

Master Planned Community Properties

Name of Property	Location	Ownership Percentage in the Property	Profit Participation Percentage (including Promote Allocation*)	Status / Stage	Size (Acres)	Residential Lots	Acquisition Date	Purchase Price	Debt as of 9/30/2022		Projected Completion Date
Maple View	Alvin, Brazoria County, TX	5%	33.4% right to profits	Planning and Permits	235	800	12/29/2021	$3,529,215	$2,128,041		3/31/2028
Maple Grove	Pattison, Waller Country, TX	5%	38.4% right to profits	Planning and Permits	257	1,000	12/8/2021	$9,004,854	$3,516,891		3/31/2028
Pecan Ranch	Bonney, Brazoria County, TX	5%	36.8% right to profits	Planning and Permits	169	500	12/10/2021	$3,700,728	$2,220,043		9/30/2026
Maple Heights†	Porter, Montgomery County, TX	5%	28.6% right to profits	Parcels are being sold	211 (158.5 acres have been sold as of 7/31/22)	N/A Parcels are being sold “as is.”	6/27/2019	$8,000,000	$1,198,000		01/6/2023
Maple Woods	Hockley, TX	5%	36.9% right to profits	Planning and Permits	142	450	4/15/2022 & 09/13/2022	$4,614,685	$2,752,500	‡	12/31/2026
Maple Reserve	Waller County, TX	5%	35.6% right to profits	Planning and Permits	374	1,000	7/5/2022	$13,846,721	$10,000,000	‡	07/01/2029
Maple Park	Brookshire TX	5%	35.8% right to profits	Planning and Permits	155	425	12/12/2022	$6,180,000	$3,000,000	‡	10/31/2027

(*)	The Promote Allocation is an added percentage linked to the profitability of each project and is determined according to the waterfall distribution terms in the relevant operating agreement. The calculated percentage is subject to change based on the property’s profitability.
(†)

The Maple Heights property appears in this table even though it is no longer part the Company’s portfolio of properties. In January 2022, the Company acquired from the Controlling Shareholders their 50% interest in Maple Heights GP, LLC, a Delaware limited liability company that has a 10% ownership interest in the Maple Heights property. On January 6, 2023, the Company completed the sale of the Maple Heights property.

(‡)	Debt as of December 31, 2022

Investment Properties

Name of Property	Location	Ownership Percentage in the Property	Profit Participation Percentage	Status / Stage	Size (Acres)	Land Use	Acquisition Date	Purchase Price	Debt as of 9/30/2022	Projected Completion Date
Maple Farms	Sandy Point, Brazoria County, TX	25.5%	47.5% right to profits	Planning	770	TBD	12/17/2021	$10,015,018	$3,000,000	Long Term Hold
Pecan Ranch West	Bonney, Brazoria County, TX	100%	100%	Planning	74	TBD	11/15/2021	$1,596,000	$1,217,000	Long Term Hold
Pecan Ranch North	Bonney, Brazoria County, TX	100%	100%	Planning	148	TBD	12/10/2021	$2,855,001	$2,855,000	Long Term Hold
Pecan Ranch Square	Bonney, Brazoria County, TX	100%	100%	Planning	41	Commercial	12/10/2021	$917,277	$1,096,000	Long Term Hold
Maple Grove Square	Angleton, Brazoria County, TX	100%	100%	Planning	15	Commercial	12/8/2021	$534,186.24	$662,000	Long Term Hold
Maple Reserve Square	Waller County, TX	100%	100%	Planning	7	Commercial	7/5/2022	$260,454	260,454	Long Term Hold

Our Acquisition Pipeline

In addition to the twelve initial properties, as of the date of this prospectus, we have entered into purchase and sale agreements to acquire six additional properties from third parties, three of which have been terminated, and three of which are currently undergoing due diligence activities. While these purchase and sale agreements are binding, during the inspection period for each property we have the right to terminate the agreement for any reason. The estimated aggregate acquisition costs for these properties total approximately $15,949,393. The following table provides additional details regarding the six additional properties:

Location	Size (Acres)	Purchase Price	Purchaser	Date of Agreement	Inspection Period End Date	Projected Closing Date per Contract
Beasley, TX	180	$6,300,000	Manager	March 2022	February 13, 2023	March 13, 2023
Martindale, TX	110.4	$4,021,200	Manager	November 2021	June 21, 2022	Terminated
San Antonio, TX	173	$5,190,000	Manager	February 2022	July 14, 2022	Terminated
San Antonio, TX	15	$1,501,550	Manager	February 2022	June 14, 2022	Terminated
Conroe, TX	171	$6,000,000	Maple X, Inc.	July 2022	February 13, 2023	March 13, 2023
Waller , TX	103	$3,649,393	Maple X Inc.	January 2023	June 10, 2023	June 25, 2023

The two San Antonio property transactions and the Martindale property transaction have been terminated. The remaining three investments are under review, and we have not completed our due diligence. There can be no assurance that we will close these potential acquisition transactions. If we do not acquire these properties or projects, we will be out-of-pocket the earnest money deposits and the costs associated with our due diligence activities, which costs are not material.

Market Opportunity

Our activities are currently focused on the real estate market in the greater Houston metropolitan area.

In recent years, Texas has experienced positive migration inflows into the state, due in part to significant employment opportunities afforded by the gas and oil, construction, and service sectors. The energy industry is a core industry in the state’s economy, as Texas is the leading state in the US in the production of gas and oil (4.3% of gross oil production and 26% of the natural gas production), as well as a producer of wind energy (28% of wind energy production). Approximately 600,000 workers are employed in the energy sector in Texas. (Source: https://www.energy.gov/sites/default/files/2021-09/Texas%20Energy%20Sector%20Risk%20Profile.pdf).

In addition, the state of Texas is home to 49 Fortune 500 companies (Source: https://fortune.com), and, according to CNBC, in 2021 Texas was voted one of the 5 “Best States for Business” in the US (Source: https://www.cnbc.com/2021/07/13/americas-top-states-for-business.html). Although in 2020, in light of Covid-19, economic indices recorded a certain downturn, Texas recorded a recovery in 2021 as reflected by an increase in the GDP growth rate (3.7% as of the end of the third quarter of 2021) (Source: U.S. Bureau of Economic Analysis (BEA), https://www.bea.gov/), as well as a decline in the unemployment rate, which was approximately 5% as of the end of 2021, compared to 7.2% in the same period during 2020 (Source: https://www.bls.gov/regions/southwest/texas.htm#eag).

Accordingly, the real estate market in Texas has recorded significant growth in recent years, as reflected by the volume of sale transactions of residential real estate. In 2020, despite Covid-19, approximately 393,618 residential properties were sold (a figure slightly higher than said figure in 2019, pre-Covid-19), and as of the third quarter of 2021, the number of properties sold in Texas was approximately 313,508, compared to approximately 290,000 properties sold in the same period of 2020 (representing an increase of approximately 8%). The median price in such transactions increased by approximately 16.9%, to approximately US$310,000 (Source: https://www.texasrealestate.com/market-research/quarterly-housing-report/). As of November 2021, the housing price index in Texas has increased by 18.6%, as compared with the same period in 2020 (Source: https://www.recenter.tamu.edu/articles/technical-report/Texas-Housing-Insight).

Despite the recent positive migration inflows into the state, given the large territory of Texas, the population density is low, at approximately 105.2 people per square mile (26th among US states in terms of density). This fact, combined with the topographic characteristics of the state (most of which is flat), suggest a widespread supply of land in the state suitable for construction. To meet the demand for residential real estate in Texas, over the last several years the number of permits for the construction of single-family properties in the state has increased each year, with approximately 167,699 construction permits for single-family properties being issued in 2021, as compared to approximately 159,066 in 2020 (Source: https://www.recenter.tamu.edu/data/building-permits/#!/state/Texas).

The Houston metropolitan area is the largest city in the State of Texas and the fourth largest city in the US. The city itself has a population of approximately 2.3 million people, while the population of the metropolitan area is estimated to be approximately 7 million people. Over the last decade, an increase of approximately 20% was recorded in the population of the metropolitan area (Source: https://issuu.com/zondaevents/docs/2022_tx_belfiore_report_proof1), while 2021 alone recorded a growth of approximately 1.24%. (Source: https://worldpopulationreview.com/us-cities/houston-tx-population).

The Houston metropolitan area is enjoying high employment rates. In 2021, the unemployment rate in the city was approximately 4.8%, and approximately 151,800 jobs were added in the metropolitan area, a figure reflecting an increase of 5.1% as compared with 2020 (Source: https://www.bls.gov/regions/southwest/tx_houston_msa.htm#eag).

Concurrently with the population growth and the high employment rate in the Houston metropolitan area, the real estate sector has also been characterized by ongoing growth and development. A combination of increased demand for housing and a lack of supply has led to a reduced average time to sell a house (from 48 days to 39 days) as of 2021, as well as an increase of approximately 9.3% in the number of acquisition transactions of residential units in the metropolitan area during January 2022, as compared with the same period in 2021 (an increase of approximately 61.2% as compared with January 2017). The increase in the demand for housing is also reflected in the increase in the median price of single-family homes, which as of January 2022 was approximately US$310,000 per unit (an increase of approximately 41.6% over the past five years) (Source: https://www.houston.org/houston-data/monthly-update-home-sales), and in the increase in the number of permits provided for the construction of single-family properties (approximately 3,887 construction permits provided in November 2021). In this regard, among Texas districts, the Houston metropolitan area was ranked at the top of the list of localities providing permits for the construction of single-family properties (Source: https://www.recenter.tamu.edu/articles/technical-report/Texas-Housing-Insight among Texas districts).

Summary Risk Factors

An investment in shares of our common stock involves a high degree of risk. If any of the factors enumerated below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the market price of our common stock could decline, and you may lose some or all of your investment. Some of the more significant risks relating to this offering and an investment in our common stock include:

●	our ability to consummate the formation transactions;

●	our lack of prior operating history;

●	our ability to consummate the acquisition and development of our properties in the time frame, on the terms, or in the manner we currently anticipate;

●	the impact of development and construction delays and cost overruns;

●	the risks related to the illiquidity of real estate investments;

●	the impact of potential declines in real estate valuations and impairment charges;

●	our exposure to adverse economic or regulatory developments in the municipalities in which our properties are located;

●	the impact of pandemics such as the recent outbreak of novel coronavirus (“COVID-19”) or other sudden or unforeseen events that disrupt the economy;

●	our ability to properly value our investments;

●	the impact on our business from delays in our locating suitable investments;

●	the impact of competition for a limited supply of properties for us to acquire and/or develop;

●	the impact of potential conflicts of interest between us and our Manager and their affiliates;

●	our ability to make distributions to our stockholders; and

●	the lack of a public market for shares of our common stock.

Our Formation and Operating Structure

We were formed as a Texas limited liability corporation on October 14, 2021. On March 21, 2022, we filed a certificate of conversion with the Texas Secretary of State to convert the Company from a LLC into a Texas corporation. As part of the conversion from a LLC to an Inc., the membership interests of our Controlling Shareholders in the LLC were converted into an aggregate of 100 shares of common stock in the incorporated company.

We commenced our activities in the fourth quarter of 2021 by acquiring eight properties located in the greater Houston metropolitan area. In January 2022, we obtained from the Controlling Shareholders the Controlling Shareholders’ 50% interest in Maple Heights GP, LLC, a Delaware limited liability company that has a 10% ownership interest in the Maple Heights property.

Prior to or in connection with this offering, we will engage in certain formation transactions intended to establish our operating and capital structure.

●	We will enter into a management agreement with our Manager.

●	We will amend and restate our certificate of formation and our bylaws.

●	We will issue shares of our common stock to our Controlling Shareholders to reflect an aggregate 75% ownership interest in the Company (post-offering).

●	We intend to issue shares of our common stock in this offering.

Upon completion of the formation transactions, substantially all of our operations will be conducted through our Manager, and all of our assets will be held by single purpose entities, typically a LLC or a LP, established by the Company for each project which hold, directly or indirectly, the title in each property (each a “Property Company”).

Our interests in our Property Companies will generally entitle us to share in cash distributions from, and in the profits and losses of, our Property Companies, in accordance with the terms of each Property Company’s operating agreement. See the section of this prospectus entitled “Operating Agreements” for more detail on the distribution of profits.

The following diagram illustrates our organizational structure:

Owned Properties Diagram

Our Financing Strategy

We are undertaking this offering to become a publicly traded company in order to provide us with substantial access to capital and capital flexibility as we pursue our business plan.

We do not currently expect to use permanent, company-level debt. We finance our activities by having our subsidiary companies raise capital in equity investment transactions and obtain acquisition loans and development loans to acquire and develop the properties.

See the section of this prospectus entitled “Our Financing” for more detail on how we finance our business activities.

We may engage in other forms of capital raising available to other public real estate companies such as conducting offerings of common equity.

Our Management Agreement

Upon completion of this offering and the formation transactions, we will enter into a management agreement with our Manager. Pursuant to this agreement, our Manager will manage the day-to-day operations of our company in accordance with our investment guidelines, which may be modified or supplemented by our board of directors from time to time.

The following is a summary of the fees and expense reimbursements that we will pay to our Manager.

Manager Compensation

Our Manager will be entitled to the following fees:

●	An annual fee equal to 1% of the net asset value (NAV) of the Company’s properties, to be paid by us.

●	A development fee equal to 5% of the development costs of each of our properties, to be paid monthly by the applicable Property Company. The development fee is paid monthly in equal monthly installments in accordance with the business plan for the particular project, with a true-up upon project completion.

●	In addition, the Company will reimburse the Manager for reasonable business expenses.

●	The Company will pay the insurance premiums for insurance for the Manager.

We estimate that the approximate, aggregate maximum fees to be paid to our Manager in 2022 for asset management, marketing, and other administrative services and related out-of-pocket and other reimbursements (assuming that the we do not acquire any additional properties or projects) will total $1,025,600.

Our Tax Status

We have elected to be treated as a corporation for U.S. federal income tax purposes. We will be subject to certain U.S. federal, state and local taxes on our income and property. See “U.S. Federal Income Tax Considerations”.

Our Distribution Policy

As of the date of this registration statement, the Company has not adopted a dividend distribution policy, and since its incorporation in 2021, the Company has not distributed any dividends.

Any distributions we make will be at the sole discretion of our board of directors and will depend upon a number of factors, including our actual and projected financial condition, liquidity, results of operations, cash flow generated by our operations, operating expenses, debt service requirements, capital expenditure requirements, prohibitions and other limitations under our financing arrangements, our taxable income, restrictions on making distributions under applicable law, and such other factors as our board of directors deems relevant.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may constitute a return of capital or may be designated by us as qualified dividend income or capital gain.

For so long as the Company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, pursuant to our charter, distributions of dividends by us to our stockholders will be made in accordance with Texas law and the requirements of the Israeli Companies Law and the regulations promulgated thereunder applicable to the distribution of dividends.

Emerging Growth Company Status

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions in the future. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and more volatility in our share price.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We will remain an “emerging growth company” until the earliest to occur of  (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $250 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings, some of which are similar to those of an emerging growth company, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Our Corporate Information

We were originally incorporated as a Texas LLC in 2021. In March 2022, the Company became a Texas corporation. Our principal executive offices are located at 5847 San Felipe Street, Suite 4675, Houston, TX 77057. Our telephone number is 832-804-9680. We do not currently have a website, but we will establish one upon the closing of this offering. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other reports or documents we file with or furnish to the Securities and Exchange Commission (the “SEC”). Any reference to our website in this prospectus is an inactive textual reference only. Any other website references (URL’s) in this Registration Statement are also inactive textual references only and are not active hyperlinks. The contents of our website is not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common shares.

The Offering

Common stock offered by us	shares of common stock
Common stock to be outstanding after this offering	Shares (1)
Use of proceeds	Assuming we sell all of the shares of common stock offered in this offering at an offering price per share of ILS (approximately $ as of , 2022), which is the Offering Price set forth on the cover of this prospectus, we estimate that the net proceeds to us from this offering will be approximately $ million, after deducting underwriting and/or distribution commissions and other estimated expenses payable by us. We may use up to $ of the net proceeds from this offering to develop or redevelop other properties, which may include properties in our acquisition pipeline, and for general corporate and working capital purposes. See “Use of Proceeds.”
Listing	We intend to apply to list our common stock on the TASE under the symbol “ ”. Our common stock will not be listed on a national securities exchange in the United States.
Risk factors	Investing in our common stock involves risks. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 12 of this prospectus and all other information in this prospectus before making a decision to invest in our common stock.

(1)	Includes shares of our common stock to be issued in this offering.

Summary Selected Historical and Pro-Forma Financial Information

Set forth below is summary selected financial information and other data presented on (i) a historical basis for our Company and its subsidiaries, and (ii) a pro forma basis for our Company after giving effect to the completion of the formation transactions and the other adjustments described in the unaudited pro forma condensed combined consolidated financial statements beginning on page F-42 of the prospectus.

The Company’s initial portfolio is comprised of a total of nine properties. For more information regarding the formation transactions, please see “Structure and Formation of Our Company.”

The Company’s historical combined balance sheet data as of December 31, 2021, and historical combined operating data for the year ended December 31, 2021, have been derived from the Company’s audited historical combined financial statements included elsewhere in this prospectus. The historical combined financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been had the formation transactions and other adjustments described occurred as of the date and for the period indicated, nor does it purport to represent our future financial position or results of operations.

You should read the following summary selected historical and pro-forma financial and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and the historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

Operating Data (U.S. dollars in thousands):

	As of December 31, 2021			As of Sept. 30, 2022
	Maple X Inc. (Audited)	Maple Heights GP (Audited)	Pro Forma (Unaudited)	Maple X Inc. (Unaudited)

Revenues	-	4,978	4,978	10,830
Cost of revenues	-	(3,951)	(3,951)	(6,278)
Gross profit	-	1,027	1,027	4,552

General and administrative expenses	(5)	(12)	(17)	(1,147)
Operating loss	(5)	1,015	1,010	3,405
Financing expenses, net	(22)	(104)	(126)	(597)
Net income (loss)	(27)	911	884	2,808

Balance Sheet Data (U.S. dollars in thousands):

	As of December 31, 2021			As of Sept. 30, 2022
	Maple X Inc. (Audited)	Maple Heights GP (Audited)	Pro Forma (Unaudited)	Maple X Inc. (Unaudited)
A s s e t s
Current Assets
Cash and cash equivalents	2,125	417	2,542	4,549
Restricted cash	912	98	1,010	466
Prepaid expenses and other assets	50	-	50	490
Land inventory	17,072	9,214	26,286	40,989
T o t a l Current assets	20,159	9,729	29,888	46,494

Non-current Assets
Real estate properties	16,266	-	16,266	16,969
T o t a l non-current assets	16,266	-	16,266	16,969

T o t a l assets	36,425	9,729	46,154	63,463

Liabilities and Shareholders’ Equity
Current Liabilities
Current liabilities - Mortgage and other loans	9,962	3,468	13,430	25,391
Current liabilities - Loans from related parties	1,488	-	1,488	1,210
Other current liabilities	314	12	326	1,015

T o t a l current liabilities	11,764	3,480	15,244	27,616

Non-current Liabilities
Loans from related parties	4,227	-	4,227	4,315
T o t a l non-current liabilities	4,227	-	4,227	2,721
				7,036
T o t a l liabilities	15,991	3,480	19,471
				34,652
Shareholders’ Equity	(27)	322	295
Non-controlling interests	20,461	5,927	26,388	(1,278)
Total Shareholders’ Equity	20,434	6,249	26,683	30,089
T o t a l liabilities and stockholders’ equity	36,425	9,729	46,154	28,811

RISK FACTORS

Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, financial condition, liquidity, cash flows, results of operations and prospects and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us” and comparable phrases), the market price of our common stock could decline significantly, and you could lose all or part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Properties

We barely have an operating history, and the prior performance of our Company and Maple Heights GP, LLC may not be indicative of our future results.

We are a recently formed company and barely have an operating history. We currently have an ownership interest in twelve properties. Even though our Controlling Shareholders, our Manager, and Maple Heights GP, LLC have substantial experience in real estate investments, you should not assume that our performance will be similar to the past performance of other real estate investment opportunities sourced by these individuals or companies. Our lack of an operating history significantly increases the risk and uncertainty you face in making an investment in our common stock.

The illiquidity of real estate investments could significantly impede our ability to respond to changing economic, financial, and investment conditions or changes in the operating performance of our properties, which could adversely affect our business, financial condition, results of operations and cash flows.

Real estate investments are relatively illiquid and this lack of liquidity may limit our ability to react promptly to changes in the economy or other conditions. Significant expenditures associated with real estate investments, such as secured mortgage payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in the value of the property. As a result of the illiquidity of the real estate investments, we may not be able to sell a property or properties quickly or on favorable terms in response to changing economic, financial and investment conditions or changes in the property’s operating performance when it otherwise may be prudent to do so. We cannot predict whether we will be able to sell any property we desire to sell for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold, and we cannot provide any assurances that we will have funds available to correct such defects or to make such improvements. Our inability to dispose of assets at opportune times or on favorable terms could materially and adversely affect our business, financial condition, results of operations and cash flows. In addition, properties that we own may be subject to takings or eminent domain by the government, which could adversely affect our business, financial condition, results of operations and our ability to make distributions on, and the value of, our common stock.

In addition, our ability to dispose of properties could be constrained by their tax attributes. Properties which we own for a significant period of time may have low tax bases. If we dispose of these properties outright in taxable transactions, we may be required to pay tax on that gain, which, in turn, would impact our cash flow and increase our leverage. To dispose of low basis properties efficiently, we may from time to time use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes.

Our long-term growth depends in part on successfully identifying and consummating acquisitions of additional properties and the failure to make such acquisitions could materially impede our growth.

We intend to continue to develop and acquire properties from time to time consistent with our investment strategy as long as we believe such properties offer an attractive total return opportunity, even if real estate markets are not as favorable as they have been in the recent past. Except for the properties in our initial portfolio, you will have no prior opportunity to evaluate the economic merits or the terms of our investments before making a decision to invest in our common stock. We can provide no assurances that we will be successful in identifying attractive properties or that, once identified, we will be successful in consummating an acquisition.

We expect to finance future acquisitions through a combination of the use of retained cash flows, bank loan borrowings and offerings of equity and debt securities, which may not be available on advantageous terms, or at all. We may also acquire properties in exchange for partnership interests in our subsidiary partnerships. We may spend significant time and money on potential acquisitions, including those that we do not consummate. Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could materially impede our growth. If we are unsuccessful in locating suitable investments, other than the properties in our initial portfolio, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to make distributions on our common stock and we may not be able to meet our business objectives.

Potential declines in real estate valuations and impairment charges could materially and adversely affect our business, financial condition and results of operations.

We will continuously monitor events and changes in circumstances, including those resulting from an economic downturn that could indicate that the carrying value of the real estate and related intangible assets in which we have an ownership interest may not be recoverable. Examples of such indicators may include a significant decrease in market price, a significant adverse change in the extent or manner the property is being used or in its physical condition, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development or a history of operating or cash flow losses. When such impairment indicators exist, we review an estimate of the future undiscounted net cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition and compare it to the carrying value of the property. We consider factors such as future operating income, trends and prospects, leasing demand, competition and other factors. If our future undiscounted net cash flow evaluation indicates that we are unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based on numerous assumptions, including future operating income and property operating expenses and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to re-evaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our business, financial condition, results of operations and our ability to make distributions on, and the value of, our common stock.

Projections of expected future cash flows require management to make assumptions to estimate future operating income, property operating expenses and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount and capitalization rates, could result in an incorrect assessment of the property’s fair value and, therefore, could result in the misstatement of the carrying value of our related intangible assets on our balance sheet and our results of operations. Adverse market and economic conditions and market volatility will likely make it difficult to value the future properties owned by us, as well as the value of our intangible assets. As a result of adverse market and economic conditions and market volatility, there may be significant uncertainty in the valuation, or in the stability of, the cash flows, discount rates and other factors related to such assets that could result in a substantial decrease in their value.

Adverse economic or regulatory developments in the municipalities and states in which we are invested could negatively affect our business, results of operations and financial condition, and ability to make distributions on our common stock.

Our business is dependent on the condition of the economy in the municipalities and states in which we are invested. Following the completion of the formation transactions and this offering, the nine properties in our initial portfolio will be located in the Houston, Texas greater metropolitan area. This concentration may expose us to greater economic risks than if we owned a more geographically diverse portfolio. We will be susceptible to adverse developments in the economic and regulatory environments of the municipalities in which we are invested (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, rent control, variations in AMI, social unrest, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation). In addition, we will be subject to similar localized economic conditions with respect to our future investments. Such adverse developments could materially reduce the value of our real estate portfolio, and thus adversely affect our business, financial condition, results of operations, and our ability to make distributions on, and the value of, our common stock.

If we overestimate the value or income-producing ability or incorrectly price the risks of our investments, we may experience losses.

Analysis of the value or income-producing ability of the properties in our initial portfolio or any property we may acquire in the future is highly subjective and may be subject to error. Our Manager will value our potential investments based on yields and risks, taking into account estimated future losses on select commercial real estate equity investments, and the estimated impact of these losses on expected future cash flows and returns. In the event that we underestimate the risks relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Rent control and other changes in similar laws as well as variations in area median income (AMI) could adversely affect our operations.

The value of our properties may be adversely affected by changes in (i) rent control or rent stabilization laws or other similar residential landlord/tenant laws, or (ii) variations in AMI. Such changes could limit our ability to sell our properties to homebuilders. Depending on the nature of such laws or regulations or variations in AMI and the number of projects that become subject to any such resulting restrictions on rent increases, our revenues and net income could be adversely affected.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions on our common stock and lower the overall return on your investment.

We will rely upon our Manager’s real estate professionals to identify suitable investments. To the extent that our Manager’s real estate professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution. Additionally, the current market for properties that meet our investment objectives is often competitive. Except for the properties in our initial portfolio, you will have no prior opportunity to evaluate the terms of transactions or other economic or financial data concerning our future investments. You must rely entirely on the oversight and management ability of our Manager. We cannot be sure that our Manager will be successful in obtaining suitable investments on financially attractive terms. Furthermore, since we plan to acquire properties prior to the start of the development process, it will typically take several months to complete development and sell the properties to homebuilders and commercial contractors. Therefore, you may suffer delays in the receipt of distributions on our common stock attributable to those particular properties.

There may be a limited supply of undeveloped property assets for us to acquire and/or develop in our existing or target markets, and we will have to compete for opportunities with companies that are larger and have more resources than we do.

We intend to focus our acquisition and development efforts primarily on properties in attractive U.S. urban and suburban markets. As a result of our strategic focus on these locations and assets, there may be a limited supply of existing properties or vacant land that matches our selection criteria. We will have significant competition with respect to our acquisition of properties and other investments with many other companies, including REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors, many of which may have greater resources and name recognition than us. Consequently, we may not be able to compete successfully for investments. When we enter new markets or expand in markets where we and our Manager have only a limited presence and limited experience, we face competition from local real estate developers and market participants who may have more established local knowledge and relationships than we do. Such competition is significant, and our failure to successfully compete for the limited supply of properties or locations that match our selection criteria could materially and adversely affect our ability to grow.

In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire properties and other investments at higher prices than our competitors and/or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment in our common stock.

Furthermore, there may be changes in laws or regulations, or the interpretation thereof, impacting the availability or value of federal or state tax credits and other development incentives. Any decrease in the supply of these designated properties or the availability of tax credits or other development incentives, or any decrease in the investment value of tax credits or incentives, could further limit the availability or appeal of properties or locations in our target markets, which could materially and adversely affect our ability to grow, or cause us to alter our current strategy.

Our assets will be subject to the risks typically associated with real estate investments.

Our assets will be subject to the risks typically associated with real estate investments. The value of real estate may be adversely affected by a number of risks, including:

●	natural disasters such as hurricanes, earthquakes and floods;

●	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

●	adverse changes in national and local economic and real estate conditions

●	the impact of pandemics such as the recent outbreak of COVID-19 or other sudden or unforeseen events that disrupt the economy;

●	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective homebuilders and commercial contractors;

●	changes in governmental laws and regulations, fiscal policies, and zoning ordinances and the related costs of compliance and the potential for liability under applicable laws;

●	costs of remediation and liabilities associated with environmental conditions affecting properties; and

●	the potential for uninsured or underinsured property losses.

The value of real estate properties is typically affected significantly by their ability to generate cash flow and net income, which in turn depends on the potential amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the value that we can realize from our assets and our business, financial condition and results of operations, and on our ability to make distributions on, and the value of, our common stock could be adversely affected.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may have an adverse impact on the profitability of the properties in our portfolio.

Our business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of COVID-19. As a result of shutdowns, quarantines, actual viral health issues or loss of employment, we may be hindered in the operation of our business. In addition, we may incur costs in protecting our investment and completing development of our properties. Additionally, local and national authorities may expand or extend certain measures imposing restrictions on our ability to enforce contractual obligations. Local and national authorities may also reduce or discontinue stimulus and relief programs, implemented in response to such events, which may be providing benefits to our business partners and purchasers of our properties which may impact their ability to make their payments. Due to the COVID-19 pandemic, we have also incurred, and we may in the future as a result of COVID-19 or other epidemics, pandemics, outbreaks or other public health crises incur, an increase in operating expenses related to cleaning and sanitization supplies and temporary increases in our labor costs. In addition, our ability to complete the ground-up development or refurbishment of the properties in our initial portfolio may be inhibited due to social distancing or other restrictions implemented in response to such events. Restrictions inhibiting our employees’ ability to meet with existing and potential business partners and homebuilders may in the future further disrupt our ability to implement our business plan which could adversely impact our business. We may also face an increased risk of cyber attacks due to an increased reliance on remote working as a result of an epidemic, pandemic, outbreak or other public health crisis. In addition, the deterioration of global economic conditions and increases in unemployment as a result of an epidemic, pandemic, outbreak or other public health crisis may ultimately decrease pricing across our portfolio as potential homebuilders and commercial contractors reduce the scope of their activities.

Epidemics, pandemics, outbreaks or other public health crises have caused, and may cause in the future, severe economic, market and other disruptions worldwide. Market fluctuations may affect our ability to obtain necessary funds for our operations from lenders. In addition, we may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all.

The ultimate extent of the impact of any epidemic, pandemic, outbreak or other public health crisis, including the COVID-19 pandemic, on our business, financial condition and results of operations will depend on future developments, which are highly uncertain, and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak or other public health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic, outbreak or other public health crisis, such as the COVID-19 pandemic, could therefore materially and adversely affect our business, financial condition and results of operations.

Design, development, and construction risks could adversely impact our profitability.

We intend to acquire, invest in, and develop a portfolio of residential and commercial real estate properties. These activities may expose us to a number of risks that may increase our construction costs and decrease our profitability, including the following:

●	construction delays or cost overruns;

●	problems with the construction companies we hire to develop our properties and with their subcontractors, including delays in performance, defective performance, failure to perform and contract disputes, including disputes regarding change orders;

●	increased labor costs, labor shortages or labor disruptions;

●	increased construction commodity prices, particularly lumber, steel and concrete;

●	costs to address or remediate unforeseen or concealed structural deficiencies, termite damage or damage from other pests, environmental, health or safety hazards and other unanticipated problems not contemplated in a project’s budget;

●	inability to obtain, or delays in obtaining, necessary zoning, land-use, building, licenses, and other required permits, authorizations, inspections and approvals;

●	opposition from local community or political groups;

●	damage or alleged damage to adjacent property owners;

●	health and safety incidents, site accidents and structural failures, which may cause significant property damage, personal injury, or loss of life;

●	other difficulties related to construction in urban areas such as the need for heightened security measures, higher crime rates, vagrancy, parking and access constraints, protests, civil unrest, interruptions or failure of utilities;

●	difficulties complying with complex building codes and other local regulations; and

●	incurrence of costs related to the abandonment of development opportunities we pursue and subsequently deem unfeasible.

Our inability to successfully implement our development, redevelopment, architecture and design and construction strategy could adversely affect our results of operations and our ability to satisfy our financial obligations.

Ongoing requirements for capital improvements may reduce our profitability and adversely impact our liquidity.

Acquisitions and development of properties require significant capital expenditures, and properties that we acquire may need significant development and capital improvements at the time of acquisition or later. All of our properties require capital expenditures for development and upgrades to remain competitive. We will have ongoing needs for development and capital improvements with respect to the properties that we own. We may need to make developments and capital improvements to comply with applicable laws and regulations, to remain competitive with other properties and to maintain the economic value of our properties.

We may also undertake other developments, expansions or additions of new features at our existing properties that involve significant capital expenditures. We may not be able to fund developments and capital improvements solely from cash provided from our operating activities. Consequently, we will rely upon the availability of debt or equity capital to fund developments and improvements. Consequently, our ability maximize the value of our portfolio may be limited if we cannot obtain satisfactory debt or equity financing, which will depend on market conditions and our future performance. The costs of development and capital improvements we are required or choose to make could reduce the funds available for other purposes and may reduce our profitability and adversely impact our liquidity.

Many real estate costs are fixed, even if the value of our properties in the initial portfolio or any properties we acquire in the future decreases.

Many real estate costs, such as real estate taxes, insurance premiums, and maintenance costs, are not reduced when a property is not occupied, or other circumstances cause a reduction in property values. Even though our properties are not fully developed, we will still be obligated to pay real estate taxes, insurance premiums, and maintenance costs. In addition, any property we acquire in the future will not produce revenues immediately, and any such property’s operating cash flow may be insufficient to pay the operating expenses and, if financed with debt, the debt service associated with these new properties. If we are unable to offset real estate costs with sufficient revenues from our operations, our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

Increased competition and increased affordability of apartment homes could limit our ability to sell the properties we may acquire or develop.

The undeveloped properties that we plan on developing for residential use in our initial portfolio and any additional undeveloped properties we may acquire or develop will compete with numerous alternatives in attracting homebuilders and commercial contractors, including other developed properties. Competitive housing and commercial space in a particular area and an increase in the affordability of owner occupied single and multifamily homes and commercial space due to, among other things, declining housing and commercial rental prices, oversupply, mortgage interest rates and tax incentives and government programs to promote home ownership, could adversely affect our ability to sell our properties to homebuilders and commercial contractors.

Actions of any joint venture partners that we may have in the future could reduce the returns on joint venture investments.

We may enter into joint ventures to acquire properties and other assets. We may also develop other properties we may acquire in the future in joint ventures or in partnerships, or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

●	that our co-venturer or partner in an investment could become insolvent or bankrupt;

●	that such co-venturer or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

●	that such co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

●	that disputes between us and our co-venturer or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

Any of the above might subject a property to liabilities in excess of those contemplated and adversely affect our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

Our projects may encounter significant opposition from local community or political groups or unions, which may damage our goodwill and reputation and adversely affect our financial condition and results of operations.

We may from time-to-time face opposition from local community or political groups or unions with respect to the design, development, and construction of our properties. There is a risk that we may face potential opposition to future projects, which may delay or prevent their completion, increase costs, damage our reputation and potentially result in impairment of our goodwill. Moreover, any damage to our reputation may limit our ability to develop or maintain local relationships and community ties, which may affect our ability to acquire or develop new properties or obtain financing on favorable terms, and thereby lead to projects and operations that may not be optimal. As a result, if we are unable to effectively manage real or perceived issues that could negatively impact sentiments toward us, our results of operations and financial condition could be adversely affected.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could negatively and adversely affect our business, financial condition and results of operations and our ability to make distributions on our common stock.

Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under, or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from selling our properties. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce our revenues and consequently our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

We expect that all of our properties will be subject to Phase I environmental assessments at the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment. In addition, real estate-related investments in which we invest may be secured by properties with recognized environmental conditions. Where we are secured creditors, we will attempt to acquire contractual agreements, including environmental indemnities, that protect us from losses arising out of environmental problems in the event the property is transferred by foreclosure or bankruptcy; however, no assurances can be given that such indemnities would fully protect us from responsibility for costs associated with addressing any environmental problems related to such properties.

Costs imposed pursuant to governmental laws and regulations may reduce our revenues and the cash available to make distributions on our common stock.

Real property and the operations conducted on real property are subject to federal, state, and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties, or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. The condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make expenditures that adversely affect our cash flows.

The properties in our initial portfolio are, and the other properties we may acquire in the future will be, required to comply with the Americans with Disabilities Act (“ADA”). The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the United States government or an award of damages to private litigants, or both. We could be required to expend substantial funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with, and we may be restricted in our ability to develop our properties subject to, those requirements. The resulting expenditures and restrictions could have an adverse effect on our cash flows and our ability to make distributions on our common stock.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on an investment in our common stock.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. We will carry commercial liability and property insurance covering the properties in our initial portfolio. We expect to select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not expect to carry insurance for generally uninsurable losses such as loss from war. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced net income that would result in lower distributions on our common stock.

In addition, insurance may not cover all potential losses on properties that we may acquire, which may impair our security and harm the value of our assets. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of properties in our portfolio, which might decrease the value of such property.

Certain of our properties may be subject to ground leases. If these ground leases are terminated unexpectedly, our interests in such properties could be materially and adversely affected.

A ground lease is a lease of land, usually on a long-term basis, that does not include buildings or other improvements on the land. Normally, any real property improvements made by the lessee during the term of the lease will revert to the owner at the end of the lease term. We may acquire properties in the future that are subject to ground leases. If these ground leases were to expire or terminate unexpectedly, our interests in such properties could be materially and adversely affected.

Future disruptions in the financial markets or deteriorating economic conditions could adversely impact the commercial real estate market as well as the market for equity-related investments generally, which could hinder our ability to implement our business strategy and generate returns to you.

We intend to acquire a diversified portfolio of urban and suburban real property assets. Economic conditions greatly increase the risks of these investments. The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by an economic slowdown and downturn in real estate asset values and property sales. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can reduce volumes for many of our business lines. These economic conditions could result in a general decline in acquisition and disposition activity, as well as a general decline in the value of real estate and in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales and mortgage brokerage as well as revenues associated with investment management and/or development activities. In addition, these conditions could lead to a decline in property sales prices as well as a decline in funds invested in existing commercial real estate assets and properties planned for development.

Future disruptions in the financial markets or deteriorating economic conditions may also impact the market for our investments and the volatility of our investments. The returns available to investors in our targeted investments are determined, in part, by the supply and demand for such investments and the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility, the number of investors participating in the market may change at an accelerated pace. If either demand or liquidity increases, the cost of our targeted investments may increase. As a result, we may have fewer funds available to make distributions on our common stock.

During an economic downturn, it may also take longer for us to dispose of real estate investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our real estate investments may become impaired and we could record losses as a result of such impairment, or we could experience reduced profitability related to declines in real estate values. Further, as a result of our target leverage, our exposure to adverse general economic conditions is heightened.

These negative general economic conditions could reduce the overall amount of sale activity in the real estate industry, and hence the demand for our services. We are unable to predict the likely duration and severity of disruptions in financial markets and adverse economic conditions in the United States and other countries. Our revenues and profitability depend on the overall demand for our services from our clients. While it is possible that the increase in the number of distressed sales and resulting decrease in asset prices will eventually translate to greater market activity, an overall reduction in sales transaction volume could materially and adversely impact our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

All of the factors described above could adversely impact our ability to implement our business strategy and our ability to make distributions on, and the value of, our common stock.

Neither we nor our Manager has any prior experience operating a publicly-traded company and therefore we may have difficulty in successfully operating our Company.

Neither we nor our Manager has any prior experience operating a publicly-traded company. Our board of directors, our executive officers, and our Manager will have overall responsibility for our management and, while our directors, our executive officers, and our Manager have extensive experience in real estate marketing, development, management, and finance, none of our directors, nor our CEO or Manager has prior experience in operating our business in accordance with the requirements applicable to publicly-traded companies. We will be required to develop and implement substantial control systems, policies and procedures and we cannot assure you that our or our Manager’s past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate our company.

Our board of directors has approved broad investment guidelines for us and will not approve each investment and financing decision made by us unless required by our investment guidelines.

We are authorized to follow broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by us. Furthermore, transactions entered into by us may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. We have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our results of operations, or may otherwise not be in the best interests of our stockholders.

Our business strategies may not be effective or may change over time.

We may not be able to effectively improve our financial position and maximize the attractiveness of our properties in accordance with our business strategy. Even if we can appropriately gauge the needs and desires of homebuilders and commercial contractors or industry trends, we may not be able to execute our business strategies on a timely basis, if at all. In addition, we may not have sufficient capital or funding sources to fully pursue our business strategies. As a result, our strategies may not effectively grow our business or revenues as intended. We also may change our strategies over time and there can be no assurance that any new strategies will be effective.

We may be subject to litigation or threatened litigation, which may require us to pay damages and expenses or restrict the operation of our business.

We may be subject to litigation or threatened litigation in the ordinary course of business. In particular, we will be subject to the risk of complaints and threatened or actual litigation by contractors, developers and other professionals involved in the development of the properties in our initial portfolio or any other properties we may acquire in the future. We may also be subject to the risk of premises liability claims, which may give rise to litigation or governmental investigations, as well as claims and litigation relating to real estate rights or uses of our properties. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. The resolution of any claims could involve the payment of damages or expenses by us, which may be significant, or involve our agreement with terms that restrict the operation of our business. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share market price of, our common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage and could expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors, which could adversely impact our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

Our property taxes could increase due to property tax rate changes or reassessments, which may adversely impact our cash flows.

We will be required to pay certain taxes on our properties. The real property taxes on our properties may increase as property tax rates in jurisdictions in which our properties will be located change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay may increase substantially from time to time. If the property taxes we pay increase, our cash flow may be adversely impacted, and our ability to make distributions on our common stock to our stockholders could be adversely affected. ax changes in jurisdictions in which our properties will be located may have an adverse effect on us.

If we were deemed to be an “investment company” under the Investment Company Act, we may be required to institute burdensome compliance requirements, and the applicable restrictions could make it impractical for us to continue our businesses as conducted and could have a material adverse effect on our businesses.

An entity will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

●	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; or

●	absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We are engaged primarily in the business of purchasing properties, developing them, and then selling them, and not primarily in the business of investing, reinvesting, or trading in securities, and we do not intend to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are, or following this offering will be, an investment company as defined in section 3(a)(1)(A) of the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities,

each of which may make it difficult for us to complete our initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

If anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, the requirements imposed by the Investment Company Act, could make it impractical for us to continue our businesses as currently conducted, and would undermine the agreements and arrangements between and among us, our subsidiaries, and our Manager, or any combination thereof. In such a case, we could be required to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, all of which would have a material adverse effect on our businesses, financial condition, and results of operations.

Risks Related to Our Management Structure and Relationship with Our Manager

Except for our CEO and CFO who will be retained by us directly, we will have no employees and will be dependent upon our Manager for all the services we require, and we cannot assure you that our Manager will allocate the resources necessary to meet our business objectives.

Because we are “externally managed,” except for our CEO and CFO, we will not retain our own personnel, but will instead depend upon our Manager and its affiliates for most of the services we require. Our Manager will assist us in selecting and managing the acquisition of properties that meet our investment criteria; coordinating the sale of our properties; providing financial and regulatory reporting services; communicating with our stockholders, administering the payment of distributions to our stockholders and arranging for transfer agent services; and will provide us with all of our other administrative services. Accordingly, our success is largely dependent upon the expertise and services of the executive officers and other key personnel provided to us through our Manager.

We may be unable to obtain or retain the executive officers and other key personnel provided by our Manager to us.

Our success depends to a significant degree upon the executive officers and other key personnel that our Manager provides to us. In addition to the services of Itiel Kaplan, our Chief Executive Officer, and Ilanit Halperin, our Chief Financial Officer, we will also rely on other executive officers and key personnel that will be provided to us through our Manager. We cannot guarantee that all, or any particular one of these executive officers and other key personnel, will remain affiliated with our Manager and us. We do not separately maintain key person life insurance on any person. Failure by our Manager to retain any of the executive officers and other key personnel provided to us through our Manager and to hire and retain additional highly skilled managerial, operational and marketing personnel could have a material adverse effect on our ability to achieve our investment objectives, and could result in us incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting.

The management fee payable to our Manager pursuant to the management agreement is payable regardless of the performance of our portfolio, which may reduce our Manager’s incentive to devote the time required.

We pay our Manager a management fee pursuant to the management agreement based on the net asset value of our properties regardless of the performance of our portfolio of properties. Our Manager’s entitlement to non-performance-based compensation might reduce its incentive to devote the necessary time and efforts to our activities, which could result in a lower performance of our portfolio and materially adversely affect us.

There may be conflicts of interest in our relationships with our Manager and its affiliates, which could result in outcomes that are not in our best interests.

We may be subject to conflicts of interest arising out of our relationships with our Manager and its affiliates. Pursuant to the management agreement, our Manager is obligated to supply us with a management team. However, our Manager is not obligated to dedicate any specific personnel exclusively to us, nor are the personnel provided to us by our Manager obligated to dedicate any specific portion of their time to the management of our business.

Our and our Manager’s failure to identify and acquire properties that meet our investment criteria or the failure of our Manager to perform its responsibilities under the management agreement could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our ability to achieve our objectives depends on our and our Manager’s ability to identify and acquire properties that meet our investment criteria. Accomplishing our objectives is largely a function of the structuring of our investment process, our access to financing on acceptable terms, and general market conditions. Our stockholders will not have input into our investment decisions. All of these factors increase the uncertainty, and thus the risk, of investing in our common stock. Our executive officers and other key personnel provided to us through our Manager will have substantial responsibilities. In order to implement certain strategies, our Manager may need to hire, train, supervise and manage new employees successfully. Any failure by our Manager to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations, and our ability to make distributions to our stockholders.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us. Under the terms of the management agreement, our Manager, its officers, members and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except those resulting from acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of our Manager’s duties under the management agreement.

In addition, we have agreed to indemnify our Manager and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of such person’s duties under the management agreement. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Termination of the management agreement may cause us to be unable to execute our business plan.

Any termination of the management agreement would end our Manager’s obligation to provide us with executive officers and key personnel upon whom we rely for the operation of our business.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if they had been negotiated with unaffiliated third parties.

The management agreement with our Manager was negotiated between related parties and before our independent directors were elected, and the terms of the management agreement, including the fees payable to our Manager, may not be as favorable to us as if they had been negotiated with unaffiliated third parties. The terms of the management agreement may not reflect our long-term best interests and may be overly favorable to our Manager and its affiliates (other than us and our subsidiaries). Further, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager and its affiliates.

Risks Related to Our Financing Activities

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.

We may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs. We may not be able to obtain financing on favorable terms or at all. Any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

●	general market conditions;

●	the market’s perception of our growth potential;

●	our current debt levels;

●	our current and expected future earnings;

●	our cash flow and cash distributions; and

●	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make cash distributions to our stockholders.

Our organizational documents have no limitation on the amount of additional indebtedness that we may incur in the future. As a result, we may become highly leveraged in the future, which could adversely affect our financial condition.

In the future, we may incur indebtedness to finance future acquisitions and redevelopment and renovation projects and for general corporate purposes. There are no restrictions in our charter or bylaws that limit the amount or percentage of indebtedness that we may incur nor restrict the form in which our indebtedness will be incurred (including recourse or non-recourse debt or cross-collateralized debt).  A substantial level of indebtedness in the future could have adverse consequences for our business, results of operations and financial condition because it could, among other things:

●	require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures and other general corporate purposes, including to pay dividends on our common stock;

●	increase our vulnerability to general adverse economic and industry conditions and limit our flexibility in planning for, or reacting to, changes in our business and our industry;

●	limit our ability to borrow additional funds or refinance indebtedness on favorable terms or at all to expand our business or ease liquidity constraints; and

●	place us at a competitive disadvantage relative to competitors that have less indebtedness.

The agreements governing our indebtedness are likely to place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The agreements governing indebtedness that we may incur contain or may contain covenants that place restrictions on us and our subsidiaries. These covenants may restrict, among other activities, our and our subsidiaries’ ability to:

●	merge, consolidate or transfer all or substantially all of our or our subsidiaries’ assets;

●	sell, transfer, pledge or encumber our stock or the ownership interests of our subsidiaries;

●	incur additional debt or issue preferred stock;

●	make certain expenditures, including capital expenditures;

●	pay dividends on or repurchase our capital stock; and

●	enter into certain transactions with affiliates.

These covenants could impair our ability to grow our business, take advantage of attractive business opportunities or successfully compete. Our ability to comply with financial and other covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants or covenants under any other agreements governing our indebtedness could result in an event of default. Any cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. Upon the occurrence of an event of default under any of our debt agreements, our lenders could elect to declare all outstanding debt under such agreements to be immediately due and payable. If we were unable to repay or refinance the accelerated debt, our lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of any properties securing that debt, and the proceeds from the sale of these properties may not be sufficient to repay such debt in full.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in any property subject to mortgage debt.

Future borrowings may be secured by mortgages on our properties. Incurring mortgage and other secured debt obligations increases our risk of losses because defaults on secured indebtedness may result in foreclosure actions initiated by lenders and ultimately our loss of the properties securing any loans for which we are in default. If we are in default under a cross-defaulted mortgage loan, we could lose multiple properties to foreclosure. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. As we execute our business plan, we may assume or incur new mortgage indebtedness on our properties. Any default under any mortgage debt obligation we incur may increase the risk of our default on our other indebtedness.

An increase in interest rates would increase our interest costs on our variable rate debt and could adversely impact our ability to refinance existing debt or sell assets.

Future borrowings under our credit facilities will bear interest at variable rates. An increase in interest rates would increase our interest payments and reduce our cash flow available for other corporate purposes. In addition, rising interest rates could limit our ability to refinance debt when it matures and increase interest costs on any debt that is refinanced. Further, an increase in interest rates could increase the cost of financing, thereby decreasing the amount third parties are willing to pay for our properties, which would limit our ability to dispose of properties when necessary or desired.

In addition, we may enter into hedging arrangements in the future. Our hedging arrangements may include interest rate swaps, caps, floors and other interest rate hedging contracts. Our hedging arrangements could reduce, but may not eliminate, the impact of rising interest rates, and they could expose us to the risk that other parties to our hedging arrangements will not perform or that the agreements relating to our hedges may not be enforceable.

We may not be able to obtain credit facilities on favorable terms or at all.

We intend to enter into credit facilities with lending institutions following completion of this offering. Our ability to obtain credit facilities remains subject to satisfaction of the lenders’ due diligence, the negotiation of a definitive credit agreement, and other customary closing conditions. We may not succeed in obtaining the credit facilities on favorable terms or at all. Our failure to obtain credit facilities could adversely affect our ability to grow our business and meet our obligations as they come due.

Risks Related to Our Organization and Structure

Our Controlling Shareholders will be able to control the operations of the Company and may take different actions from actions sought by our other stockholders.

We project that our Controlling Shareholders will own approximately 70% of the outstanding shares of our common stock following this offering. The Controlling Shareholders will be independently able to control the operations of the Company, including control over all matters requiring stockholder approval.  This control over our affairs might be adverse to the interest of our other stockholders.  In addition, this concentration of ownership could delay or prevent a change in control and might have an adverse effect on the market price of our common stock.

Our board of directors may change our strategies, policies or procedures without stockholder consent, which may subject us to different and more significant risks in the future.

Our investment, financing, leverage and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without notice to or a vote of our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Under these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business and growth. In addition, our board of directors may change our policies with respect to conflicts of interest, provided that such changes are consistent with applicable legal requirements.

We may have assumed unknown liabilities, which, if significant, could materially and adversely affect us.

As part of our business, we may acquire properties that are subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Unknown liabilities might include claims of vendors or other persons dealing with such entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. Any unknown or unquantifiable liabilities that we have assumed for which we have no or limited recourse could materially and adversely affect us. For example, the costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could negatively and adversely affect our business, financial condition and results of operations and our ability to make distributions on our common stock. See “—Risks Related to Our Business and Properties—” as to the possibility of environmental conditions potentially affecting us.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interest.

Our charter eliminates the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Texas law. Under current Texas law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action.

However, for so long as our securities are traded on the TASE and an applicable exemption does not apply under the Israeli Securities Law, the liability of our directors and officers to us will not be limited for damages caused to us as a result of a breach of their fiduciary duty of loyalty to us, as set forth in our charter, or in connection with an action or transaction in which a controlling stockholder, as defined in the Israeli Companies Law, or any other director or officer has a personal interest within the meaning of the Israeli Companies Law.

In addition, effective upon completion of this offering, our charter and our bylaws will require us to indemnify our directors and officers for actions taken by them in his or her service or in certain other capacities to the maximum extent permitted by Texas law in effect from time to time and, for so long as our securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, the Israeli Companies Law. Indemnification agreements that we expect to enter into with our directors and executive officers will require us to indemnify such directors and officers for actions taken by them in his or her service to the maximum extent permitted by Texas law and Israeli law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited. In addition, we will be obligated to advance expenses incurred by our directors and our executive officers, and may, in the discretion of our board of directors, advance expenses incurred by our employees and other agents, in connection with legal proceedings

As a result, we and our stockholders have limited rights against our present and former directors and officers, which could limit your recourse in the event of actions not in your best interest. See “Certain Provisions of Texas Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.”

We could classify and reclassify unissued stock and issue stock without stockholder approval, which could prevent a change in our control and negatively affect the market price of our common stock.

Our board of directors, without stockholder approval, has the power under our charter to authorize us to issue authorized but unissued shares of our common stock and to classify or reclassify any unissued shares of our common stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. As a result, we may issue series or classes of common stock with preferences, distributions, powers and rights, voting or otherwise, that are senior to the rights of holders of our common stock. Any such issuance could dilute our existing common stockholders’ interests, or, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

In our charter and bylaws, we have adopted certain provisions intended to comply with the requirements of the Israeli Companies Law applicable to us that differ from the default provisions generally applicable to Texas corporations; certain of these provisions may be unenforceable and stockholder rights may be adversely affected.

Our charter and bylaws contain certain provisions intended to comply with the requirements of the Israeli Companies Law applicable to us that materially differ from the default provisions included in the Texas Business Organizations Code (“Tex. Bus. Org. Code”). While the Tex. Bus. Org. Code permits companies to adopt provisions that differ from the default provisions under the Tex. Bus. Org. Code, certain of the provisions contained in our charter or bylaws may be inconsistent with Texas public policy even if not statutorily inconsistent with the Tex. Bus. Org. Code and may not be upheld by the Texas courts in the event of a dispute.

Our Charter designates the courts of Tel Aviv Israel as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees and could discourage lawsuits against us and our directors, officers and employees.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the courts of Tel Aviv, Israel, will be the sole and exclusive forum for (a) any claim by a shareholder against the Company, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, or (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the Tex. Bus. Org. Code or our charter or bylaws. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers, or employees, which may discourage such lawsuits against us and our directors, officers, and employees. Nevertheless, there is uncertainty as to whether a court would enforce these exclusive forum provisions. Thus, if a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Our subsidiaries may be prohibited from making distributions and other payments to us.

All of our properties are owned, and all of our operations are conducted, by our subsidiaries. As a result, we depend on distributions and other payments from our subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to make such distributions and other payments depends on their earnings and cash flow and may be subject to statutory or contractual limitations. As an equity investor in our subsidiaries, our right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that we are recognized as a creditor of such subsidiaries, our claims may still be subordinate to any security interest in or other lien on their assets and to any of such subsidiaries’ debt or other obligations that are senior to our claims.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors may delegate such authority. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors also will establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. If, for example, our policy on debt is changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Any change in our policies may have an adverse effect on our business, results of operations, financial condition and ability to service our debt and to make distributions to our stockholders.

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our operating companies, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating companies or any member thereof, on the other. Our directors and officers have duties to our company under Texas law in connection with their management of our Company. At the same time, we and/or our Manager may have fiduciary duties and obligations to our operating companies and their members under applicable law and the operating agreements of our operating companies. The fiduciary duties and obligations owed to our operating companies may come into conflict with the duties of our directors and officers to our Company.

We are an “emerging growth company,” and we cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors, which could make the market price and trading volume of our common stock be more volatile and decline significantly.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An attestation report by our auditor would require additional procedures by them that could detect problems with our internal control over financial reporting that are not detected by management. If our system of internal control over financial reporting is not determined to be appropriately designed or operating effectively, it could require us to restate financial statements, cause us to fail to meet reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a significant decline in the market price of our common stock. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active, liquid and/or orderly trading market for our common stock and the market price and trading volume of our common stock may be more volatile and decline significantly.

Distributions from the Company in excess of earnings and profits may result in taxable gain.

Under generally applicable tax rules, distributions from our company in excess of our current or accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted tax basis of the stockholder’s common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a stockholder’s common stock, they will be treated as gain from the disposition of the shares and thus will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.

If we underestimate the amount of any U.S. federal withholding taxes payable with respect to any distribution paid by us to our non-U.S. stockholders, we may incur additional entity-level taxes, including penalties and interest, for any such under withholding.

With respect to distributions that we estimate to be payable out of our current or accumulated earnings and profits, we expect to withhold U.S. Federal income tax at the rate of 30% on any such distribution made to a non-U.S. stockholder unless a lower treaty rate applies or the distribution is income effectively connected with the non-U.S. stockholder’s trade or business, in each case, as properly certified on an applicable IRS Form W-8. If we underestimate the amount of any such distribution subject to such withholding that is payable out of our current or accumulated earnings and profits, we will nonetheless be liable for the withholding tax on such amount, which could include additional penalties and interest. If we are liable for any such under-withholding, we intend to withhold additional amounts on future distributions payable to the stockholder with respect to whom such under-withholding relates. However, no guarantees can be made that we will withhold on future distributions to such stockholders, and it may not be possible in all instances to withhold on such future distributions, for example, if such stockholder has subsequently transferred their shares or such under-withholding is in excess of such future distributions.

Risks Related to Our Common Stock and this Offering

There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop or be sustained following this offering.

Prior to this offering, there has not been any public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained following this offering or that our common stock will be resold at or above the initial public offering price. We intend to apply to have the common listed on the TASE and we do not expect an active trading market to develop in the United States.

The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of real estate companies and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies) and our financial performance.

We may not raise a sufficient amount of capital in this offering to meet our business objectives.

We are offering up to            shares of our common stock and there is no minimum number of shares of our common stock that must be sold in order for us to consummate this offering. Accordingly, the amount of money raised may not be sufficient for us to meet our business objectives. Moreover, if only a small amount of money is raised, all or substantially all of this offering proceeds may be applied to cover the offering expenses and we will not otherwise benefit from this offering. Additionally, if fewer than anticipated shares of our common stock are sold in this offering, but we nonetheless choose to complete this offering, there may not be enough shares to facilitate an active trading market for our common stock or to satisfy the minimum listing requirements established by the TASE.

The determination of the offering price of our shares is arbitrary and there is no assurance that the offering price of our shares properly reflects their value.

Prior to this offering there has been no public market for any of our securities. The public offering price of the shares was determined by our management following discussions with the underwriters. Factors considered in determining the offering price include: the value of our current assets, an internal valuation analysis of the Company, an assessment of our management and their experience; an assessment of our future prospects, an assessment of the real estate market, prior offerings of companies in our field, general conditions of the securities markets at the time of this offering; and other factors as were deemed relevant. Nevertheless, although we believe the valuation to be fair as of the date it was determined, the offering price established for our shares is arbitrary, may not be supported by the current value of our Company, our assets, or our prospects, and may not accurately reflect the value of the shares being offered.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the trading price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

●	our operating performance and the performance of other similar companies;

●	actual or anticipated differences in our quarterly or annual operating results than expected;

●	changes in our revenues or earnings estimates or recommendations by securities analysts;

●	publication of research reports about us or the real estate industry generally;

●	increases in market interest rates, which may lead investors to demand a higher distribution yield for shares of our common stock, and could result in increased interest expense on our debt;

●	actual or anticipated changes in our businesses or prospects;

●	the current state of the credit and capital markets, and our ability and the ability of potential purchasers of our properties to obtain financing on favorable terms;

●	potential conflicts of interest with our Manager and its affiliates;

●	the termination of our Manager or additions and departures of key personnel of our Manager;

●	increased competition in our markets;

●	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business or growth strategies;

●	the passage of legislation or other regulatory developments that adversely affect us or our industry;

●	adverse speculation in the press or investment community;

●	actions by institutional stockholders;

●	equity issuances by us, common stock resales by our stockholders, or the perception that such issuances or resales may occur;

●	actual, potential or perceived accounting problems;

●	changes in accounting principles;

●	failure to comply with the rules of the TASE or maintain the listing of our common stock on the TASE;

●	terrorist acts, natural or man-made disasters or threatened or actual armed conflicts; and

●	general market and local, regional and national economic conditions, including factors unrelated to our operating performance and prospects.

No assurance can be given that the market price of our common stock will not fluctuate or decline significantly in the future or that holders of shares of our common stock will be able to sell their shares when desired on favorable terms, or at all. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our business, results of operations, financial condition and trading price of our common stock.

There can be no assurance that we will be able to make or maintain cash distributions, and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders.

Our ability to make distributions in the future may be adversely affected by the risk factors described in this prospectus. We can give no assurance that we will be able to make or maintain distributions and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders. We can give no assurance that future acquisitions of real properties or other investments will increase our cash available for distributions to stockholders. In addition, any distributions will be authorized at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our taxable income, applicable law and such other factors as our board of directors deems relevant.

Distributions are expected to be based upon our financial condition, cash flows and liquidity, debt service requirements and capital expenditure requirements for our properties. Our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the per share trading price of our common stock.

Any distributions on our common stock will be subject to currency risk, which will be borne entirely by our stockholders.

We operate entirely within the United States and our financial results are reported in USD. However, distributions on our common stock, although calculated and declared by us in USD, will be paid in ILS. As a result, our stockholders will bear the currency risk associated with such distributions. We will not adjust the terms of our common stock to compensate for any changes in foreign currency exchange rates or policies.

The form, timing or amount of dividend distributions will be declared at the discretion of our board of directors. Our stockholders will receive payment, in ILS, at an exchange rate equal to the weighted average of the USD/ILS exchange rates of all the transactions (one or more) completed by the bank(s) through which the payment is converted to ILS on the third TASE trading day preceding the distribution payment date. As a result, our stockholders may be exposed to fluctuations in the USD/ILS exchange rate between the date on which the dividend distribution is converted from USD to ILS and the distribution payment date. This currency risk may affect the value of our common stock. Specifically, if the value of USD relative to ILS declines, the ILS equivalent of our distributions declared in USD will also decline. Therefore, distributions received by our stockholders will likely fluctuate each year, even if we pay the full distributions due and payable each year

The market price of our common stock could be adversely affected by our level of cash distributions.

We believe the market price of the equity securities of a real estate company is based primarily upon the market’s perception of the company’s growth potential, its current and potential future cash distributions, whether from operations, sales or refinancing, and its management and governance structure, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flows for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. If we fail to meet the market’s expectations with regard to future operating results and cash distributions, the market price of our common stock could be adversely affected.

Increases in market interest rates may result in a decline in the market price of our common stock.

One of the factors that will influence the market price of our common stock will be the distribution yield on the common stock (as a percentage of the market price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher distribution yield and higher interest rates would likely increase our borrowing costs and potentially decrease our cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

Future issuances of debt securities, which would rank senior to shares of our common stock upon our liquidation, and future issuances of equity securities, which would dilute the holdings of our then-existing common stockholders and may be senior to shares of our common stock for the purposes of making distributions, periodically or upon liquidation, may materially and adversely affect the market price of our common stock.

In the future, we may issue debt or equity securities or incur other borrowings. Upon liquidation, holders of our debt securities and other loans will receive a distribution of our available assets before holders of shares of our common stock. We are not required to offer any debt or equity securities to existing stockholders on a preemptive basis. Therefore, shares of our common stock that we issue in the future, directly or through convertible or exchangeable securities, warrants or options, will dilute the holdings of our then-existing common stockholders and such issuances or the perception of such issuances may reduce the market price of our common stock. Because our decision to issue debt or equity securities or otherwise incur debt in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or impact of our future capital raising efforts. Thus, holders of shares of our common stock bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings may materially and adversely affect the market price of shares of our common stock and dilute their ownership in us.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could reduce the price of our common stock and may dilute your voting power and your ownership interest in us.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Upon the completion of this offering, we expect to have outstanding                       shares of our common stock

The shares of our common stock that we are selling in this offering may be resold immediately in the public market in Israel unless they are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. Future sales of a substantial number of shares by our Controlling Shareholders, or the perception that such sales may occur, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, our charter will provide that we may issue up to 100,000,000 shares of common stock, with no par value per share. Future issuances of shares of our common stock or securities convertible or exchangeable into common stock may dilute the ownership interest of our common stockholders. Because our decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. In addition, we are not required to offer any such securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future issuances, which may dilute the existing stockholders’ interests in us.

Allocation of shares to successful applicants in a non-uniform offering or successful bidders in a uniform offering may result in a phenomenon known as the “winner’s curse”, and, as a result, investors may experience significant losses.

The allocation of shares to successful applicants in a non-uniform offering or successful bidders in a uniform offering may result in a phenomenon known as the “winner’s curse”. At the conclusion of this offering, applicants or bidders, as the case may be, that receive allocations of our common stock in this offering, may infer that there is little incremental demand for our common stock above or equal to the public trading price. As a result, successful applicants or bidders, as the case may be, may conclude that they paid too much for our common stock and could seek to immediately sell their common stock to limit their losses should the price of our common stock decline. In this situation, other investors who were not allocated shares may wait for this selling to be completed, resulting in reduced demand for our common stock in the public market and a significant decline in the price of our common stock. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in our common stock shortly after this offering.

Submitting an application in a non-uniform offering or a bid in a uniform offering does not guarantee an allocation of shares of our common stock.

Submitting an application in a non-uniform offering or a bid in a uniform offering does not guarantee an allocation of shares of our common stock. Acceptance of an interested investor’s application or bid, as the case may be, may depend on a number of factors, including:

●	whether the TASE regulations requiring minimum diversification of public holdings of our shares and other listing requirements are satisfied; and

●	the total number of shares offered to the public by this prospectus.

If we conduct a non-uniform offering, shares of our common stock will be allocated to investors at the discretion of the company in consultation with the underwriters.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment and leasing activities and trends affecting our business contain forward-looking statements. When used in this prospectus, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately,” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	general business and economic conditions;

●	continued volatility and uncertainty in the credit markets and broader financial markets;

●	other risks inherent in the real estate business, including potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters;

●	the impact of pandemics such as the recent outbreak of COVID-19 or other sudden or unforeseen events that disrupt the economy;

●	availability of suitable properties to acquire and our ability to acquire and develop those properties on favorable terms;

●	the degree and nature of our competition;

●	our failure to generate sufficient cash flows to service our outstanding indebtedness;

●	access to debt and equity capital markets;

●	fluctuating interest rates;

●	risks associated with associated with mortgage debt or unsecured financing or the unavailability thereof, which could make it difficult to finance or refinance properties and could subject us to foreclosure;

●	availability of, and our Manager’s ability to attract, retain and make available to us, qualified personnel or the termination of our Manager;

●	conflicts of interest with our Manager and its affiliates;

●	general volatility of the capital and credit markets and the market price of our common stock on the TASE;

●	changes in, or the failure or inability to comply with, government regulations and laws;

●	changes in U.S. tax law and other U.S. laws; and

●	additional factors discussed in the sections entitled “Business and Properties,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur as described, or at all.

USE OF PROCEEDS

We are offering up to         shares of common stock. There is no assurance that we will sell any particular amount of the shares of common stock offered in this offering. Assuming we sell all of the shares of common stock offered in this offering at an offering price per share of ILS        (approximately $        as of              , 2022), which is the Offering Price set forth on the cover of this prospectus, we estimate that the net proceeds to us from this offering will be approximately $      million, after deducting underwriting and/or distribution commissions and other estimated expenses payable by us.

The table below shows the intended net proceeds from this offering we expect to receive for scenarios where we issue various amounts of the shares. We may not be successful in selling any or all of the securities offered hereby. Although Orion, together with any other underwriters, will commit to purchase up to 25% of shares of our common stock offered by this prospectus, we may sell less than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us.

We expect to use any proceeds received from the offering for general corporate purposes, including working capital needs, set forth in our plan of operation as described below in Management’s Discussion and Analysis or Plan of Operation. Our officers and Directors will not receive any compensation for their efforts in selling our shares. Our management will have broad discretion in the application of the net proceeds of this offering. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of changes in our business plan. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds received from this offering temporarily until we use them for general corporate purposes.

We do not intend to use the proceeds to finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

Percent of Net Proceeds Received

		40%			60%			80%			100%
Shares Sold
Gross Proceeds		$9,020,000			$13,530,000			$18,040,000			$22,550,000
Less Offering Expenses	$(		)	$(		)	$(		)	$(		)
Net Offering Proceeds	$			$			$			$

The use of proceeds set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. We intend to use the proceeds of this offering in the manner and in order of priority set forth below (except for the fixed SEC and TASE reporting, legal, auditing, and transfer agent fees, which will be paid regardless of the proceeds received). All amounts listed below are estimates.

		40%	60%	80%	100%
Completion of Development (Phase 1) of Existing Projects		$220,000	330,000	440,000	550,000
Capital for Future Purchase Transactions		$2,000,000	3,000,000	4,000,000	5,000,000
Capital for Financing Phase 2 of Existing Projects		$2,000,000	3,000,000	4,000,000	5,000,000
Repayment of Existing Debt		$3,600,000	5,400,000	7,200,000	9,000,000
General Working Capital	$
SEC and TASE reporting, legal, auditing, and transfer agent fees	$
Total	$

The proceeds to be used to discharge indebtedness will be used to repay the existing debt of the Company described in “Certain Relationships and Related Person Transactions” below. The order of priority for the repayment of this debt will be determined by the debt’s interest rates, with the loans with the highest interest rates repaid first, i.e., the $3,000,000 loan from Katonti Ltd. and NDBS Investments LLC to Maple Farms GP LLC for the Maple Farms property with a maturity date of December 31, 2023, and an interest rate of 12%. Thereafter, the loans bearing an interest rate of 10% will be repaid.

Our offering expenses are comprised of legal and accounting expenses and transfer agent fees related to the offering.  Our Officers and Directors will not receive any compensation for their efforts in selling our shares.

We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We do not intend to use the proceeds to finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

In all instances, after the effectiveness of this registration statement, the Company will need some amount of working capital to maintain its general existence and comply with its public reporting obligations. Our Company estimates that we will need approximately $250,000 per year to cover expenses for public reporting, legal fees, accounting, auditing, and transfer agent fees.

In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions.

DISTRIBUTION POLICY

Any distributions we make will be at the sole discretion of our board of directors and will depend upon a number of factors, including our actual and projected financial condition, liquidity, results of operations, cash flow generated by our operations, operating expenses, debt service requirements, capital expenditure requirements, prohibitions and other limitations under our financing arrangements, our taxable income, restrictions on making distributions under applicable law, and such other factors as our board of directors deems relevant.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may constitute a return of capital or may be designated by us as qualified dividend income or capital gain.

For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, pursuant to our charter, distributions of dividends by us to our stockholders will be made in accordance with Texas law and the requirements of the Israeli Companies Law and the regulations promulgated thereunder applicable to the distribution of dividends,

For a discussion of the tax treatment of distributions to holders of our shares of common stock, see “U.S. Federal Income Tax Considerations”.

CAPITALIZATION

The following table sets forth (i) the actual capitalization of the Company as of September 30, 2022, and (ii) our capitalization as of September 30, 2022, as adjusted to give effect to this offering and the formation transactions, based on the assumed initial Offering Price. You should read this table in conjunction with “Use of Proceeds,” “Selected Historical and Pro Forma Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and our unaudited pro forma combined financial statements and related notes and the audited financial statements of the Company and related notes appearing elsewhere in this prospectus.

Although Orion, together with any other underwriters, will commit to purchase up to 25% of shares of our common stock offered by this prospectus, our unaudited pro forma condensed combined consolidated financial data does not give effect to the completion of this offering or our receipt of any net proceeds therefrom.

As of September 30, 2022
(dollars in thousands)	The Company	As Adjusted
Cash and cash equivalents:	$	$
Debt:
Mortgage notes payable, net(1)	$
Equity:
Equity
Common Stock, no par value per share(2)

Total equity

Total Capitalization	$	$

(1)	Mortgage notes payable, net, includes.

(2)	Common stock outstanding, as adjusted, includes shares of our common stock to be issued in this offering.

DILUTION

Purchasers of shares of our common stock in this offering will incur an immediate and substantial dilution in net tangible book value per share of their shares of our common stock from the initial public offering price per share, based on the Offering Price set forth on the front cover of this prospectus.

The difference between the initial public offering price paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock as of     , 2022 after taking into account the completion of this offering, the concurrent private placement and the formation transactions constitutes the dilution to purchasers in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

As of     , 2022, the Company’s historical net tangible book value was approximately $      million. As of     2022, our pro forma net tangible book value after taking into account the completion of this offering and the formation transactions would have been approximately $      million, or $     per share of our common stock (in each case, assuming an initial public offering price of $     per share, which is the initial public offering price set forth on the front cover of this prospectus. This amount represents an immediate dilution in net tangible book value per share of approximately $     per share of our common stock to purchasers in this offering.

The following table illustrates this per share dilution:

Initial public offering price per share	$
Net tangible book value per share as of September 30, 2022, after giving effect to our initial capitalization but before the formation transactions, this offering(1)	$
Net increase in net tangible book value per share attributable to the formation transactions, this offering	$
Pro forma net tangible book value per share after the formation transactions and this offering(2)	$
Dilution in pro forma net tangible book value per share to new investors(3)	$

(1)	Historical net tangible book value per share as of September 30, 2022, after giving effect to the transaction in which we were capitalized with an initial investment of $______ in exchange for _____ shares of our common stock.

(2)	Pro forma net tangible book value per share after the formation transactions and this offering was determined by dividing net tangible book value of approximately $ million by shares of common stock deemed to be outstanding after the formation transactions and this offering.

(3)	The dilution in pro forma net tangible book value per share to new investors was determined by subtracting pro forma net tangible book value per share after the formation transactions and this offering from the assumed initial public offering price paid by a new investor for our common stock.

A $1.00 increase (decrease) in the Offering Price set forth on the front cover of this prospectus, would increase (decrease) the pro forma net tangible book value per share after taking into account the completion of this offering, and the formation transactions by $     per share and the dilution by $     per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The information discussed in this paragraph is illustrative only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS

We are a recently incorporated Texas corporation that operates in Texas in the field of land development for residential and commercial construction. We purchase undeveloped land, and engage in the planning, development, and construction of necessary infrastructure, and then we sell ready-to-build lots to homebuilders, construction companies and real estate developers. Our focus is on land development for residential and commercial construction targeted to the middle-class.

Our strategy is to focus on acquiring appropriate properties; engaging in planning, engineering supervision, and development of these properties; and then selling the developed land to homebuilders and commercial contractors. We undertake horizontal development of undeveloped land in vibrant, supply-constrained markets, in circumstances where we believe we will be able to leverage our management team’s experience and relationships to generate strong risk-adjusted returns for our stockholders.

Our initial portfolio is comprised of 9 projects that are in the process of development planning and design. Our projects are in various pre-planning, planning and development stages, and consist of approximately 662 acres and more than 2,290 lots ready for the construction of single-family homes, as well as land parcels amounting to approximately 1,048 acres intended for value appreciation purposes and future development for residential and commercial use.

The Company focuses on two fields of activity, development for master planned communities, and real estate investment.

In addition to the nine initial properties, as of the date of this prospectus, we have entered into purchase and sale agreements to acquire several additional properties from third parties, which are currently undergoing due diligence activities. The estimated aggregate acquisition costs for these properties total approximately $26,864,207.

We finance our activities by having our subsidiary companies (i) raise capital in equity investment transactions and (ii) obtain acquisition loans and development loans to acquire and develop the properties.

Our goal in the next twelve months is to expand our activities by further developing the properties in our initial portfolio, acquiring new properties for development and investment, and repaying existing debt. We are raising capital in this offering to assist us in achieving our goal.

We intend to use the funds raised in this offering for the following activities:

●	Completion of development (phase 1) of existing projects.

●	Purchase of additional undeveloped properties.

●	Financing of phase 2 development of existing projects.

●	Repayment of existing debt.

●	General working capital.

Expenditures

The table in the section entitled “Use of Proceeds” above shows the intended net proceeds from this offering that we expect to receive for scenarios where we sell various amounts of the shares. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

We hope to sell all of the shares offered in this offering, but we believe that we would be able to execute our business plan if we sell 60% of the shares offered.  We will be unable to execute on our business plan if we sell less than 60% of the shares offered in this offering unless we raise funds from alternative sources.  We must sell at least % of the shares being offered to avoid losing money in this offering.

Sale of % of Shares Offered in this Offering: If we receive gross proceeds of $ , we will not have any funds available following payment of the costs related to this offering and we will not be able to implement our plan of operation as detailed in this section unless we raise funds from alternative sources.

Sale of 40% of Shares Offered in this Offering: If we receive gross proceeds of $9,020,000, we will only have $ available following payment of the costs related to this offering and we will not be able to implement our plan of operation as detailed in this section unless we raise funds from alternative sources.  We will need to raise additional funds to purchase new properties and finance phase 2 development of our existing projects.

Sale of 60% of Shares Offered in this Offering: If we receive gross proceeds of $13,530,000, we will have $ available following payment of the costs related to this offering, and while we will not be able to fully implement our plan of operation as detailed in this section unless we raise funds from alternative sources, we estimate that will have sufficient funds to complete development of phase 1 of our existing projects, acquire some new properties, and commence phase 2 development. While we will have to limit our spending, we estimate that we will have sufficient funds to expand our operations.

Sale of 80% of Shares Offered in this Offering: If we receive gross proceeds of $18,040,000, we will have $ available following payment of the costs related to this offering, and we expect to be able to complete most of the planned activities. However, we will have less money to spend on repayment of our existing debt, and we will not be as financially independent as we would have liked had we raised additional funds in this offering.

Sale of 100% of Shares Offered in this Offering: If we receive gross proceeds of $22,550,000, we will have $ available following payment of the costs related to this offering, and we will be able to fully implement our plan of operation as detailed in this section.

Milestones

Outlined below is a chronological itemization of the milestones that we intend to achieve over the next twelve months, assuming we sell 100% of the shares offered in this offering.  If we are able to sell only 40% of the shares offered in this offering, unless we raise funds from alternative sources, we will be unable to use the proceeds to complete any of the milestones detailed below.  If we are able to sell 60% of the shares offered in this offering, we expect to be able to complete a majority of the milestones set forth below, and unless we raise funds from alternative sources, we will not be able to acquire as many new properties as planned nor complete phase 2 development.  If we are able to sell 80% of the shares offered in this offering, we expect to be able to complete most all of the milestones; however, we will have less money to spend on repayment of debt.  In the event we do not sell at least 60% of the shares offered, unless we raise funds from alternative sources, we will have to defer working towards the achievement of the remaining uncompleted milestones until after we are able to raise additional working capital.

First Quarter –

●	Closing of purchase of two additional properties

●	Partial repayment of existing debt

●	Continued development of phase 1 of existing projects

Second Quarter –

During the second three-month period, we expect to achieve the following:

●	Closing of purchase of additional three properties

●	Partial repayment of existing debt

●	Continued development of phase 1 of existing projects

Third Quarter –

During the third three-month period, we expect to perform the following:

●	Closing of purchase of additional properties, as needed

●	Partial repayment of existing debt

●	Allocation of funds for the development of phase 2 of existing projects

●	Commencement of planning and design with respect to new properties acquired

Fourth Quarter –

During the fourth three-month period, we expect to perform the following:

●	Closing of purchase of additional properties, as needed

●	Partial repayment of existing debt

●	Allocation of funds for the development of phase 2 of existing projects

●	Allocation of funds for business development activities

●	Planning and design with respect to new properties acquired

General Working Capital

We may be wrong in our estimates of funds required in order to proceed with executing our general business plan described herein. In addition, the Company has at December 31, 2021, total liabilities of approximately $15,957, and may need to seek additional funds if this offering is not successful. Should we need additional funds, we would attempt to raise these funds through private placements or by the issuance of convertible debt or through loans from shareholders and third parties.

The Company currently has no arrangements with any entities with regard to raising additional funds or obtaining loans. We do not have any arrangements with potential investors or lenders to provide such funds and there is no assurance that such additional financing will be available when required in order to proceed with the business plan or that our ability to respond to competition or changes in the marketplace or to exploit opportunities will not be limited by a lack of available capital financing. If we are unsuccessful in securing the additional capital needed to continue operations within the time required, we may not be in a position to continue operations.

Critical Accounting Policies

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and consolidated statements of operations. Actual results may differ significantly from those estimates. See Note 2 in the consolidated financial statements.

Results of Operations

	For the nine-month period ended on September 30, 2022	For the three-month period ended on September 30, 2022	Period from incorporation on October 14, 2021 to December 31, 2021
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	10,830	5,923	-
Cost of Revenues	(6,278)	(4,522)	-
Gross profit	4,552	1,401	-
Operations Expenses
General and administrative	1,147	390	5
Interest expense	597	195	22

Total Operations Expenses	1,744	585	27

Income (loss) for the period	2,808	816	(27)

Total net comprehensive loss attributable to:
Equity holders of the company	(906)	(1)	(27)
Non-controlling interests	3,714	817	-
	2,808	816	(27)

Purchase or Sale of Equipment

We do not expect to purchase or sell any plant or significant equipment.

Liquidity and Capital Resources

We had a consolidated cash balance of $2,125 as of December 31, 2021. Since our inception, we have incurred losses. As of December 31, 2021, we had an accumulated deficit of $27. We have not achieved profitability and anticipate that we will continue to incur net losses until completion of our projects and the sale of our properties. We expect that our expenses will increase, and as a result we will need to generate significant revenue to achieve profitability.

Commitments and Contingencies

As of September 30, 2022, we had bank debts, trade payable, accounts payable and accrued expenses, shareholders loans and accrued severance pay owed.

We and our subsidiaries had contractual obligations consisted of the following as of September 30,2022.

Payment Due by Period as of September 30 , 2022

	Total		1-3 Years		4-5 Years	After 5 Years
	$		$
Related Party Loans		5,725		5,725
Mortgages and other Third Party Loans		28.112		28,112
Total Contractual Cash Obligations		$33,837		33,837	$--	$--

Income Tax Expense

The Company provides for deferred taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to operating loss and tax credit carry-forwards, as well as differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The major temporary differences are net operating losses. Due to historical losses on the accrual basis, the related tax assets are not recorded in our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions.

Dividend Policy

We have not paid, and do not expect to declare or pay, cash dividends in the foreseeable future.

MARKET OPPORTUNITY

Our activities are currently focused on the real estate market in the greater Houston metropolitan area.

In recent years, Texas has experienced positive migration inflows into the state, due in part to significant employment opportunities afforded by the gas and oil, construction, and service sectors. The energy industry is a core industry in the state’s economy, as Texas is the leading state in the US in the production of gas and oil (4.3% of gross oil production and 26% of the natural gas production), as well as a producer of wind energy (28% of wind energy production). Approximately 600,000 workers are employed in the energy sector in Texas. (Source: https://www.energy.gov/sites/default/files/2021-09/Texas%20Energy%20Sector%20Risk%20Profile.pdf).

In addition, the state of Texas is home to 49 Fortune 500 companies (Source: https://fortune.com), and, according to CNBC, in 2021 Texas was voted one of the 5 “Best States for Business” in the US (Source: https://www.cnbc.com/2021/07/13/americas-top-states-for-business.html). Although in 2020, in light of Covid-19, economic indices recorded a certain downturn, Texas recorded a recovery in 2021 as reflected by an increase in the GDP growth rate (3.7% as of the end of the third quarter of 2021) (Source: U.S. Bureau of Economic Analysis (BEA), https://www.bea.gov/), as well as a decline in the unemployment rate, which was approximately 5% as of the end of 2021, compared to 7.2% in the same period during 2020 (Source: https://www.bls.gov/regions/southwest/texas.htm#eag).

Accordingly, the real estate market in Texas has recorded significant growth in recent years, as reflected by the volume of sale transactions of residential real estate. In 2020, despite Covid-19, approximately 393,618 residential properties were sold (a figure slightly higher than said figure in 2019, pre-Covid-19), and as of the third quarter of 2021, the number of properties sold in Texas was approximately 313,508, compared to approximately 290,000 properties sold in the same period of 2020 (representing an increase of approximately 8%). The median price in such transactions increased by approximately 16.9%, to approximately US$310,000 (Source: https://www.texasrealestate.com/market-research/quarterly-housing-report/). As of November 2021, the housing price index in Texas has increased by 18.6%, as compared with the same period in 2020 (Source: https://www.recenter.tamu.edu/articles/technical-report/Texas-Housing-Insight).

Despite the recent positive migration inflows into the state, given the large territory of Texas, the population density is low, at approximately 105.2 people per square mile (26th among US states in terms of density). This fact, combined with the topographic characteristics of the state (most of which is flat), suggest a widespread supply of land in the state suitable for construction. To meet the demand for residential real estate in Texas, over the last several years the number of permits for the construction of single-family properties in the state has increased each year, with approximately 167,699 construction permits for single-family properties being issued in 2021, as compared to approximately 159,066 in 2020 (Source: https://www.recenter.tamu.edu/data/building-permits/#!/state/Texas).

The Houston metropolitan area is the largest city in the State of Texas and the fourth largest city in the US. The city itself has a population of approximately 2.3 million people, while the population of the metropolitan area is estimated to be approximately 7 million people. Over the last decade, an increase of approximately 20% was recorded in the population of the metropolitan area (Source: https://issuu.com/zondaevents/docs/2022_tx_belfiore_report_proof1), while 2021 alone recorded a growth of approximately 1.24%. (Source: https://worldpopulationreview.com/us-cities/houston-tx-population).

The Houston metropolitan area is enjoying high employment rates. In 2021, the unemployment rate in the city was approximately 4.8%, and approximately 151,800 jobs were added in the metropolitan area, a figure reflecting an increase of 5.1% as compared with 2020 (Source: https://www.bls.gov/regions/southwest/tx_houston_msa.htm#eag).

Concurrently with the population growth and the high employment rate in the Houston metropolitan area, the real estate sector has also been characterized by ongoing growth and development. A combination of increased demand for housing and a lack of supply has led to a reduced average time to sell a house (from 48 days to 39 days) as of 2021, as well as an increase of approximately 9.3% in the number of acquisition transactions of residential units in the metropolitan area during January 2022, as compared with the same period in 2021 (an increase of approximately 61.2% as compared with January 2017). The increase in the demand for housing is also reflected in the increase in the median price of single-family homes, which as of January 2022 was approximately US$310,000 per unit (an increase of approximately 41.6% over the past five years) (Source: https://www.houston.org/houston-data/monthly-update-home-sales), and in the increase in the number of permits provided for the construction of single-family properties (approximately 3,887 construction permits provided in November 2021). In this regard, among Texas districts, the Houston metropolitan area was ranked at the top of the list of localities providing permits for the construction of single-family properties (Source: https://www.recenter.tamu.edu/articles/technical-report/Texas-Housing-Insight among Texas districts).

DESCRIPTION OF BUSINESS AND PROPERTIES

The Company operates in the field of land development for residential and commercial construction. We purchase undeveloped land (i.e., land that is not connected to infrastructure and not assigned any defined use), and engage in the planning, development, and construction of necessary infrastructure. We then sell the ready-to build lots of land to homebuilders, construction companies and real estate developers

We specialize in locating, purchasing, developing, and then selling undeveloped plots of land for the development of residential neighborhoods, commercial buildings, and other uses. The Company has an ownership interest in nine (9) projects that are in the process of development planning and design. Our projects are in various pre-planning, planning and development stages, and consist of approximately 662 acres and more than 2,290 lots ready for the construction of single-family homes, as well as land parcels amounting to approximately 1,048 acres intended for value appreciation purposes and future development for residential and commercial use. In addition, the Maple Heights project includes approximately 211 acres and about 900 lots for the construction of housing units, for which we expect to complete development by 2023. In addition to our initial portfolio, we maintain an acquisition pipeline of additional prospective investments, focused on assets in high growth metropolitan areas with close proximity to mass transportation, healthcare, and social infrastructure.

The Company’s activity includes locating and purchasing undeveloped plots of land which as of the time of their purchase are not suitable for development and construction. The Company prepares the undeveloped land for construction by working with various planning entities to prepare the land and utilize rights for construction, finances the development of infrastructure (connection to water and sewage), builds roads and access and public spaces, and then sells such plots of land after these preparations to developers and various construction companies which build residential and commercial buildings on the land.

Following the consummation of the formation transactions, we will be managed by Itiel Kaplan, our chief executive officer, and Ilanit Halperin, our chief financial officer, with the assistance of management services to be provided by Maple Development Group, LLC (our “Manager”), an affiliate of our Controlling Shareholders.

Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, single purpose entities, typically a LLC or a LP, established by the Company for each project which hold, directly or indirectly, the title in each property (each a “Property Company”)

Upon completion of this offering, the Controlling Shareholders will beneficially own approximately % of our Company on a fully diluted basis, which we believe aligns their interests with those of our stockholders.

The Company currently operates in one geographic region, the greater Houston, TX metropolitan area.

The Company focuses on two fields of activity, development for master planned communities, and real estate investment.

Master Planned Communities

Most of the Company’s projects may be characterized as being in the field of master planned communities. Master planned communities are a form of development envisioned and delivered as a self-contained, unified community, with clear boundaries and a full range of land uses, employment opportunities, and public facilities and services. Master planned communities are frequently built on the edge of existing metropolitan areas.

There is no single, accepted definition to describe master planned communities.  Most master planned communities will have a consistent design character, while allowing for some varieties of design styles, home sizes, prices, and lot sizes to cater to multiple segments of the market and allow space for the diversity that can help create the feel of community. Master planned communities are frequently developed by a single-development entity, though many developers will allow separate builders to create these smaller subdivisions so that each one is unique and offers residents something different from the others.

As part of master planned communities, an entire neighborhood is planned, including all the services and infrastructure required to create an actual community, such as public services, schools, retail and recreational areas, parks and swimming pools, sport centers, and sometimes even employment centers. Master planned communities are widescale projects which may include up to tens of thousands of residents and require several years for development. They are often developed in phases, such that in each phase of the project the relevant infrastructures and public areas for that particular phase are developed.

The Company currently focuses on projects for master planned communities that offer housing at entry/affordable price levels, typically in the range of US$200,000 to US$300,000 per residential unit (selling price to a resident) which are designed for middle-class residents.

To create a comprehensive community fabric, projects for master planned communities usually include advance planning of areas designated for retails, recreation, and employment, which are located around the residential areas of the project.

Master Planned Communities Stages

The development of projects for master planned communities typically entails several stages.

Locating land and analyzing feasibility. The first stage involves locating potential land for a project and analyzing the feasibility and potential of the land. After locating potential land, the Company performs a feasibility and adaptability examination of the land by comprehensively analyzing the fundamental components of the land, including topographic aspects, environmental aspects, proximity to major transportation routes and employment regions, and the existence of any oil & gas lines.

Planning and obtaining rights to the land. The second stage involves planning and utilizing the potential construction rights on the land. The Company works with the various relevant planning entities and municipal authorities to review land use and zoning rules and regulations, and to determine the permits and approvals that need to be obtained to acquire the rights and entitlements to develop and build on the land, including land certificate of rights, zoning approval, environmental and engineering approvals, road construction plans, connection to infrastructure, green zones, etc. Typically, the Company initiates the planning and rights utilization efforts as part of the due diligence process executed by the Company for each potential land, after signing a non-binding agreement to purchase the land but prior to closing the purchase of the land.

Financing the project. Upon the completion of the second stage, the Company plans the financing structure for the project. In Texas, financing typically involves partnering with the use of Municipal Utility District (“MUD”) entities. Using MUD entities to finance a significant portion of the infrastructure development costs of the project enables the project to be financially feasible.

Branding the project – In this stage, the Company brands and positions the project for marketing. This stage includes setting forth design and architectural characteristics which position the project in the marketplace.

Developing infrastructure and public spaces – In this stage, the Company develops the water and sewage infrastructure, facilities to treat sewage, roads and highways, and sometimes also parks and green regions.

Parcellation of lots – Following the preparation of the land for construction, the Company apportions the land into lots for sale.

Sale of parcels to construction contractors – In this stage, the Company sells the ready-to-build lots to home builders, who build the houses and who market and sell them to the end customers, i.e., the buyers of residential units.

Given the comprehensiveness of projects for master planned communities, these projects are often divided into phases. As each phase ends and is marketed to home builders, the work on the next phase begins.

Municipal Utility Districts (MUDs)

To encourage private investments in comprehensive residential construction projects, certain states in the US, including Texas, have established statutory entities known as Municipal Utility Districts (“MUDs”). . The purpose of a MUD is to serve as a municipal authority in regions located outside of the city jurisdiction, to facilitate, finance, and operate infrastructure for comprehensive residential projects such as master planned communities.

A private developer that wishes to develop a master planned community project in a region that is not connected to the local infrastructure may reach out to the MUD in the project’s proximity to finance such development of infrastructure, or may create a new MUD in accordance with the Texas state regulations. As the project progresses, the MUD may reimburse the developer for some of the infrastructure development costs of the project, which enables the project to be financially feasible for the developer. The MUD, in turn, will finance the infrastructure development costs by issuing municipal bonds to be repaid by the MUD to the bond holders by the collection of a designated tax from the residents of the master planned community (the “MUD Tax”).

Where there is no MUD proximate to the land designated for a master planned community project, the developer may initiate the establishment of a MUD to finance the infrastructure development costs of the project.

Currently, there are more than 1,100 MUDs in the State of Texas. Most of these MUDs are located in the proximity of the Houston metropolitan area, and they have significantly contributed to the urban development of the region over the past several decades.

Establishing a MUD - A MUD is typically established by a private developer that is interested in developing a specific tract of land as part of a comprehensive residential project such as a master planned community. The request to establish a MUD is directed to either (1) the Texas Legislature; or (2) the Texas Commission on Environmental Quality (“TCEQ”) in accordance with the provisions of the Texas Water Code. In general, to establish a MUD in the exterritorial jurisdiction of a specific municipality, the consent of the municipality for the establishment of the MUD is required prior to summitting a request to the TCEQ. As part of the request to establish a MUD, the private developer must deliver to the municipality the infrastructure plans the private developer intends to implement in the relevant project and the terms of the municipal bonds to be offered and issued by the MUD.

Managing a MUD - A MUD is managed by a board of directors (typically 5 members), all of whom own property in the region in which the MUD operates or are residents of the region (the “MUD Board”). Generally, on the establishment date of the MUD and up until an advanced phase in the life cycle of the relevant project, the MUD Board includes a representative of the private developer. The MUD Board has the authority to make decisions and take financial and operational actions with regard to the MUD. Typically, a MUD Board engages various consultants and contractors that actually execute the MUD activities. As the MUD advances, the MUD Board members are elected from time to time by property owners and residents of the region under the jurisdiction of the MUD entity to serve 4-year terms. The terms are staggered so that elections for the MUD Board take place every two years.

Reimbursement by the MUD - The MUD generally undertakes to reimburse the private developer by up to 100% of the eligible public facilities costs for developing the infrastructure invested by the private developer in the project. The reimbursement of the private developer is funded by the issuance of municipal bonds. The reimbursement of the private developer is paid according to a payment schedule linked to progress made with building the infrastructure.

Municipal Bonds - To finance the reimbursements to the developer, the MUD issues municipal bonds to the public. To fund the repayment of the municipal bonds, the MUD applies a designated tax to the residents and property owners within the MUDs boundaries, based on the assessed value of the property (the “MUD Tax”). The issuance of municipal bonds is subject to TCEQ approval and to the following conditions: (a) the private developer must complete the construction of water, sewage, and drainage infrastructure that the Municipal Bonds are intended to fund; (b) the private developer must complete all the streets and roads leading to the regions served by the water, sewage and drainage infrastructure; (c) the developer must complete at least 25% of the expected value of the houses, buildings and/or improvements included in the plans presented to the TCEQ for approval; and (d) the bond application must present data demonstrating that the value of the lands and the current and future improvements made therein shall suffice to support the implementation of the MUD Tax in reasonable rates sufficient for repayment of the principal and interest payments of the municipal bonds. The MUD may issue municipal bonds for designations other than building infrastructure, such as financing maintenance, repairs, and upgrades of current infrastructure, repayment of current bonds (refinancing), as well as financing fire department services, and building parks and roads. In addition, a MUD may issue short-term bonds (generally for a one-year period) known as Bond Anticipation Notes (“BAN”), which are not secured by future tax payments but rather by an undertaking by the MUD to issue municipal bonds within a specified time period to refinance the BAN. The BAN functions as a form of bridge financing which allows greater flexibility in the reimbursement of the private developer’s costs.

Annexing a MUD by the local municipality - In accordance with Texas law, in the event of the expansion of a municipality’s jurisdiction into a region under the jurisdiction of a MUD, the local municipality is required to annex the MUD. If issued municipal bonds have not been fully repaid, the local municipality shall take upon itself the balance of the outstanding municipal bonds and reimburse the developer for any infrastructure work built which the municipal bonds were intended to finance.

Real Estate Investment

In addition to projects for master planned communities, the Company acquires undeveloped land for value appreciation. These properties are not part of projects for master planned communities. are not part of projects for master planned communities. The Company may hold these properties and resell them in the future after their value has increased or the Company may engage in infrastructure development, similar to the Company’s activities in the master planned communicates field.

The Company’s activities in the field of real estate investment are complementary to its activities in the field of development for master planned communities. The Company’s real estate investment projects may relate to land that is proximate to the land that forms part of a project for a master planned community or the land may be separate and independent from a project for a master planned community.

Development Phases

The Company develops its properties in two phases. Phase 1 includes: due diligence and review of municipal agreements; land acquisition, planning and design of roadways, drainage, water, and sewer facilities; permitting and construction bidding; contract executions with site development contractors; and preparation of lot sales agreements with homebuilders.

Phase 2 includes: horizontal construction, which is comprised of clearing and grubbing, detention pond excavation, grading, installation of water, sewer, and drainage lines, paving of roads and sidewalks, and construction of water and wastewater plants; gas, electrical and telecom supply; landscaping of open spaces and parks; branding and marketing; and lot sales to homebuilders.

The table below sets forth our estimated capital requirements to complete Phase 1 and Phase 2 of our master planned community properties that are currently in the planning phase and of our Maple Farms property which we will be developing even though it is not part of a master planned community:

	Estimate of Total Capital Required
Project	Phase 1	Phase 2
Maple View	$3,834,447	$1,730,459
Pecan Ranch	$3,561,774	$3,982,784
Maple Grove	$6,753,372	$4,943,681
Maple Woods	$4,624,543	$3,354,292
Maple Reserve	$8,062,791	$6,302,832
Maple Park	$4,408,328	$3,434,752
Maple Farms	$11,580,046	$300,057
Total	$42,825,301	$24,048,857

Financing

The Company’s operations are financed through the issuance of equity in equity financing transactions with investment funds and by obtaining senior loans from banks and financial institutions.

Generally, in the development projects for master planned communities, the Company raises up to approximately 35% of the capital required to purchase, initiate, and develop a project from equity financing transactions with investment funds that invest through dedicated companies formed for each specific real estate investment, which dedicated companies invest in the single purpose entities, typically a LLC or a LP, established by the Company for each project which hold, directly or indirectly, the title in the property (each a “Property Company”).

Acquisition Loans

In addition to the funds raised by private investors, each Property Company takes out loans from banks and financial institutions. Generally, each Property Company finances the purchase of land through senior loans known as acquisition loans for periods of up to three years, subject to an option to extend. The loans are non-recourse loans, with no recourse to the Property Company. Most of these loans are secured, inter alia, by a first-ranking pledge on the property through several instruments such as: a vendor’s lien, a deed of trust, and a security agreement. Acquisition loans are generally secured by a guarantee provided by one of the Controlling Shareholders for the full amount of the principal. Generally, loans finance up to 60% of the land acquisition costs. Some of the loans are “balloon” loans; i.e. the borrower makes monthly interest-only payments over the loan term, and the principal amount is paid in a lump sum at maturity, while other loans are repaid in fixed monthly principal and interest payments according to amortization schedules.

The loan agreements typically give the borrower an option to repay the loan before the due date, without a prepayment penalty.

In general, close to the final repayment date of the loan, the Company repays the acquisition loan by taking a development loan for the purpose of developing the land.

As of December 31, 2021, the average annual interest rate on acquisition loans provided to the Company’s Property Companies was 4.875%.

Development Loans

To finance the development of property following the completion of the planning stage, the Property Company obtains development loans, which are typically short-term, variable interest loans in line with the planned development period, whether for the entire project or for the relevant phase of the project for which the loan is taken (often with an option to extend the loan until the completion of development). Development loans are generally secured by a guarantee provided by one of the Controlling Shareholders for the full amount of the principal and/or a guarantee to complete the development of the project. The development loan agreement also includes a lien on the land in favor of the lenders and an assignment by way of a pledge on various rights relating to the project. The development loan agreement also includes restrictions on the distribution of cash flows deriving from the property. In practice, this restriction has no material impact on the Company since these loans are intended only for the development of the property and during the term of the loan the property will not be generating any revenue for the Company.

In accordance with some of the loans taken by the Company’s Property Companies, the borrower, and the guarantor, as applicable, have undertaken to maintain certain financial ratios, such as a debt service coverage ratio, a minimum net worth ratio, and a minimum liquid asset ratio. These financial ratios are usually reviewed on a quarterly basis and if not satisfied may be remedied, insofar as required, through partial repayment of the debt. Upon the expiry of the remedy period defined in the loan agreement, an uncured breach of a financial ratio may constitute grounds for calling the loan due and payable or constitute a trigger for the transfer of proceeds from the property to designated deposit accounts controlled by the lender. Compliance with the financial ratios (or more stringent ratios) for a period of several months will generally cancel the aforesaid trigger and the funds deposited in the designated deposit accounts will be released back to the Company.

As of September 30, 2022, and the filing of this registration statement, all of the Company’s Property Companies and the guarantors are in compliance with all the financial covenants stipulated in the loan agreements of the Property Companies.

The table below lists the outstanding loans obtained by the Company and its subsidiaries from banks:

Borrowing Entity	Loan Principal	Annual Interest	Amount Outstanding as of 9/30/2022	Due Date	Lender
Maple Heights Development LLC	$4,800,000	Prime+ 1%	$1,198,000	12/5/2028	BancorpSouth Bank
Maple View Development LLC	$2,128,041	Prime+ 1%	$2,128,041	12/28/2024	Plains State Bank
Maple Grove Development LLC	$5,397,000	Prime+ 1%	$3,516,891	12/08/2023	Independent Financial Bank
Pecan Ranch Development	$2,220,043	Prime+ 1%	$2,220,043	12/10/2023	Plains State Bank

The table below lists the outstanding loans obtained by the Company and its subsidiaries from shareholders and other 3rd parties:

Borrowing Entity	Loan Principal	Annual Interest	Amount Outstanding as of 09/30/2022	Due Date	Lender
Maple X	$234,000	10%	$234,000	3/26/2024	Debt Fund 3 Investors LLC
Pecan Ranch West LLC	$1,217,000	10%	$1,217,000	3/26/2024	Debt Fund 3 Investors LLC
Pecan Ranch West LLC	$584,000	10%	$584,000	5/15/2024	Debt Fund 3 Investors LLC
Pecan Ranch West LLC	$128,000	10%	$128,000	5/15/2024	Debt Fund 3 Investors LLC
Pecan Ranch GP LLC	$249,000	10%	$249,000	3/26/2024	Maple Fund 1 LLC
Pecan Ranch Square LLC	$1,196,000	10%	$1,196,000	12/10/2023	Debt Fund 3 Investors LLC
Pecan Ranch North LLC	$39,000	10%	$39,000	3/26/2024	Debt Fund 3 Investors LLC
Pecan Ranch North LLC	$32,000	10%	$32,000	12/10/2023	Debt Fund 3 Investors LLC
Pecan Ranch North LLC	76,000	10%	76,000	5/15/2024	Debt Fund 3 Investors LLC
Maple Farms GP LLC	$95,000	10%	$95,000	5/16/2024	Debt Fund 3 Investors LLC
Maple Farms GP LLC	$3,000,000	12%	$3,000,000	12/31/2023	Katonti Ltd. and NDBS Investments LLC
Maple Farms GP LLC	$126,000	10%	$126,000	5/16/2024	Debt Fund 3 Investors LLC
Maple Grove GP LLC	$456,000	10%	$456,000	3/26/2024	Maple Fund 1 LLC
Maple Grove Square LLC	$662,000	10%	$662,000	12/8/2023	Debt Fund 3 Investors LLC
Maple Reserve Square LLC	$262,000	10%	$262,000	9/30/2024	Debt Fund 3 Investors LLC

The table below lists the outstanding loans obtained by the Company and its subsidiaries from the seller of the Pecan Ranch North property and the Maple Reserve property:

Borrowing Entity	Loan Principal	Annual Interest	Amount Outstanding as of 09/30/2022	Due Date	Lender
Pecan Ranch North LLC	$2,855,000	0%	$2,855,000	6/10/2023	SH 288 & 476 Partners LTD
Maple Reserve LLC	$10,000,000	10%	$10,000,000	7/5/2023	Waller 381 Trust

Infrastructure Development

To develop the required infrastructure for each property, the Company retains various contractors and consultants for the performance of the infrastructure development work, including groundworks, building roads, building sewage facilities, and building water pumping facilities. For a master planned community project, such engagements are generally made by the Company on behalf of the relevant MUD and in accordance with the regulations applicable to the MUD for such engagements, including the requirement to publish tenders for each project. The Company usually bears the development costs and pays the contractors as the works progress, with the Company being reimbursed by the MUD for most of the Company’s infrastructure development costs after the MUD issues municipal bonds for the project.

However, the costs expended for developing gas, DSL, and electricity infrastructure are generally not subject to reimbursement by the MUD. With regard to gas and DSL infrastructure, the Company engages with local suppliers of gas and DSL services for the development of the necessary infrastructure, with the gas and DSL suppliers bearing the cost of infrastructure development (in whole or in part), in consideration for the exclusive right to offer their services to the future residents of the relevant project. Additionally, in accordance with these agreements, the Company generally is entitled to receive royalties for meters installed and actual consumption in the project for several years, which royalty agreements generate income for the Company.

With regard to the development of electricity infrastructure for a specific project, the Company engages with the local utility provider which is supervised by the relevant local public utility commission. Generally, the Company bears the costs of developing the infrastructure and connecting the project to the relevant electricity supplier.

Our Properties

Master Planned Community Properties

Name of Property	Location	Ownership Percentage in the Property	Profit Participation Percentage (including Promote Allocation*)	Status / Stage	Size (Acres)	Residential Lots	Acquisition Date	Purchase Price	Debt as of 9/30/2022		Projected Completion Date
Maple View	Alvin, Brazoria County, TX	5%	33.4% right to profits	Planning and Permits	235	800	12/29/2021	$3,529,215	$2,128,000		3/31/2028
Maple Grove	Pattison, Waller Country, TX	5%	38.4% right to profits	Planning and Permits	257	1,000	12/8/2021	$9,004,854	$3,517,000		3/31/2028
Pecan Ranch	Bonney, Brazoria County, TX	5%	36.8% right to profits	Planning and Permits	169	500	12/10/2021	$3,700,728	$2,220,000		9/30/2026
Maple Heights †	Porter, Montgomery County, TX	5%	28.6% right to profits	Parcels are being sold	211 (158.5 acres have been sold as of 7/31/22)	N/A Parcels are being sold “as is.”	6/27/2019	$8,000,000	$1,198,000		01/31/2023
Maple Woods	Hockley, TX	5%	36.9% right to profits	Planning and Permits	142	450	4/15/2022 & 9/13/2022	4,614,685	$2,752,500	‡	12/31/2026
Maple Reserve	Waller County, TX	5%	35.6% right to profits	Planning and Permits	374	1,000	7/5/2022	$10,000,00	$10,000,000	‡	7/1/2029
Maple Park	Waller County, TX	5%	35..8% right to profits	Planning and Permits	155	425	12/12/2022	$6,181,000	$3,000,000	‡	10/31/2027

(*)	The Promote Allocation is an added percentage linked to the profitability of each project and is determined according to the waterfall distribution terms in the relevant operating agreement. The calculated percentage is subject to change based on the property’s profitability.
(†)	The Maple Heights property appears in this table even though it is no longer part the Company’s portfolio of properties. In January 2022, the Company acquired from the Controlling Shareholders their 50% interest in Maple Heights GP, LLC, a Delaware limited liability company that has a 10% ownership interest in the Maple Heights property. On January 6, 2023, the Company completed the sale of the Maple Heights property.
(‡)	Debt as of December 31, 2022

Investment Properties

Name of Property	Location	Ownership Percentage in the Property	Profit Participation Percentage	Status / Stage	Size (Acres)	Land Use	Acquisition Date	Purchase Price	Debt as of 9/30/2022	Projected Completion Date
Maple Farms	Sandy Point, Brazoria County, TX	25.5%	47.5% right to profits	Planning	770	TBD	12/17/2021	$10,015,018	$3,095,000	Long Term Hold
Pecan Ranch West	Bonney, Brazoria County, TX	100%	100%	Planning	74	TBD	11/15/2021	$1,596,000	$1,929,000	Long Term Hold
Pecan Ranch North	Bonney, Brazoria County, TX	100%	100%	Planning	148	TBD	12/10/2021	$2,855,001	$3,411,000	Long Term Hold
Pecan Ranch Square	Bonney, Brazoria County, TX	100%	100%	Planning	41	Commercial	12/10/2021	$917,277	$1,096,000	Long Term Hold
Maple Grove Square	Angleton, Brazoria County, TX	100%	100%	Planning	15	Commercial	12/8/2021	$534,186.24	$662,000	Long Term Hold
Maple Reserve Square	Waller County, TX	100%	100%	Planning	7	Commercial	7/5/2022	$260,454	262,000	Long Term Hold

Operating Agreements

Each Property Company is operated in accordance with an operating agreement that regulates the rights and liabilities of the members/partners of the Property Company and details the control and management of the Property Company (the “Operating Agreement”). In addition, each Operating Agreement contains the distribution mechanism for the payment of fees and the distribution of profits to and among the Manager, the Company, and the investors.

Payments and Distributions

The following payments and distributions are made with respect to each of our properties:

●	Property Acquisition Fee: A one-time property acquisition fee in an amount equal to 2.5% of the property acquisition price of each property (with the Maple Farms property acquisition fee being 2%) is paid by the applicable Property Company to the Manager. Properties that are 100% owned by the Company do not pay a property acquisition fee. For future transaction, the property acquisition fee will be paid to the Company instead of to the Manager.

●	Equity Placement Fee: An equity placement fee in the amount of 3% of the total equity raised in each Property Company’s equity financing transaction is paid by the respective Property Company that receives the investment to the entity that provides equity placement/syndication services relating to the equity financing transaction.

●	Development Fee: A development fee equal to 5% of the development costs of each of our properties is paid monthly by the applicable Property Company to the Manager. The development fee is paid in equal monthly installments in accordance with the business plan/budget for the particular project, with a true-up upon project completion.

●	Promote Allocation: The Promote Allocation is an added percentage (added to the distribution on sale) linked to the profitability of each project and is determined according to the waterfall distribution terms in the relevant operating agreement. The calculated percentage is subject to change based on the property’s profitability.

●	Distribution on Sale: Upon the sale of each property, the revenues received are distributed in accordance with a waterfall distribution mechanism detailed in the respective operating agreement. For properties that are not 100% owned by the Company, first the investors receive the return of their investment, and then the profits are distributed in accordance with the waterfall distribution terms, which may include a Promote Allocation. See the “Our Properties” table above.

Regulation

Investment Company Act

An entity will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

●	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; or

●	absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We are not an investment company because we do fall within any of the definitions of what constitutes an investment company under the Investment Company Act.

First, Section 3(a)(a)(A) of the act defines an investment company as an issuer that is or holds itself out as being engaged primarily in an investment company business. We are not and we do not hold ourselves out as being engaged primarily in an investment company business, i.e., the business of investing, reinvesting, or trading in securities. Our business is real estate – we acquire undeveloped properties, develop them, and then sell them to contractors. The Company invests in, owns, and develops real estate primarily through its operating subsidiary companies. The Company manages all aspects of the real estate investment deal continuum including fundraising, asset acquisition, property development, and asset disposition. The Company does not offer, nor plan to offer, any investment services, other than allowing investors to invest in real estate ownership of the Company’s properties.

Second, Section 3(a)(1)(B) defines an investment company as an issuer that is a face-amount certificate company. A face-amount certificate company is a type of corporation that raises money by issuing investors debt securities of a specified value. We are not a face-amount certificate company.

Third, Section 3(a)(1)(C) defines an investment company as an issuer that holds more than forty percent of its assets (other than cash and government securities) in investment securities. We do not hold more than 40% of our asserts in investment securities. The overwhelming majority of our assets are properties that we hold. As of December 31, 2021, the Company had total assets of $36,391,000, of which $33,338,000, or approximately 91.6%, consisted of real estate project assets under active Company management, including land inventory and real estate properties. We do not believe that any of these assets would be considered “Investment Securities” as that term is defined in the Investment Company Act. In light of this, we do not believe that the Company is, or will be under its business plan required to register as an investment company under the Investment Company Act under the prima facie definition of an Investment Company.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities,

each of which may make it difficult for us to implement our business plan.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

Our properties are subject to various covenants, laws, ordinances, and regulations, including regulations relating to fire and safety requirements. We believe that each of our properties has the necessary permits and approvals to operate their business.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental

Under various federal, state or local laws, ordinances and regulations, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third-party liability for personal injury or property damage. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. Some of our properties may be impacted by contamination arising from current or prior uses of the property or adjacent properties for commercial, industrial or other purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on our properties may adversely affect our ability to develop or sell or borrow against those properties. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property.

Some of our properties are, and may be adjacent to or near other properties, used for industrial or commercial purposes. These properties may have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Releases from these properties could impact our properties. While certain properties contain or contained uses that could have or have impacted our properties, we are not aware of any liabilities related to environmental contamination that we believe will have a material adverse effect on our operations.

In addition, our properties are subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these environmental and health and safety laws and regulations could subject us to liability. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our business partners, which could in turn have a material adverse effect on us. We are not presently aware of any instances of material noncompliance with environmental or health and safety laws or regulations at our properties, and we believe that we have all material permits and approvals necessary under current laws and regulations to operate our properties.

In addition, our properties may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from employees or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

Insurance

We carry comprehensive general liability coverage on all of our properties, with limits of liability customary within the industry to insure against liability claims and related defense costs. Similarly, we are insured against the risk of direct physical damage in amounts necessary to reimburse us on a replacement-cost basis for costs incurred to repair or rebuild each property. The majority of our property policies include coverage for the perils of flood and earthquake shock with limits and deductibles customary in the industry and specific to the property. We also obtain title insurance policies when acquiring new properties, which insure fee title to our real properties. We currently have coverage for losses incurred in connection with both domestic and foreign terrorist-related activities. While we do carry commercial general liability insurance, property insurance and terrorism insurance with respect to our properties, these policies include limits and terms we consider commercially reasonable. There are certain losses that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. Should an uninsured loss arise against us, we would be required to use our own funds to resolve the issue, including litigation costs. We believe the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management, the properties in our portfolio are adequately insured.

Competition

The market for undeveloped land in our target markets is highly competitive. Competition for properties includes an indeterminate number of other private developers, real estate investors, including domestic and foreign corporations and financial institutions, publicly traded and privately held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds, many of which have greater financial resources than we do. Competition may also have the effect of reducing the number of suitable acquisition opportunities available to us, increasing the price required to consummate an acquisition opportunity and generally reducing the demand for residential units and commercial office space in our target markets. Likewise, competition with sellers of similar properties to locate suitable purchasers may result in us receiving lower proceeds from a sale or in our not being able to dispose of a property at a time of our choosing due to the lack of an acceptable return.

Employees

We currently retain two consultants, our CEO and our CFO, and we do not expect to hire any employees in the foreseeable future. Services necessary for our business are provided by our Manager pursuant to the terms of the management agreement. The employees and consultants of our Manager are not required to devote a fixed amount of their time to us; however, they will be required to devote such time to our Company’s management as is necessary and appropriate, commensurate with our Company’s level of activity, to satisfy their obligations under the management agreement. Several accounting and finance employees of our Manager will dedicate substantially all of their time to us. In addition, certain full-time employees of our Manager will spend substantial time on our matters. To the extent that we acquire more properties, we anticipate that the number of employees of our Manager who devote time to our matters will increase and the number of employees working out of local offices, if any, where we buy properties will also increase.

Emerging Growth Company and Smaller Reporting Company Status

Emerging Growth Company

We are an “emerging growth company”, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions in the future. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for shares of our common stock’s price, which may be more volatile.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of this extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest to occur of the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation); the last day of the fiscal year following the fifth anniversary of this offering; the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $250 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings, some of which are similar to those of an emerging growth company, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Corporate Information

Our principal executive offices are located at 5847 San Felipe Street, Suite 4675, Houston, TX 77057. Our telephone number is 832-804-9680. We do not currently have a website, but we will establish one upon the closing of this offering. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other reports or documents we file with or furnish to the SEC. Any reference to our website in this prospectus is an inactive textual reference only. Any other website references (URL’s) in this Registration Statement are also inactive textual references only and are not active hyperlinks. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common shares.

Legal Proceedings

From time to time, we may be party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, cash flows or results of operation if determined adversely to us.

MANAGEMENT

Our Directors and Executive Officers

We operate under the direction of our board of directors, which is responsible for the management and control of our affairs. We currently have three directors and upon completion of this offering, we expect that our board of directors will consist of seven directors, at least three of whom will be independent.

We currently retain two consultants, Itiel Kaplan, our chief executive officer, and Ilanit Halperin, our chief financial officer. Upon completion of this offering, we will enter into a management agreement with our Manager for services to be provided by our Manager

Pursuant to the management agreement, the Manager will pay the salaries of its employees who provide services to the Company.

Our directors are accountable to us and our stockholders as fiduciaries and must perform their duties in good faith and in a manner each director believes to be in our and our stockholders’ best interests. Further, our directors must act with the care that a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. The responsibilities of our board of directors include, among others:

●	approving and overseeing our overall investment strategy;

●	approving real property acquisitions and dispositions;

●	approving and overseeing our capital raising and financing strategies, including equity and debt offerings and approving terms of loan documents for our financings;

●	approving and monitoring the relationship between us, our Manager and our Property Companies;

●	approving joint ventures, limited partnerships and other such relationships with third parties; and

●	determining our distribution policy and authorizing distributions from time to time.

The independent members of our board of directors will be responsible for supervising and reviewing the performance of our Manager and determining that the compensation to be paid to our Manager is reasonable in relation to the nature and quality of services performed, and that the provisions of the management agreement are being carried out. A majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction must approve all transactions with any of our directors, our Manager, and any of their respective affiliates.

The following table sets forth certain information concerning our current directors and executive officers.

Name	Age	Position with Our Company

Itiel Kaplan	37	Director and Chief Executive Officer
Shlomo Caspi	69	Director
Oskar Singer	83	Director
Ilanit Halperin	51	Chief Financial Officer

Biographical Information for Directors and Executive Officers

The following is a biographical summary of the experience of our directors and executive officers.

Itiel Kaplan, age 37, serves as a member of our board of directors and as our chief executive officer. From December 2017 to date, Mr. Kaplan has served as co-founder and managing partner of Maple Development Group LLC. From August 2015 to December 2017, Mr. Kaplan served as Financial Controller for Adam America LLC, Mr. Kaplan is a certified public accountant and holds a Bachelor of Arts degree in Economics and Accounting from Bar Ilan University, Israel.

Shlomo Caspi, age 69, serves as a member of our board of directors. From 2012 to date, Mr. Caspi has served as the founder and CEO of NDBS Investment, a real estate investment company based in Pittsburgh, PA. Mr. Caspi holds a Bachelor of Science degree in Economics and Computer Science from Bar Ilan University, Israel.

Oskar Singer, age 83, serves as a member of our board of directors. From 2009 to date, Mr. Singer has provided financial management services to families, originally directly, and since 2012, through Katonti Ltd., an Israeli company. Mr. Singer has been involved in real estate investment activities since 1960. Mr. Singer does not hold a college degree.

Ilanit Halperin, age 51, serves as our chief financial officer. From 2018 to date, Ms. Halperin has served as a partner in Halperin, CPA, Financial Consulting and Management. From 2006 to 2017, Ms. Halperin served as a partner in Fahn Kanne & Co., CPAs (Isr.). Ms. Halperin holds a Bachelor of Arts degree in Business Administration and Accounting from the College of Management Academic Studies, Rishon Lezion, Israel.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Upon completion of this offering, our corporate governance structure will include the following:

●	our board of directors will be classified, with each of our External Directors subject to election every three years, and each of the other directors subject to election annually;

●	we will have fully independent audit, financial statements, compensation and nominating, and corporate governance committees as of the consummation of this offering;

●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

We have certain policies that are designed to address conflicts of interest. For example, any transaction by and between our Manager or its affiliates and us will contain terms no more favorable than if the transaction were the result of arms’ length negotiations with an unaffiliated third party and will require the approval of a majority of our independent directors, and any transaction involving a conflict of interest will require the approval of our independent directors.

Our directors will stay informed about our business by attending meetings of our board of directors and the committees on which they serve and through supplemental reports and communications. Our independent directors are expected to meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Board Composition

Upon completion of this offering, our charter will provide that our board of directors will consist of no fewer than three (3) directors and no more than twelve (12) directors, and that the exact number of directors will be fixed from time to time by our board of directors. For so long as our securities are traded on the TASE and an applicable exemption does not apply under the Israeli Securities Law, our board of directors will consist of two External Directors, as defined in the Israeli Companies Law. The initial Class I and Class II directors will initially serve until an initial stockholders’ meeting to be held no later than three months from the completion of this offering. For additional information on the terms and election of our directors, see “Certain Provisions of Texas Law, Our Charter and Bylaws, and the Israeli Companies Law — Directors; Elections; Vacancies”.

Board Leadership Structure

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight. Itiel Kaplan currently serves as chairman of our board of directors. Mr. Kaplan’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the chairman’s responsibility to develop agendas that focus the time and attention of our board of directors on the most critical matters. Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Classified Board of Directors

Upon completion of this offering, in accordance with our Charter, our board of directors will consist of seven directors, divided into two classes, as follows:

●	Class I, consisting of two “External Directors” pursuant to, and as required, by the Israeli Companies Law;

●	Class II, consisting of five directors, one of whom will be an “Independent Director” pursuant to the Israeli Companies Law.

At each annual meeting of stockholders, at least one class of directors will be elected to succeed the class whose terms are then expiring. Class I directors will each serve three-year terms and Class II directors will each serve one-year terms.

The initial terms for the two classes of directors will be as follows:

●	The initial term of the Class I directors is three years, until the annual general meeting to be held in 2025 (at which the Class I directors will each be elected to serve a three-year term);

●	The initial term of the Class II directors is one year, until the annual general meeting to be held in 2023 (at which the Class II directors will each be elected to serve a one-year term).

External and Independent Directors.   Pursuant to the Israeli Companies Law, each term of an external director must be for a period of three years. In addition, pursuant to the Israeli Companies Law, external directors and independent directors may not serve as directors of the company for a period of longer than nine consecutive years. An independent director who has served the maximum consecutive term in office may be appointed again as an independent director upon the passage of the period specified by the Israeli Companies Law.

Class II Directors.   Upon completion of this offering, our charter will provide that we have two External Directors on our board. All of our other directors will be designated as Class II Directors.

Role of the Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Following the completion of this offering, our board of directors will administer this oversight function directly, with support from its four standing committees, the audit committee, the financial statements committee, the nominating and corporate governance committee, and the compensation committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our financial statements committee provides oversight in connection with the preparation of our financial statements. Our nominating and corporate governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Committees of the Board of Directors

As authorized by our bylaws, our board of directors may appoint from among its members one or more committees, each consisting of one or more directors. Following the completion of this offering, our board of directors will establish an audit committee, a financial statements committee, a nominating and corporate governance committee, and a compensation committee, and may establish other committees it deems appropriate to address specific areas in more depth than may be possible at a full board of directors meeting. Each of the committees will be composed exclusively of external and independent directors. We will make the charter of each committee available on our website once we establish our website upon the completion of this offering. Our website is not part of this prospectus.

Audit Committee

Upon completion of this offering, our board of directors will establish an audit committee, which will meet on a regular basis, at least quarterly and more frequently as necessary. The audit committee will be comprised of our two External Directors and our independent director, one whom will serve as the chairman of the audit committee and be designated as an audit committee financial expert, as that term is defined under SEC rules. The composition of the audit committee will also satisfy the independence standards and eligibility requirements for audit committee members set forth in the Israeli Companies Law.

In connection with this offering, our board of directors will adopt an audit committee charter, which will define the audit committee’s principal functions, including oversight related to:

●	our accounting and financial reporting processes;

●	the integrity of our financial statements and financial reporting process;

●	our systems of disclosure controls and procedures and internal control over financial reporting;

●	our compliance with financial, legal and regulatory requirements;

●	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

●	the performance of our internal audit functions; and

●	our overall risk exposure and management.

The audit committee will also be responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of our internal controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our proxy statement.

Financial Statements Committee

Upon completion of this offering, our board of directors will establish a financial statements committee pursuant to regulations promulgated under the Israeli Companies Law, which will meet on a regular basis, at least quarterly and more frequently as necessary. The financial statements committee, once established, must consist of at least three members, the chair of the committee must be an external director, and the majority of its members must be directors who meet certain independence requirements set forth in the Israeli Companies Law. In addition, all of its members must be able to read and understand financial statements, with at least one of the independent members having “financial and accounting expertise” as such term is defined in regulations promulgated under the Israeli Companies Law. In addition to satisfying the independence standards under Israeli law, all committee members must be able to read and understand fundamental financial statements, including a balance sheet, income statement, cash flow statement and footnotes. The financial statements committee’s primary functions will be to review, discuss and make recommendations to our board of directors in connection with:

●	the valuations and estimates used in connection with the company’s financial statements;

●	the internal controls related to financial reporting;

●	the completeness and appropriateness of disclosures in the financial statements;

●	the accounting policy adopted and accounting treatment applied in the material matters of the company; and

●	valuations, including the assumptions and estimates underlying them, on which data in the financial statements is provided.

Compensation Committee

Upon completion of this offering, our board of directors will establish a compensation committee, which will meet on a regular basis as it deems necessary. The compensation committee will be comprised of our two External Directors and our independent director, one of whom will serve as the chairman of the compensation committee.

In connection with this offering, our board of directors will adopt a compensation committee charter, which will define the compensation committee’s principal functions, to include:

●	overseeing any equity-based remuneration plans and programs;

●	determining from time to time the remuneration for our non-executive directors;

●	preparing compensation committee reports; and

●	reviewing the compensation and fees payable to our Manager.

The compensation committee shall have the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

The compensation committee will be responsible for, among others, reviewing, approving and overseeing compensation plans and preparing compensation committee reports.

The compensation committee will have the authority to retain independent advisors and consultants to assist the committee in fulfilling its responsibilities.

Nominating and Corporate Governance Committee

In connection with this offering, our board of directors will adopt a nominating and corporate governance committee charter, which will define the nominating and corporate governance committee’s principal functions, to include:

●	identifying individuals qualified to become members of our board of directors and ensuring that our board of directors has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds;

●	developing, and recommending to the board of directors for its approval, qualifications for director candidates and periodically reviewing these qualifications with the board of directors;

●	reviewing the committee structure of the board of directors and recommending directors to serve as members or chairs of each committee of the board of directors;

●	reviewing and recommending committee slates annually and recommending additional committee members to fill vacancies as needed;

●	developing and recommending to the board of directors a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the board of directors for approval as necessary; and

●	overseeing the annual self-evaluations of the board of directors and management.

Upon the completion of this offering, the nominating and corporate governance committee will be composed of our two External Directors and our independent director, one of whom will serve as chair of our nominating and corporate governance committee. Our board of directors is expected to affirmatively determine that each member of our nominating and corporate governance committee meets the definition of independence under the Israeli Companies Law.

Director Independence

Following completion of this offering, we do not expect our board of directors to be comprised of a majority of directors who are “independent directors” as such term is defined by the applicable rules and regulations of the Israeli Companies Law.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Director Compensation

We intend to approve and implement a compensation program for our directors who are not officers or employees of us or of our Manager. Our External Directors will be compensated in accordance with the provisions of Israeli law. Directors who are employees or consultants of us or of our Manager or any of our or its affiliates will not receive compensation for serving on our board of directors. All retainers and meeting fees will be paid quarterly in arrears.

Executive Compensation

We have signed a five-year full-time consulting services agreement with Itiel Kaplan, our CEO, and a part-time (20%) consulting services agreement with Ilanit Halperin, our CFO. Pursuant to these agreements, our chief executive officer and our chief financial officer will receive the following compensation:

Officer	Title	Annual Salary/Fees	Annual Expense Reimbursement	Annual Bonus
Itiel Kaplan	CEO	$250,000	$50,000	$100,000
Ilanit Halperin	CFO	$72,000	--	--

Each of our other executive officers will be employees or consultants of our Manager and will not receive cash compensation from us for serving as our executive officers. No compensation has been awarded to, earned by, or paid to any of the named executive officers or directors during the fiscal year ended December 31, 2021.

Code of Business Conduct and Ethics

Upon the completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to our officers, employees and directors, as well as officers, employees and other personnel of our Manager and any of our Manager’s affiliates who perform services for us or on our behalf. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

●	compliance with applicable governmental laws, rules and regulations;

●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

●	accountability for adherence to the code of business conduct and ethics;

Any waiver of the code of business conduct and ethics for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

Our Manager

Except for our CEO and CFO who will be retained by us directly, we will be externally managed and advised by our Manager pursuant to a management agreement. “See—Management Agreement.” Our Manager was formed in 2019 as a Texas limited liability company. Our Manager is owned by the Controlling Shareholders.

Management Agreement

Upon completion of this offering, we will enter into a management agreement with our Manager. Pursuant to the terms of the management agreement, our Manager will assist our CEO and CFO with the management, operation and administration of our day-to-day operations, business and affairs, subject to the supervision of our board of directors and our CEO and in accordance with the investment guidelines approved and monitored by our board of directors. Our Manager is subject to the direction and oversight of our CEO and our board of directors. In particular, under the management agreement, our Manager has agreed to use commercially reasonable efforts to:

●	investigate, analyze and select possible investment opportunities and originate, acquire, structure, finance, retain, sell, negotiate for prepayment, restructure or dispose of investments consistent with the investment guidelines and make representations and warranties in connection therewith;

●	with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conduct negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

●	engage and supervise, on our behalf and at our sole cost and expense, affiliates of our Manager and third party service providers who provide legal, accounting, due diligence, transfer agent, registrar, property management and maintenance services, construction services, land development services, leasing services, master servicing, special servicing, banking, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments or potential investments and to our other business and operations;

●	provide executive and administrative personnel, office space, and office services required in rendering services to us;

●	administer our day-to-day operations and perform and supervise the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues, the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions.

Term and Termination

The initial term of the management agreement will expire on the fifth anniversary of the closing date of this offering and will automatically renew for an unlimited number of one-year terms ending each first anniversary date thereafter, unless the agreement is not renewed or is terminated in accordance with its terms. The management agreement may be terminated by the board of directors of the Company upon thirty (30) days prior written notice, and by the Manager for cause upon sixty (60) days prior notice.

Management Fees

Our Manager will be entitled to the following fees:

●	An annual fee equal to 1% of the net asset value (NAV) of the Company’s properties, to be paid by us.

●	A development fee equal to 5% of the development costs of each of our properties, to be paid monthly by the applicable Property Company. The development fee is paid monthly in equal monthly installments in accordance with the business plan for the particular project, with a true-up upon project completion.

Reimbursement of Expenses

We will reimburse our Manager for expenses related to us that are incurred by our Manager in the provision of the management services, including expenses relating to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a quarterly basis.

Other than as provided above, we will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates. Our Manager will be responsible for the expenses related to any personnel of our Manager and its affiliates who provide services to us pursuant to the management agreement (including our executive officers), including salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Formation Transactions

In January 2022, we acquired the Controlling Shareholders’ 50% ownership interest in Maple Heights GP, LLC, a Texas limited liability company that has a 10% ownership interest in the Maple Heights property, such that our initial portfolio consists of ownership interests in a total of nine properties.

Loan Agreements

Our Controlling Shareholders and our directors have provided loans to us and our subsidiaries as detailed in the table below. The repayment terms for these loans are as follows: Quarterly interest payments starting on March 31, 2022, with the loan principal and remaining interest due on the last payment date. These loans were used primarily for the purpose of acquiring the properties in our initial portfolio.

Borrower	Property	Lender	Loan Date	Principal Amount	Annual Interest	Balance as of 9/30/2022	Final Payment Date
Maple X	--	Debt Fund 3 Investors LLC‡	3/26/2022	$234,071	10%	$234,071	3/26/2024
Maple Farms GP LLC	Maple Farms	Katonti Ltd. and NDBS Investments LLC†	12/17/2021	$3,000,000	12%	$3,000,000	12/31/.2023
Maple Farms GP LLC	Maple Farms	Debt Fund 3 Investors LLC†	9/30/2022	$126,000	10%	$126,000	6/16/2024
Maple Grove GP LLC	Maple Grove	Debt Fund 3 Investors LLC	3/26/2022	$456,200	10%	$456,200	3/26/2024
Pecan Ranch GP LLC	Pecan Ranch	Debt Fund 3 Investors LLC	3/26/2022	$249,000	10%	$249,000	3/26/2024
Maple Farms GP LLC	Maple Farms	Debt Fund 3 Investors LLC	5/16/2022	$95,000	10%	$95,000	5/16/2024
Pecan Ranch West LLC	Pecan Ranch West	Debt Fund 3 Investors LLC	3/26/2022	$1,217,000	10%	$1,217,000	3/26/2023
Pecan Ranch West LLC	Pecan Ranch West	Debt Fund 3 Investors LLC	5/16/2022	$584,000	10%	$584,000	5/15/2024
Pecan Ranch West LLC	Pecan Ranch West	Debt Fund 3 Investors LLC	5/16/2022	$128,000	10%	$128,000	5/15/2024
Pecan Ranch North LLC	Pecan Ranch North	Debt Fund 3 Investors LLC	3/26/2022	$39,000	10%	$39,000	6/26/2024
Pecan Ranch North LLC	Pecan Ranch North	Debt Fund 3 Investors LLC	3/26/2022	$32,000	10%	$32,000	5/15/2024
Pecan Ranch North LLC	Pecan Ranch North	Debt Fund 3 Investors LLC	3/26/2022	$76,000	10%	$76,000	5/15/2024
Pecan Ranch Square LLC	Pecan Ranch Square	Debt Fund 3 Investors LLC	12/10/2021	$1,196,000	10%	$1,196,000	12/10/2023
Maple Grove Square LLC	Maple Grove Square	Debt Fund 3 Investors LLC	12/8/2021	$662,000	10%	$662,000	12/8/2023
Maple Reserve LLC	Maple Reserve	Debt Fund 3 Investors LLC	9/30/2022	$262,000	10%	$262,000	9/30/2024

†	Debt Fund 3 Investors LLC is managed by Michael Sabo
‡	Katonti Ltd. is owned by Oskar Singer, and NDBS Investments LLC is owned by Shlomo Caspi

Guarantees

Michael Sabo, one of our Controlling Shareholders, has personally guaranteed our subsidiaries’ financial liabilities under certain loan agreements as detailed in the table below:

Borrower	Property	Lender	Loan Amount	Guarantor	Guaranteed Amount
Maple Grove Development LLC	Maple Grove	Independent Financial Bank	$3,517,000	Michael Sabo & Itiel Kaplan	100%
Maple Heights Development LLC	Maple Heights	BancorpSouth Bank	$1,198,000	Michael Sabo	100%
Maple View Development LLC	Maple View	Plains State Bank	$2,128,000	Michael Sabo	100%
Pecan Ranch Development LLC	Pecan Ranch	Plains State Bank	$2,220,000	Michael Sabo	100%
Maple Reserve LLC	Maple Reserve	Waller 381 Trust	$10,000,000	Michael Sabo & Itiel Kaplan	100%

Management Agreement

Concurrently with the completion of this offering, we will enter into the management agreement with our Manager. See “Our Manager and the Management Agreement—Management Agreement.”

With regard to the payment of development fees, the Property Companies (excluding Maple Farms) have been paying the Manager development fees in an amount equal to 5% of the property development costs, on a monthly basis. In 2021, the Property Companies paid the Manager a total of US$764,599. In the framework of the operating agreement for the Maple Farms property, the development fees in the aggregate shall be no less than US$500,000. In 2021, the applicable Property Company did not pay the Manager any development fees in connection with the Maple Farms property.

Other Arrangements and Agreements

Pursuant to the various operating agreements of the Property Companies, the Manager had been entitled to receive from the applicable Property Companies a property acquisition fee in an amount equal to 2.5% of the property acquisition price (with the Maple Farms fee being 2%). For future transactions, the property acquisition fee shall be paid to the Company.

Each of Uri Frisch and Roi Marsiano, two of the Controlling Shareholders, provides the Company and its affiliates with consultancy services in the field of capital markets investor relations on an as-needed basis. These services include advisory services relating to the Company’s activities in the Israeli and U.S. capital markets, and maintaining relations with analysts, investment bankers and investor relations service providers to maintain effective relationships with investors. The Company pays each of Uri Frisch and Roi Marsiano an annual fee of approximately US$50,000 for these services and reimburses their services-related expenses incurred in providing the services.

CityR Group Holdings, LLC., a private limited liability company established in the State of New Jersey, and wholly owned by Michael Sabo, (CityR), provides the Company and its affiliates with equity placement services relating to the equity investment transactions in the Company’s Property Companies, in return for a fee of 3% of the total equity investment raised by CityR, which fee is paid by the Property Company that receives the investment. CityR shares the fee with a company owned by Uri Frisch pursuant to an agreement between CityR and Uri Frisch’s company. In 2021, the Company’s Property Companies paid CityR fees totaling approximately US$507,272.

With regard to the equity placement services provided by CityR, the investment funds that invest in the Property Companies also pay fees to CityR in the framework of each equity investment transaction, including equity placement fees (2% of the amount invested) and investor relations fees (1.75% of the amount invested).

Indemnification of Our Directors and Executive Officers

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Texas law as discussed under “Certain Provisions of Texas Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers” and “Management—Indemnification.”

Statement of Policy Regarding Transactions with Related Persons

Upon completion of this offering, we will adopt a written statement of policy establishing guidelines with respect to the review, approval and ratification of related party transactions. The policy will apply to any transaction in which we are a participant and any related party has a direct or indirect interest. The audit committee will review the material facts of all related party transactions that require approval and either approve or disapprove of our entry into the transaction. In determining whether to approve or ratify a related party transaction, the audit committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In addition, any transaction by and between our Manager or its affiliates and us will contain terms that are generally no more favorable than if the transaction were the result of arms’ length negotiations with an unaffiliated third party and will require the approval of our independent directors. In addition, for so long as we are subject to the provisions of the Israeli Companies Law applicable to us, our charter, in accordance with the Israeli Companies Law, provides that we may not enter into a related party transaction, unless the transaction is approved by the following in the following order: (i) the audit committees, (ii) the board of directors, and (iii) the stockholders, subject to certain voting requirements, as described in “Certain Provisions of Texas Law, Our Charter and Bylaws, and the Israeli Companies Law”. Related party transactions include those transactions set forth in Section 270 of the Israeli Companies Law, which includes, among others, transactions between us and our officers or a corporation or other entity in which an officer has a financial interest.

STRUCTURE AND FORMATION OF OUR COMPANY

Formation Transactions

We were formed as a Texas limited liability corporation on October 14, 2021. On March 21, 2022, we filed a certificate of conversion with the Texas Secretary of State to convert the Company from a LLC into a Texas corporation. As part of the conversion of the Company from a LLC to an Inc., the membership interests of our Controlling Shareholders in the LLC were converted into an aggregate of 100 shares of common stock in the incorporated company.

We commenced our activities in the fourth quarter of 2021 by acquiring eight properties located in the greater Houston metropolitan area. In January 2022, we obtained from the Controlling Shareholders the Controlling Shareholders’ 50% interest in Maple Heights GP, LLC, a Texas limited liability company that has a 10% ownership interest in the Maple Heights property.

Prior to or in connection with this offering, we will engage in certain formation transactions intended to establish our operating and capital structure.

●	We will enter into a management agreement with our Manager.

●	We will amend and restate our certificate of formation and our bylaws.

●	We will issue shares of our common stock to our Controlling Shareholders to reflect an aggregate 75% ownership interest in the Company (post-offering).

●	We intend to issue shares of our common stock in this offering.

Upon completion of the formation transactions, substantially all of our operations will be conducted through our Manager, and all of our assets will be held by single purpose entities, typically a LLC or a LP, established by the Company for each project which hold, directly or indirectly, the title in each property.

Our interests in our Property Companies will generally entitle us to share in cash distributions from, and in the profits and losses of, our Property Companies, in accordance with the terms of each Property Company’s operating agreement. See the section of this prospectus entitled “Operating Agreements” for more detail on the distribution of profits.

Consequences of this Offering and the Formation Transactions

Upon completion of this offering and the formation transactions:

●	We will have an ownership interest in nine properties.

●	Purchasers of shares of our common stock in this offering will own % of the outstanding shares of our common stock, assuming no exercise of the underwriters’ option to purchase additional shares.

●	Our Controlling Shareholders will own % of the outstanding shares of our common stock, assuming no exercise of the underwriters’ option to purchase additional shares.

The following chart sets forth information about our Company, certain related parties and the ownership interests therein upon the consummation of the formation transactions.

Benefits to Related Parties

Upon completion of this offering and the formation transactions, our directors and executive officers will receive material benefits, including the following:

●	We will have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our directors and executive officers in their capacities as such. See “Management—Indemnification.”

●	We will have entered into a management agreement with our Manager, which is controlled by the Controlling Shareholders, pursuant to which our Manager will be entitled to certain fees for its services and reimbursement of certain expenses. See “Our Manager and the Management Agreement—Management Agreement.”

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock immediately following the completion of this offering and the formation transactions for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and executive officers, and (3) all of our directors, director nominees and executive officers as a group. This table assumes that this offering and the formation transactions are completed, and gives effect to the expected issuance of common stock in connection with this offering. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering			Upon Completion of this Offering
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Percentage	Shares Beneficially Owned	Percentage(2)
Directors, Director Nominees and Executive Officers:
Itiel Kaplan, Director and CEO	25	(3)	25%			%
Shlomo Caspi, Director	--		--	--	--
Oskar Singer, Director	--		--	--	--
Ilanit Halperin, CFO	--		--	--	--
All directors and executive officers as a group (4 person)	25		25%			%
More than 5% Stockholders:
Uri Frisch	25	(3)	25%			%
Roi Marsiano	25	(3)	25%			%
Michael Sabo	25	(2)	25%			%
	—		—

*	Represents less than 1% of the number of shares of our common stock outstanding upon the completion of this offering.

(1)	The address for Itiel Kaplan is c/o Maples X, Inc., 5847 San Felipe St., Suite 4675, Houston, TX 77057

The Address for Shlomo Caspi is 24 Gilad St., Petach Tikvah, Israel

The Address for Oskar Singer is 177 HaNassi St. Herzliya, 4639478 Israel

The address for Ilanit Halperin is 30 A’arba’a St., A’arba’a Towers, Tel Aviv 6473926 Israel

The address for Uri Frisch is 41 Hibner St., Petach Tikvah, Israel

The address for Roi Marsiano is 75 Gil St., Herzliya, Israel

The address for Michael Sabo is 2 Selvin Ct., Monsey, NY

(2)	Assumes shares of our common stock are outstanding immediately following this offering.
(3)	Each Controlling Shareholder owns 24 shares directly and another 1 share through its 25% ownership in Maple Development Group, LLC, which directly owns 4 shares in the Company.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. For a complete description, you are urged to review in their entirety our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and applicable Texas law. See “Where You Can Find More Information.”

General

Following the completion of this offering and the formation transactions, our authorized capital stock will consist of 100,000,000 shares of our common stock, with no par value per share. A majority of our entire board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. Upon the completion of this offering based upon the mid-point of the initial public offering price range set forth on the front cover of this prospectus, we expect that     shares of our common stock will be issued and outstanding.

Under Texas law, our stockholders generally are not liable for our debts or obligations solely as a result of that stockholder’s status as a stockholder.

Common Stock

All shares of our common stock offered by this prospectus will be, upon issuance, duly authorized, fully paid and nonassessable. Stockholders are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution, or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.

Subject to our charter restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at a meeting in which directors are being elected and at which a quorum is present. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to purchase or subscribe for any shares of our capital stock. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines that appraisal rights will apply to one or more transactions in which our common stockholders would otherwise be entitled to exercise such rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. Thus, our board of directors could authorize the issuance of shares of common stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.

Power to Issue Additional Shares of Common Stock

We believe that the power of our board of directors to cause us to issue additional shares of our common stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by our stockholders, unless stockholder approval is required by applicable law, the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock, that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. In addition, our issuance of additional shares of stock in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Texas Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Texas Law and of Our Charter and Bylaws.”

Transfer Agent and Registrar

We anticipate that the transfer agent and registrar for our shares of our common stock will be .

CERTAIN PROVISIONS OF TEXAS LAW AND OF OUR CHARTER AND BYLAWS,

AND THE ISRAELI COMPANIES LAW

The following is a summary of certain provisions of Texas law and provisions of our charter and bylaws effective as of the completion of this offering. In addition, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our charter and bylaws incorporate certain provisions intended to comply with the requirements of the Israeli Companies Law applicable to issuers incorporated outside of Israel. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to Texas law and the Israeli Companies Law and to our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Directors; Elections; Vacancies

Our charter and bylaws provide that our board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Tex. Bus. Org. Code nor, unless our bylaws are amended, more than twelve. For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, the number of directors may never be less than three. We currently have three directors. Upon completion of this offering, we expect to have seven directors. Our charter provides that, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our board of directors must at all times be comprised of two directors who are External Directors, as defined under the Israeli Companies Law as described below.

Our charter provides for a board of directors consisting of two classes. Class I will consist of two External Directors and Class II will initially consist of five directors, at least one of whom will be an Independent Director. Each year, directors of one or more classes will be elected by our stockholders.

The initial Class I and Class II directors, comprised of directors to be appointed to our board of directors immediately upon completion of this offering, will initially serve until an initial stockholders’ meeting to be held no later than three months from the completion of this offering (the “Initial Meeting”). Following their election at the Initial Meeting, the Class I directors will each serve for a three-year term expiring at the annual meeting of stockholders held in the third year after the Initial Meeting, which meeting must be held on or before the third anniversary of the Initial Meeting; and (b) the Class II directors will each serve for a one-year term expiring at the annual meeting of stockholders held in the year after the Initial Meeting and until his or her successor is duly elected and qualifies, (each an “Initial Term”).

After their Initial Term, the Class I directors will each serve terms expiring at the annual meeting of stockholders held in the third year after the year of their election, which meeting must be held on or before the third anniversary of the annual meeting of stockholders at which Class I directors were elected. After their Initial Terms, the Class II directors will serve one-year terms expiring at the annual meeting of stockholders held in the year after the year of their election and until their successors are duly elected and qualify. The following table shows the classes of directors that will be elected at each annual meeting of stockholders through 2029:

2023 (initial stockholders’ meeting)	2024	2025	2026	2027	2028	2029
Class I	Class II	Class II	Class I	Class II	Class II	Class I
Class II			Class II			Class II

The affirmative vote of a majority of all the votes cast for or against the election of an External Director will be required to elect the External Director, provided that:

●	such majority includes at least a disinterested majority, which is a majority of the shares held by all stockholders who are not controlling stockholders and do not have a personal interest (other than a personal interest not deriving from a relationship with a controlling stockholder); and

●	the total number of votes cast against the election of the External Director by disinterested stockholders does not exceed 2% of all the votes entitled to be cast in the election of directors generally.

The affirmative vote of a majority of all the votes cast for or against the election of a director who is not an External Director will be required to elect a director who is not an External Director.

Our charter and bylaws provide that, subject to certain conditions discussed below, any and all vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, but our board of directors will not have the power to fill any vacancy in the Class I directorships. If a Class I directorship becomes vacant and there are fewer than two External Directors on the board of directors at the time, we are required under our bylaws, in accordance with the Israeli Companies Law, to convene a stockholders’ meeting as soon as practicable to elect a replacement Class I director. If any other directorship becomes vacant, the board of directors may elect a replacement who will serve until the next meeting of stockholders and until his or her successor is duly elected and qualifies.

As noted above, our charter provides that, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our board of directors must at all times be comprised of at least two External Directors.

Subject to the provisions of any applicable law, our charter provides that, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, a director’s term of office will automatically terminate upon the occurrence of any of the following: (1) the director’s death; (2) the director’s resignation, removal by the stockholders or the occurrence of any event stated in our charter or the Israeli Companies Law that would cause the removal of such director; (3) the director becomes legally incompetent; or (4) upon the director providing notice that a condition required for the director to be eligible to serve as a member of our board of directors ceases to exist. In addition, upon the occurrence of any of the following, a director is required to promptly tender his or her resignation to our board of directors: (1) the director is convicted of a crime as described in Section 232 of the Israeli Companies Law; (2) upon providing notice with respect to the imposition by the Administrative Enforcement Committee of the Israeli Securities Authority of an enforcement measure on a director prohibiting the director from serving as a director in any public company or in the company in which he serves; (3) the director’s term of office is ordered terminated by a court of law in accordance with Section 233 of the Israeli Companies Law; or (4) the director is declared bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law has been entered into with respect to the director.

In the event of one or more vacancies on our board of directors, the remaining directors will be entitled to take any action as long as there are at least three directors on the board of directors, of which at least two are External Directors. In the event that, due to vacancies on our board of directors, there are fewer than three directors on the board or fewer than two External Directors on the board, our charter prohibits the board of directors from approving any action other than to elect additional directors.

External Directors

Qualifications of External Directors

For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our charter and bylaws, in accordance with the Israeli Companies Law, requires our board of directors to have at least two directors who qualify as External Directors within the meaning set forth under the Israeli Companies Law and satisfy all applicable statutory criteria provided in the Israeli Companies Law, including criteria whose aim is to ensure that there is no factor that would impair the ability of the External Director to exercise independent judgment. In addition, a person may be elected as an External Director only if he or she has professional qualifications or if he or she has accounting and financial expertise. At least one of the External Directors must be determined by our board of directors to have accounting and financial expertise. Under the Israeli Companies Law, External Directors are prohibited from receiving, directly or indirectly, any compensation from the company, other than for their services as External Directors pursuant to the Israeli Companies Law. Compensation of an External Directors is determined prior to his or her election and may not be changed during his or her term, subject to certain exceptions.

Following the termination of an External Director’s service on the company’s board of directors, such former External Director and his or her spouse and children may not be provided with any direct or indirect benefit by the company, its controlling stockholder or any entity under its controlling stockholder’s control. This includes engagement as an office holder or director of the company or a company controlled by its controlling stockholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former External Director. This restriction extends for a period of two years with regard to the former External Director and his or her spouse or child, and for one year with respect to other relatives of the former External Director.

Disqualification of External Directors

Our bylaws, in accordance with the Israeli Companies Law, provides that a person is not qualified to serve as an External Director if  (i) that person is a controlling stockholder of the company, (ii) that person is a relative of a controlling stockholder of the company, or (iii) that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subject, or any entity under the person’s control, has or had, during the two years preceding the date of election as an External Director: (a) any affiliation or other disqualifying relationship with the company, with any person or entity controlling the company or a relative of such person, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no stockholder holding 25% or more of its voting rights, had at the date of election as an External Director, any affiliation or other disqualifying relationship with a person then serving as chairman of the board or chief executive officer, a holder of 5% or more of the issued share capital or voting power in the company or the most senior financial officer.

In addition, a person may not serve as an External Director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as a director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. A person may furthermore not continue to serve as an External Director if he or she received direct or indirect compensation from the company, other than as permitted by the Israeli Companies Law and the regulations promulgated thereunder.

Furthermore, a director of one company may not be elected as an External Director of another company if a director of the other company is acting as an External Director of the first company at such time.

Independent Directors

For so long as the company’s securities are traded on the TASE, the board of directors may designate one or more directors who qualify as Independent Directors. The Independent Directors will be subject to the same provisions of the Israeli Companies Law applicable to External Directors regarding, among other things, qualifications required to become elected to be a director, circumstances resulting in the termination of a director’s term of office, and compensation from the company to the directors.

Removal of Directors

For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our charter, in accordance with the Israeli Companies Law, provides that any External Director may be removed from office only for cause, at a meeting of stockholders, which removal must be approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast in the election of directors generally, provided that (i) such majority includes at least a majority of  “disinterested stockholders”, which means holders of a majority of the shares held by all stockholders who are not “controlling stockholders” (as defined in the Israeli Companies Law) and do not have a “personal interest” (as defined in the Israeli Companies Law), including any direct or indirect beneficial ownership interest in our Advisor (other than a personal interest not deriving from a relationship with a controlling stockholder); and (ii) the total number of votes cast against the removal of the External Director by disinterested stockholders does not exceed 2% of all the votes entitled to be cast in the election of directors generally. For purposes of the foregoing relating to the removal of External Directors , “cause” means the External Director no longer satisfies one of the conditions required under the Israeli Companies Law for appointment as an External Director, or the External Director breached his or her fiduciary duty of loyalty to the company as set forth in our charter. In addition, any External Director may be removed by an Israeli court, at a request of a director or stockholder, under the circumstances and in the manner provided under the Israeli Companies Law.

Gender

If all members of the board of directors, who are neither controlling stockholders, as defined in the Israeli Companies Law, nor relatives of controlling stockholders of the company, are of the same gender at the time the External Directors are elected by a meeting of our stockholders, which meeting must be no later than three months from the completion of this offering, then at least one of the External Directors elected at such meeting must be of the other gender. We will be required to comply with this gender requirement.

Meeting of Stockholders

Under our bylaws, annual meetings of stockholders must be held at a date, time and place determined by our board of directors. Subject to certain requirements set forth in our charter, the annual meeting must be conducted no later than fifteen (15) months after the preceding annual meeting.

Our bylaws provide that special meetings of stockholders may be called by our board of directors. Special meetings of stockholders must also be convened by our board of directors upon demand from either two or one quarter of the members of the board of directors in office at that time or upon the written request of  (i) one or more stockholders holding at least 5% of the company’s issued share capital and at least 1% of all the votes entitled to be cast on such matter by holders of the outstanding shares of our common stock or (ii) by one or more stockholders holding at least 5% of all the votes entitled to be cast on such matter by holders of the outstanding shares of our common stock. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Our bylaws further provide that if we are required to convene a special stockholders’ meeting, such meeting must be convened no later than 35 days after the notice issue date. For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, if the board of directors fail to convene a special stockholders’ meeting requested by an eligible demanding party, as set forth under our bylaws, an Israeli district court may order, upon request of the demanding party, that such stockholders’ meeting be convened, in which case, the demanding party will be entitled to reimbursement by the company for reasonable expenses incurred in connection with seeking the court order and the members of the board of directors responsible for the company failing to convene the required stockholders’ meeting will be required to reimburse the company for such expenses.

Notice of a meeting of the company’s stockholders will be provided to all of its registered stockholders in writing or by electronic transmission. Additionally, in accordance with the Israeli Companies Law, notice of the meeting will be published in two leading Hebrew daily newspapers in Israel, by the date required under the Israeli Companies Law. For as long as the company securities are traded on the TASE and an applicable exemption does not apply, meetings of the company’s stockholders will be held in Israel.

For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, except as otherwise required by the Israeli Companies Law or our charter, at any meeting of stockholders, the presence in person or by proxy of at least two stockholders who together hold at least 25% of all the votes entitled to be cast on any matter at such meeting shall constitute a quorum.

Related Party Transactions

In addition, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our charter, in accordance with the Israeli Companies Law, provides that (a) a director or officer of the company that has a personal interest in any transaction of the company is required to disclose the nature of his or her personal interest to the board of directors, including any material fact or document, a reasonable time prior to any discussion by the board of directors whether to approve such transaction, and (b) the company may not enter into an extraordinary or non-extraordinary “interested transaction” (as defined in the Israeli Companies Law) unless the transaction is approved by the following in the following order (in addition to any other vote required by our charter or bylaws or any applicable law): (i) the audit committee of the board of directors, (ii) the board of directors and, (iii) as may be required, the company’s stockholders, in accordance with and in the manner set forth in Sections 268 through 284 of the Israeli Companies Law.

Certain Anti-Takeover Provisions of Texas Law and our Certificate of Incorporation

We will be subject to the provisions of Sections 21.601, 21.602, and 21.606 of the Tex. Bus. Org. Code regulating corporate takeovers upon completion of this offering. This statute prevents certain Texas corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 20% or more of our outstanding voting stock (otherwise known as an “affiliated shareholder”);

●	an affiliate of an affiliated shareholder; or

●	an associate of an affiliated shareholder,

for three years following the date that the stockholder became an affiliated shareholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions do not apply if:

●	our board of directors approves the transaction that made the stockholder an “affiliated shareholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an affiliated shareholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the affiliated shareholder.

Our authorized but unissued common stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Our Charter and Bylaws

Except for those amendments permitted to be made without stockholder approval under Texas law or by specific provision in our charter, any amendment to our charter is required to be declared advisable by our board of directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter, unless a lower percentage, but not less than a majority of the votes entitled to be cast on the matter, is specified in the company’s charter. For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, subject to certain exceptions set forth in our charter, any amendment to our charter is required to be declared advisable by our board of directors and approved by (i) the affirmative vote of at least 75% of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40% of all the votes entitled to be cast on the matter are present in person or by proxy and (ii) to the extent approval of such amendment to our charter by the stockholders of the company is required by a non-waivable provision of Texas law, holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Our board of directors has the power, to the limited extent permissible under Texas law, to alter, amend or repeal any provision of our charter without stockholder approval for purposes of conforming the charter with any amendment to provisions of the Israeli Securities Law or Israeli Companies Law applicable to the company. Under Texas law, our board of directors may amend our charter without stockholder approval only: (a) if the amendment to our charter relates to a series of shares established by the board under authority granted to the board in the charter as provided by Tex. Bus. Org. Code Section 21.155; and (b) to change the word or abbreviation in its corporate name as required by Tex. Bus. Org. Code Section 5.054(a) to be a different word or abbreviation required by that section.

For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our bylaws may not be altered, amended or repealed unless such modification is declared advisable by our board of directors and approved by the affirmative vote of at least 75% of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40% of all the votes entitled to be cast on the matter are present in person or by proxy. Our charter provides that our board of directors has the power to alter, amend or repeal any provision of our bylaws without stockholder approval for purposes of conforming our bylaws with any amendment to provisions of the Israeli Securities Law or Israeli Companies Law applicable to the company. If the company’s securities cease to trade on the TASE or an applicable exemption under the Israeli Securities Law does not apply, our board of directors will have the exclusive power to alter, amend or repeal our bylaws.

Dissolution of Our Company

For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, subject to the Tex. Bus. Org. Code, a voluntary liquidation, dissolution or winding up of the company must be declared advisable by a majority of our entire board of directors and approved by (i) the affirmative vote of at least 75% of all the votes cast on the matter at a meeting of the company’s stockholders at which stockholders entitled to cast 40% of all the votes entitled to be cast on the matter are present in person or by proxy and (ii) holders of shares entitled to cast a majority of all votes entitled to be cast on the matter.

Choice of Forum

Our charter and bylaws provide that for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, the Company consents to the jurisdiction of the courts of Israel only in respect of claims or proceedings commenced in Israel by a stockholder (including those resident outside of Israel), the Israeli Securities Authority, or the TASE deriving from the implementation of the Israeli Companies Law in accordance with the Israeli Securities Law. This would include, inter alia, derivative actions commenced by stockholders in Israel on behalf of the company arising under the Israeli Companies Law or the Israeli Securities Law.

However, the company does not consent to the jurisdiction of the courts of Israel in respect of any claim or proceeding deriving from any applicable U.S. federal or state law, or any other claim or proceeding deriving from any law other than the Israeli Companies Law or Israeli Securities Law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our charter provide that, unless we consent in writing to the selection of an alternative forum, the courts of Tel Aviv, Israel, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf other than actions or proceedings arising under the federal securities laws; (ii) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders; (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the Tex. Bus. Org. Code, or our charter or bylaws; (iv) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine; or (v) any other claims brought by or on behalf of any stockholder against us or any of our directors, officers or other employees (in all cases, other than actions, claims or proceedings arising under the U.S. federal securities laws). Any person or entity purchasing or otherwise acquiring shares of our common stock will be deemed to have notice of and consented to the provisions of our charter and bylaws, including the exclusive forum provision in our charter.

There is uncertainty as to whether a court would enforce these exclusive forum provisions. Thus, it is possible that a court could find the exclusive forum provision to be inapplicable or unenforceable. This choice of forum provision may limit a stockholder’s right to bring a claim in a judicial forum that the stockholder believes is favorable for such claims and may tend to discourage lawsuits against us and any of our directors, officers or other employees. We believe that requiring these claims to be filed in a single court in Texas is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums; (ii) Texas judges have more experience in dealing with issues of Texas corporate law than judges in any other state; and (iii) Texas courts are authoritative on matters of Texas law. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or otherwise arising under federal securities laws, for which the federal district courts of the United States of America shall be the sole and exclusive forum. Although we believe this provision benefits us by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by (i) two directors or one quarter of the directors in office, (ii) one or more stockholders holding in the aggregate (x) at least five percent (5%) of the issued and outstanding shares of capital stock of the Corporation capital and (y) at least one percent (1%) of the issued and outstanding shares of capital stock of the Corporation entitled to vote, or (iii) one or more stockholders holding at least five percent (5%) of the issued and outstanding shares of capital stock of the Corporation entitled to vote.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws will provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Liability

In addition to the duties of directors and officers of the company under Texas law and our charter, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our charter provides that directors and officers (i) owes a duty of care to the company and must act with the standard of proficiency which a reasonable person, in the same position and in the same circumstances, would act, and owe a fiduciary duty to the company and must act in good faith and for the benefit of the company. For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, the company does not have the power to take any action or enter into any transaction approved or taken in violation of a director’s or officer’s duty of care or fiduciary duty of loyalty to the company as described above unless (i) such director or officer acted in good faith and neither the act nor the approval of the act prejudices the benefit of the company and (ii) the director or officer disclosed the essence of his or her personal interest in the act, including any substantial fact or document, to the board of directors a reasonable time prior to the date of approval. For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, to the maximum extent permitted under Texas law, the foregoing duties, and the effect of approval (or the absence of approval) of any act or transaction in accordance with the foregoing, will be interpreted in accordance with, and given the fullest effect permissible to, the Israeli Companies Law, as though the company were an Israeli corporation.

Under the Israeli Companies Law, a corporation may not exculpate an office holder from liability for a breach of the duty of loyalty, but may exculpate an office holder in advance from liability to the corporation, in whole or in part, for damages caused to the corporation as a result of a breach of duty of care, but provided that a provision authorizing such exculpation is included in the corporation’s charter. Our charter includes such a provision. However, pursuant to our charter, we may not exculpate an office holder for an action or transaction in which a controlling stockholder or any other office holder (including an office holder who is not the office holder we have undertaken to exculpate) has a “personal interest” (within the meaning of the Israeli Companies Law).

Indemnification of Directors’ and Officers’ Liability

Texas law permits a Texas corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Israeli Companies Law also permits a corporation to limit certain liabilities of its directors and officers to the corporation and its stockholders. Our charter contains provisions that eliminate such liability to the maximum extent permitted by Texas law and the Israeli Companies Law.

The Tex. Bus. Org. Code has established a minimum “standard of conduct” that, if met by a director or officer, permits a corporation to indemnify such director or officer pursuant to a charter or bylaw provision, an indemnification agreement with such director or office, or a resolution of the board or stockholders. For third-party actions, he or she must act (1) in good faith and (2) in a manner reasonably believed to be in or not opposed to the best interests of the company, and (3) with respect to any criminal action or proceeding, he or she must have no reasonable cause to believe that his or her conduct is unlawful.  For actions brought by the corporation against a director or office, including any derivative actions brought by stockholders in the right of the corporation, the director or officer must meet the requirements described in clauses (1) and (2) above, plus an additional requirement that, if he or she is found liable to the corporation, there must be a determination by the court in which the action was brought that, despite such adjudication of liability, the individual is “fairly and reasonably” entitled to indemnity for expenses in view of all the circumstances. In either case, if the director or officer of a Texas corporation is ultimately determined to have acted in bad faith, indemnification is not available.

Further, even in the absence of a charter provision, a bylaw provision or an indemnification agreement providing directors and officers with the right to indemnification, a corporation is required by statute to indemnify directors and certain senior officers for expenses actually and reasonably incurred in the defense of any action or proceeding relating to the service as a director or officer if he or she has been successful on the merits or otherwise.

Under the Israeli Companies Law, a corporation may indemnify a director for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder (within the meaning of the Israeli Companies Law), either pursuant to an undertaking given by the corporation in advance of the act or following the act, provided a corporation’s charter authorizes such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Our charter includes a provision requiring the foregoing indemnification permitted under the Israeli Companies Law for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply.

Under the Israeli Companies Law, a corporation may not indemnify or exculpate an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification for a breach of the duty of loyalty to the corporation to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the corporation;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or penalty levied against the office holder.

In the event the company’s securities cease to trade on the TASE or an applicable exemption under the Israeli Securities Law applies, our charter obligates us, to the maximum extent permitted by Texas law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

●	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Subject to the provisions of any applicable law, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our charter, in accordance with the Israeli Companies Law, provides that the total indemnity amount that we may pay to all directors or officers may not exceed, in aggregate, 25% of our equity as set forth in our latest consolidated financial statements, either audited or reviewed, as the case may be, as of the date of indemnification, to each of the officers and/or employees and to all of them together, per each case and cumulatively for all cases.

Right of Inspection and Receipt of Information

Any stockholder, on written request, may inspect and copy during usual business hours any of the following corporate documents: (a) the Company’s Bylaws; (b) minutes of the proceedings of the Company’s stockholders’ meetings; (c) annual statements of the Company’s affairs; (d) shareholder register; (e) voting trust agreements, if any, deposited with the company; (f) a document that relates to an act or transaction requiring the consent of the shareholders under the provisions of Sections 255 (Potential Conflict of Interest) and 268 to 275 (Related Party Transactions) of the Israeli Companies Law; and (g) any document which the Company is required to file under the Israeli Companies Law or under any other applicable law, as amended from time to time, with the Israeli Registrar of Companies or the Israeli Securities Authority which is then available for public inspection at the Israeli Registrar of Companies or the Israeli Securities Authority, as the case may be.

Within seven days after such request for documents is presented to an officer or the resident agent of the Company, the Company is required to have the requested documents available on file at its principal office.

Derivative Actions

For so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, a stockholder or director, on behalf of a stockholder of the company (including those resident outside of Israel), may file a derivative action under the provisions of the Israeli Companies Law applicable to issuers incorporated outside of Israel under the Israeli Securities Law, by delivering a written demand to the company requesting that it exhaust its rights by instituting an action. As discussed above under the heading “— Choice of Forum”, our bylaws provide that we consent to the jurisdiction of Israeli courts and the applicability of such Israeli law to the extent required under the Israeli Securities Law. In addition, each of our directors and officers will, as a condition of their election as a director or officer, consent to the jurisdiction of Israeli courts and the applicability of such Israeli law in such matters. However, the company does not, and its directors and officers do not and will not, consent to the jurisdiction of the courts of Israel in respect of any claim or proceeding deriving from any applicable U.S. federal or state law, or any other claim or proceeding deriving from any law other than the Israeli Companies Law or Israeli Securities Law.

Incorporation of Applicable Provisions Under Israeli Law

Our charter provides that, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, the company will, to the fullest extent permitted by applicable law, be subject to and comply with the provisions of the Israeli Companies Law applicable to the company.

Compromises or Arrangements by Security Holders

Our charter provides that, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, to the fullest extent permitted by applicable laws, the company will comply with, and recognize any rights granted pursuant to, the provisions of Section 350 of the Israeli Companies Law.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon the completion of this offering based upon the Offering Price set forth on the front cover of this prospectus, we expect to have             outstanding shares of our common stock.

Of these shares, the                 shares of our common stock sold in this offering (           shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter.

Currently, no public market exists for our common stock. We intend to apply to list our common stock on the TASE under the trading symbol “             ”. No assurance can be given as to (1) the likelihood that an active market for our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares or (4) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of any shares for future sales, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise additional capital through a future sale of securities. See “Risk Factors —  Risks Related to this Offering”.

For a description of certain restrictions on ownership and transfer of shares of our common stock held by certain of our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

After giving effect to this offering, we expect that               shares of our outstanding common stock will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the shares of our common stock then outstanding, which will equal approximately shares immediately after this offering and the concurrent private placement ; or

●	the average weekly trading volume of our common stock on the TASE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock. This discussion applies only to our securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in connection with this offering. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, or to certain holders subject to special tax rules, including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the U.S.;

●	persons that actually or constructively own five percent or more of our voting shares;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

●	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	persons that receive shares upon the exercise of employee stock options or otherwise as compensation;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar; and

●	tax-exempt entities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof and any of which are subject to change, possibly on a retroactive basis. Any such changes may affect the tax consequences described herein. This discussion is limited to certain material federal income tax consequences and does not address all federal income tax consequences, federal estate, gift or other taxes nor any state, local or non-U.S. tax consequences.

We have not sought, and do not intend to seek, a ruling from the IRS as to any income tax consequence described herein. The IRS may disagree with the discussion herein, and the IRS’s determination may be upheld by a court. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction, to your particular situation.

This discussion does not address the tax consequences of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend upon the status of the partner or member and upon the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our shares of common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States; or

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess distribution will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or warrants, as the case may be. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock disposed exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders are generally eligible for reduced rates of tax. The deductibility of capital losses is subject to limitations.

A U.S. holder’s adjusted tax basis in common stock generally will equal the U.S. holder’s acquisition cost for the common stock less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, will be subject to withholding tax at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-US. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” (USRPHC) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are a U.S. real property holding corporation.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, under the Foreign Investment in Real Property Act of 1980 (FIRPTA), subject to the exceptions discussed below for (1) disposition of a class of stock that is regularly traded on an established securities market to a less-than-5% holder of such stock and (2) disposition by “qualified foreign pension funds,” a non-U.S. stockholder is taxed on dispositions of USRHCs as if such gain were effectively connected with a U.S. business of the non-U.S. Therefore, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. A corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate). Under FIRPTA, the amount realized from the disposition of our common stock will be subject to withholding tax at source at 15% (on a gross basis) by the purchaser, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, and provides proper certification of its eligibility for such reduced rate.

However, a sale of our common stock by a “qualified foreign pension fund” who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA.

If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to a non-U.S. stockholder’s disposition of such stock. Under this additional exception, the gain from such a sale by a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) our common stock is treated as being regularly traded on an established securities market under applicable Treasury Regulations and (2) the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. As noted above, we anticipate that our common stock will be regularly traded on an established securities market immediately following this offering.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Under sections 1471 through 1474 of the Code, provisions commonly referred to as “FATCA,” payments to a foreign financial institution (whether such institution is a beneficial owner or intermediary) of dividends, whenever paid, or, subject to proposed Treasury Regulations discussed below, the gross proceeds from the sale or other taxable disposition (including retirement or redemption) of a note, may be subject to withholding at a rate of 30%. Such withholding will not apply if such foreign financial institution (x)(1) enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the IRS substantial information regarding U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) provides the applicable withholding agent with a certification that such foreign financial institution is eligible to receive the applicable payment free of FATCA withholding. These provisions also generally impose a U.S. federal withholding tax of 30% on dividends (including deemed dividends in the case of warrants), or, subject to proposed Treasury Regulations discussed below, gross proceeds from the sale or other taxable disposition (including retirement or redemption) of common stock to a non-financial foreign entity (whether such entity is a beneficial owner or intermediary), unless such entity provides the withholding agent (i) with a certification that such entity does not have any “substantial United States owners” or (ii) with certain information regarding the entity’s “substantial United States owners,” which may in turn be provided to the IRS. A foreign financial institution or non-financial foreign entity generally may meet the certification requirements and establish an exemption from withholding under FATCA by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section.

While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other taxable disposition (including retirement or redemption) of securities, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of our stock.

PLAN OF DISTRIBUTION

There is currently no public or other trading market in the United States or in Israel for our common stock. We intend to list our common stock for trading on the TASE, subject to the completion of this offering, including the satisfaction of all of the TASE’s listing requirements. The relevant TASE listing requirements for the company are as follows:

●	minimum total value of shares of our common stock held by the public following the listing of our common stock on the TASE must be at least ILS 80 million;

●	if the value of shares of our common stock held by the public is at least ILS 200 million, then the minimum public holdings ratio in respect of the shares must be at least 7.5%; and

●	minimum diversification of public holdings of our common stock as set forth under the regulations of the TASE, pursuant to which our company must have a minimum of 100 stockholders and the minimum value of shares per such stockholder shall be at least ILS 16,000.

The approval for listing of our common stock on the TASE will not constitute a validation by the TASE of the information contained in this prospectus, or of the correctness or completeness thereof, and will not constitute an expression of the TASE of an opinion as to our company, the quality of our common stock or of the price at which our common stock is offered.

We expect to engage Orion Underwriting and Issuances Ltd. (“Orion”) to serve as the pricing underwriter for purposes of Section 1 of the Israeli Securities Law, which means underwriters who participate in determining the price per share at which shares of our common stock will be offered to the public. We may also engage a broker-dealer to serve as a market maker for shares of our common stock in accordance with TASE regulations. If we engage a broker-dealer to serve as a market maker, the minimum number of holders required pursuant to the minimum diversification requirement under TASE regulations will be reduced from 100 holders to 35 holders.

Prior to this offering there has been no public market for any of our securities. The public offering price of the shares was determined by our management following discussions with the underwriters. Factors considered in determining the offering price include: the value of our current assets, an internal valuation analysis of the Company, an assessment of our management and their experience; an assessment of our future prospects, an assessment of the real estate market, prior offerings of companies in our field, general conditions of the securities markets at the time of this offering; and other factors as were deemed relevant. Although we believe the valuation to be fair as of the date it was determined, the offering price established for our shares is arbitrary, may not be supported by the current value of our Company, our assets, or our prospects, and may not accurately reflect the value of the shares being offered.

We are offering up to               shares of our common stock to the public in Israel. We will conduct the offering of shares of our common stock in accordance with the Israeli Securities Law and the Israeli Securities Regulations (The Manner of Offering Securities to the Public) of 2007, or the Manner of Offering Regulations, as described below. Only investors who are non-U.S. persons will participate in this offering. Our directors and officers will not participate, or bid for shares of our common stock, in this offering. We may, in our discretion, terminate the offering, in whole or in part, at any time prior to receipt of offering proceeds from investors. Purchasers of our common stock will need to execute and deliver a subscription agreement to acquire shares in this offering. Orion, together with any other underwriters, will commit to purchase up to 25% of shares of our common stock offered by this prospectus pursuant to an underwriting agreement. The remaining 75% of shares of common stock offered by this prospectus will be offered by the underwriters on a best-efforts basis. We expect to complete the offering within seventy-five (75) days from the date of this prospectus.

Non-Uniform Offering with Pricing Determined in a Book-Building Process

Offering to Institutional Investors

We intend to conduct this offering through a book-building process in accordance with the non-uniform offering provisions of the Manner of Offering Regulations pursuant to which shares of our common stock will be offered in blocks of shares each comprised of 100 shares of our common stock at a uniform price per share of ILS to “institutional investors”, as such term is defined under the Manner of Offering Regulations, which includes, among others, pension funds, insurance companies, banks, and companies with stockholders’ equity in excess of ILS 50 million. In accordance with the requirements set forth in the Manner of Offering Regulations for non-uniform offerings, a non-uniform offering may only be made to institutional investors, subject to a limited offering that may be made to non-institutional investors. We do not plan to offer any of our shares to non-institutional investors.

We intend to conduct a non-uniform offering, pursuant to the Manner of Offering Regulations, and our underwriter, pursuant to an underwriting agreement to be entered into between us and one or more underwriters, must commit to purchase up to 25% of the shares of common stock offered by this prospectus. We may also enter into agreements with distributors whereby such distributors will undertake to market our shares on a “best efforts” basis in connection with this offering but will not be obligated to purchase or sell any shares of our common stock. Prior to the date hereof, we, together with the underwriters, will have met with institutional investors in connection with soliciting orders from the investors for the purchase of shares of our common stock. After the registration statement, of which this prospectus forms a part, is declared effective by the SEC and after the date of publication of the Israeli prospectus with the ISA, we will accept applications for the purchase of shares of our common stock by institutional investors in the non-uniform offering on which application forms will include the price per share and the number of shares to be purchased. Only applications for the purchase of whole blocks of shares will be accepted; any order for a fraction of a block of shares will be deemed not to have been included in the application and will be rejected.

The submission of an application by an institutional investor in a non-uniform offering will be deemed an irrevocable commitment on the part of such investor to purchase our shares of common stock in this offering. The institutional investor will be responsible and liable to us and to the person appointed by us to serve as our Offering Coordinator (as defined below) for the payment of the full consideration due to us in respect of such application and which are accepted, in full or in part.

After the end of the period for submitting the applications for the shares of common stock offered hereby, the applicants will be issued shares in a non-uniform offering at the discretion of the pricing underwriter in consultation with us. As part of the issuance, the amount issued to all institutional investors listed in the “underwriter’s group” or the “distributor’s group”, as such terms are defined in the Manner of Offering Regulations cannot exceed 5% of the amount of securities sold in this offering (or, 10% of the amount sold in this offering if the assets managed for the public by all the institutional investors in the underwriter’s or distributor’s group is greater than ILS 10 billion).

The Special Account

We have appointed                , a member of the TASE (the “Offering Coordinator”), to act as our offering coordinator to administer this offering. We will pay the Offering Coordinator a fixed fee of ILS (approximately $ ) plus tax for its services based on a contractual arrangement. Prior to the date of issuance the Offering Coordinator will open a special trust account, or the Special Account, in our name with an Israeli bank. All proceeds received with respect to bids for our shares that are accepted in this offering will be deposited in the Special Account. The Special Account will be managed exclusively by the Offering Coordinator in our name. No funds will be accepted or deposited into the Special Account prior to the effectiveness of the registration statement of which this prospectus forms a part.

Issuance of Securities; Listing of Shares on TASE

Subject to the fulfillment of all TASE listing requirements for listing shares of our common stock, including compliance with the minimum diversification requirements and with the requirements concerning minimum holdings and value of holdings by the public, on the and all other conditions for the issuance of securities in this offering have been met, we will issue shares of our common stock represented by bids which were accepted by us, in whole or in part, in this offering and for which the consideration was paid in full. These shares will then be transferred to the account of the Offering Coordinator, which in turn, will transfer such shares to the relevant TASE members for the accounts of the bidders.

We expect our common stock to begin trading on the TASE under the symbol “                 ” approximately two business days following the date we issue the shares, as applicable.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by SRK Kronengold Law Office. will act as counsel to the underwriters.

EXPERTS

The consolidated financial statements as of December 31, 2021, and for the period from inception (October 14, 2021) until December 31, 2021, of Maple X, Inc. have been included in this Prospectus in reliance on the report of BDO Ziv Haft, an independent registered public accounting firm, that appears elsewhere herein. Their report is given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. All documents filed with the SEC are available at the website of the SEC referred to above.

Maple X INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021 and AS OF SEPTEMBER 30, 2022

MAPLE X INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Maple X Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Maple X Inc. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in equity and cash flows for the period from incorporation on October 14, 2021 and ended on December 31, 2021 and 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and the results of its operations and its cash flows for the period from incorporation on October 14, 2021 and ended on December 31, 2021, in conformity with accounting principles generally accepted in the United States of America

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements whether due to error or fraud and perform procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ziv Haft
Ziv Haft.
Certified Public Accountants (Isr.)
BDO Member Firm

We have served as the Company’s auditor since 2022

Tel-Aviv, Israel

June 28, 2022

MAPLE X INC. AND SUBSIDIARIES

Consolidated Balance Sheet

(U.S. dollars in thousands)

As of December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	2,125
Restricted cash (Note 3)	912
Prepaid expenses and other assets	50
Land inventory (Note 4)	17,072
Total current assets	20,159
Non-current assets
Real estate investments (Note 5)	16,266

TOTAL ASSETS	36,425
LIABILITIES AND EQUITY
Current liabilities
Mortgage and other loans (Note 6)	9,962
Loans from related parties (Note 7)	1,488
Other current liabilities	245
Accrued interest	69
Total current liabilities	11,764

Non-current liabilities
Loans from related parties (Note 7)	4,227

Total non-current liabilities	4,227

Shareholders’ Equity	(27)
Non-controlling interests	20,461
20,434
TOTAL LIABILITIES AND EQUITY	36,425

June 28, 2022
Date of approval of the financial statements	Ilanit Halperin C.F.O	Itiel Kaplan Chairman of the board and C.E.O

The attached notes form an integral part of the consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

Consolidated Statement of Operations

(U.S. dollars in thousands)

Period from incorporation on October 14, 2021 to December 31, 2021

Operations Expenses
Interest expense	22
General and administrative	5
Total Operations Expenses	27
Loss for the period	27

Total net comprehensive loss attributable to:
Equity holders of the company	27
Non-controlling interests	-
27

The attached notes form an integral part of the consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

Consolidated Statement of EQUITY

(U.S. dollars in thousands)

	Equity	Non-controlling interests	Total

Balance at October 14, 2021	-	-	-

Net loss for the period	(27)	-	(27)
Contributions, net	-	20,461	20,461

Balance at December 31, 2021	(27)	20,461	20,434

The attached notes form an integral part of the consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

Consolidated Statement of CASH FLOWS

(U.S. dollars in thousands)

For the period from incorporation on October 14, 2021 to December 31, 2021

Cash flows from operating activities:
Net loss	(27)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(16)
Accrued interest	69
Other current liabilities	110

Net cash from operating activities	136

Cash flows from investment activities:
Acquisition of Real estate properties	(16,266)
Acquisition of Land Inventory	(17,072)

Net cash used in investing activities	(33,338)

Cash flows from financing activities:
Proceeds from mortgages and other loans	9,962
Capital Contributions from Non-controlling interests, net of issuance expenses	20,461

Loans from related parties, net	5,816
Net cash provided by financing activities	36,239

Net increase in cash and cash equivalents and restricted cash	3,037
Cash and cash equivalents and restricted cash at beginning of the period	-
Cash and cash equivalents and restricted cash at end of the period	3,037

The attached notes form an integral part of the consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – GENERAL

Maple X Inc. (Hereinafter: the “Company” or “We”) was established and incorporated on October 14, 2021 as an LLC, in accordance with the Texas Business Organization Code. (Hereinafter: “TBOC”) in the State of Texas USA, for the purpose of being a holding company for the Company and its subsidiaries (“Group’s”) operations. On March 21, 2022, the Company filed a certificate of conversion with the Texas Secretary of State to convert the Company from a LLC into a Texas corporation (hereinafter – Inc.). As part of the conversion from a LLC to an Inc., the membership interests of our Controlling Shareholders in the LLC were converted into an aggregate of 100 shares of common stock in the Inc.

The controlling shareholders of the Company holding each an equal number of shares in the Inc. are: Mr. Itiel Kaplan, Mr. Michael Sabo, Mr. Roy Marciano and Mr. Uri Frisch (hereinafter: “the controlling shareholders”

The Company purchases undeveloped land, and engages in the planning, development, and construction of necessary infrastructure. Ultimately, the Company sells the plots of land to homebuilders, construction companies and real estate developers. The Company also invests in plots of land as investment real estate for long term capital appreciation or for the purpose of lease.

As of December 31, 2021, the Company held 3 plots of land as entrepreneurial projects for the purposes of Master-Planned Communities and 5 plots of land as investment real estate for the purpose of Real Estate Investment.

The Company’s strategy is to focus on acquiring plots of land; engaging in planning, engineering supervision, and development of these plots; and then selling the developed land to homebuilders and commercial contractors. The Company undertakes development of undeveloped land from the ground up in vibrant, supply-constrained markets, in circumstances where the Company believes it will be able to leverage the management team’s experience and relationships to generate strong risk-adjusted returns for our stockholders. The Company will be externally managed and advised by Maple Development Group, LLC (the “Manager”), a Texas limited liability company controlled by the same shareholders who control the Company.

The Company focuses on two fields of activity, land inventory development for master planned communities and real estate investment, which are the Company’s two operating segments.

Master Planned Communities

Most of the Company’s projects are in the field of master planned communities. Master planned communities are a form of development envisioned and delivered as a self-contained, unified community, with clear boundaries and a full range of land uses, employment opportunities, and public facilities and services. Master planned communities are frequently built on the edge of existing metropolitan areas.

There is no single, accepted definition to describe master planned communities.  Most master planned communities will have a consistent design character, while allowing for some varieties of design styles, home sizes, prices, and lot sizes to cater to multiple segments of the market and allow space for the diversity that can help create the feel of community. Master planned communities are frequently developed by a single-development entity, though many developers will allow separate builders to create smaller subdivisions so that each one is unique and offers residents something different from the others.

As part of a master planned community, an entire neighborhood is planned, including all the services and infrastructure required to create an actual community, such as public services, schools, retail and recreational areas, parks and swimming pools, sport centers, and sometimes even employment centers. Master planned communities are widescale projects which may include up to hundreds of thousands of residents and require many years for development. They are typically developed in phases, such that in each phase of the project the relevant infrastructures and public areas for that particular phase are developed.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (cont.)

Real Estate Investment

The Company acquires undeveloped land inventory plots of land for infrastructure development and sale that are not part of projects for master planned communities. The activities in this field are not substantially different from the Company’s activities in the master planned communicates field. The Company locates and purchases undeveloped plots of land which as of the time of their purchase are not suitable for development and construction because they are not yet connected to infrastructure and are not assigned to any defined use, develops the required infrastructure, and sells the land to builders and construction contractors.

The Company’s activities in the field of real estate investment are separate from its activities in the field of development for master planned communities. The Company’s real estate investment projects relate to land that is proximate to the land that forms part of a project for a master planned community, or the land may be separate and independent from a project for a master planned community.

Maple Development Group, LLC (the “Manager”)

The Company will enter into a management agreement pursuant to which the Manager (owned by the controlling shareholders) will assist the Company with the management of the business and affairs and with the day-to-day operations of the Company. A team of real estate professionals acting through the Manager will make all the decisions regarding the selection, negotiation, financing, and disposition of the investments, subject to direction provided by the Board of Directors and the limitations in the operating agreements.

The Manager will also provide asset management, marketing, investor relations, and other administrative services on the Company’s behalf with the goal of maximizing the Company’s operating cash flow and preserving the Company’s invested capital (See Note 11D below).

Effects of the spread of the coronavirus

The COVID-19 pandemic continues to create business and economic uncertainty and volatility in the global markets. Many countries around the world are experiencing further outbreaks of the pandemic, following which governments are once again imposing various restrictions. At the same time, there is a recovery trend in the volume of economic activity around the world that leads on one hand, to significant demand for certain products and services and on the other hand, disruptions to worldwide supply chain routes and some raw materials. The Group continues to take measures to ensure the health and safety of its employees, suppliers, other business partners and the communities in which it operates in order to ensure, among others, the operation level, the proper functioning of its facilities and to minimize the pandemic’s potential impact on its business. Manufacturing continues at the Group’s sites without interruptions. However, there is still a difficulty in assessing the future impacts of the pandemic on the Group’s operations, inter alia, in light of the uncertainty of its duration, the extent of its intensity and effects on global supply chains and global markets, and additional countermeasures that may be taken by governments and central banks.

In the company’s assessment there is no material effect of inflation on the company’s business.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Consolidated Financial Statements are prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) and are presented in the Company’s reporting currency, the U.S. dollar. Intercompany transactions with consolidated entities have been eliminated.

Principles of Consolidation

The types of entities the Company assesses for consolidation include subsidiaries, management companies and general partners. Each of these entities is assessed for consolidation on a case by case basis depending on the specific facts and circumstances surrounding that entity.

The Company first considers whether an entity is considered a variable interest entity (“VIE”) and therefore whether to apply the consolidation guidance under the VIE model. Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities (“VOE”) under the voting interest model.

An entity is considered to be a VIE if any of the following conditions exist: (i) the equity investment at risk is not sufficient to finance the activities of the entity without additional subordinated financial support provided by any parties, (ii) as a group, the holders of the equity investment at risk lack any of the following characteristics of a controlling financial interest, (a) the power to direct the activities that most significantly impact the entity’s economic performance and for limited partnerships, partners lack that power if neither (1) a simple majority or lower threshold (including a single limited partner) with equity at risk is able to exercise substantive kick-out rights through voting interests over the general partner, nor (2) limited partners with equity at risk are able to exercise substantive participating rights over the general partners, (b) the obligation to absorb expected losses, and (c) the right to receive expected residual returns.

The Company consolidates all VIEs in which it is the primary beneficiary. An entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE. A controlling financial interest is defined as (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (i) whether an entity in which the Company holds a variable interest is a VIE and (ii) whether the Company’s involvement, through holding interest directly or indirectly in the entity or contractually through other variable interests would give it a controlling financial interest. Performance of that analysis requires judgment. The analysis can generally be performed qualitatively; however, if it is not readily apparent that the Company is not the primary beneficiary, a quantitative analysis may also be performed. TPG factors in all economic interests including interests held through related parties, to determine if it holds a variable interest. Fees earned by the Company that are customary and commensurate with the level of effort required for the services provided, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or return of the entity, would not be considered variable interests. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a variable interest entity and continuously reconsiders that conclusion when facts and circumstances change.

For entities that are determined not to be VIEs, these entities are generally considered to be VOEs and are evaluated under the voting interest model. The Company consolidates VOEs that it controls through a majority voting interest or through other means.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Legal arrangements to distribute profits at different rates than the legal ownership rates

In cases where the property entities have entered into legal arrangements for the distribution of profits at different rates than the legal ownership rates in those entities the company applies those rates in accordance with the “theoretical liquidation calculations (promote) method. Accordingly, the company’s and the non-controlling interest’s ownership rates in the profits of the property entities are calculated on the assumption that the property company had liquidated its interest in the properties in line with their fair values.

Use of Estimates

GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Although we believe the assumptions and estimates we made are reasonable and appropriate, as discussed in the applicable sections throughout the Consolidated Financial Statements, different assumptions and estimates could materially impact our reported results.

Functional currency

The U.S. dollar is the functional currency for our consolidated subsidiaries.

Acquisitions

We apply a screen test to evaluate if substantially all the fair value of the acquired property is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. We measure the real estate assets acquired through an asset acquisition based on their cost or total consideration exchanged and any excess consideration or bargain purchase amount is allocated to the real estate properties. At a property-level, we allocate the fair value to the land acquired.

Real Estate Assets

Real estate assets are carried at cost, which is determined at estimated fair value on the date acquired, less accumulated impairment losses. The cost of the real estate includes expenditure that is directly attributable to the acquisition of the asset, any other costs directly attributable to researching, developing, redeveloping, marketing and improving the assets to their intended state and capitalized borrowing costs.

Capitalization of Costs

During the land development and construction periods of qualifying projects, we capitalize interest costs, insurance, real estate taxes and general and administrative costs of the personnel performing the development; if such costs are incremental and identifiable to a specific activity to ready the asset for its intended use. We capitalize transaction costs related to the acquisition of land for future development and operating properties that qualify as asset acquisitions.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recoverability of Real Estate Assets

We assess the carrying values of our respective long-lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. This assessment is primarily triggered based on the shortening of the expected hold period due to our change in intent to sell a property in the near term. We have processes to monitor our intent with regard to our investments and the estimated disposition value in comparison to the current carrying value. If our assessment of potential triggering events indicates that the carrying value of a property that we expect to sell in the near term is not recoverable, we recognize an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the property.

At least annually or more frequently given the presence of a triggering event, we measure the recoverability of our assets. We compare the carrying amount of the asset to the fair value based on our intent as follows:

●	for real estate properties that we intend to hold long-term; including land held for development, properties currently under development and operating properties; recoverability is assessed based on the estimated undiscounted future net rental income from operating the property and the terminal value, including anticipated costs to develop.

●	for real estate properties we intend to sell, including properties currently under development and operating properties; recoverability is assessed based on proceeds from disposition that are estimated based on the future net rental income of the property, expected market capitalization rates and anticipated costs to develop;

●	for land parcels we intend to sell, recoverability is assessed based on the estimated proceeds from disposition less costs to sell; and

●	for costs incurred related to the potential acquisition of land and operating properties and future development projects, recoverability is assessed based on the probability that the acquisition or development is likely to occur at the measurement date.

Cash and Cash Equivalents

We consider all cash on hand, demand deposits with financial institutions and short-term highly liquid investments with original maturities of three months or less to be cash equivalents. Our cash and cash equivalents are financial instruments that are exposed to concentrations of credit risk. We invest our cash with high-credit quality institutions both domestically and internationally. Cash balances may be invested in money market accounts that are not insured. We have not realized any losses of such cash investments or accounts and believe that we are not exposed to any significant credit risk.

We do not use derivative financial instruments for trading or speculative purposes.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

We recognize revenue to the extent that amounts are determined to be collectible. We may also earn incentive returns (“promotes” or “promote revenues”) based on a venture’s cumulative returns over a certain time-period and the returns are determined by both the operating performance and real estate valuation of the venture, including highly variable inputs such as capitalization rates, market rents, interest rates and foreign currency exchange rates. As these key inputs are highly volatile and out of our control, and such volatility can materially impact our promotes period over period, we recognize promote revenues at the end of the performance period. We generally earn promote revenue directly from third-party investors in the co-investment ventures.

Gains on Real Estate Transactions, Net

We recognize gains on the disposition of real estate when control transfers to the buyer, generally when consideration and title are exchanged and the risks and rewards of ownership transfer.

Gains on Dispositions of Development Properties and Land, Net. We present gains separately based on the type of real estate sold or contributed. We present gains on sales to third parties as Gains on Dispositions of Development Properties and Land, Net when the property was included in our land portfolio or when we developed the property with the intent to sell or contribute.

Income Taxes

The Company accounts for income taxes in accordance with ASC No. 740, “Income Taxes.” This topic prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. Deferred tax liabilities and assets are classified as non-current based on the adopting of Accounting Standards Update (“ASU”) 2015-17, “Balance Sheet Classification of Deferred Taxes.”

The Company accounts for uncertain tax positions in accordance with ASC 740, which contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining whether the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company reevaluates its income tax positions periodically to consider factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result/ in recognition of a tax benefit or an additional charge to the tax provision The Company includes interest related to tax issues as part of income tax expense in its consolidated financial statements. The Company records any applicable penalties related to tax issues within the income tax provision.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Environmental Costs

We incur certain environmental remediation costs, including cleanup costs, consulting fees for environmental studies and investigations, monitoring costs, and legal costs relating to cleanup, litigation defense, and the pursuit of responsible third parties. We expense costs incurred in connection with operating properties and properties previously sold. We capitalize costs related to undeveloped land as development costs and record any expected future environmental liabilities at the time of acquisition. We maintain a liability for the estimated costs of environmental remediation expected to be incurred in connection with undeveloped land, acquired operating properties and properties previously sold that we adjust as appropriate as information becomes available.

Fair Value of Financial Instruments

Fair value of certain of the Company’s financial instruments including cash, other current assets, other Accounts liabilities, accrued interest loans are approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments.

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which amends ASC 740. This ASU simplifies the accounting for income taxes by modifying the treatment of intra period tax allocation in certain circumstances, eliminating an exception to recognizing deferred tax liabilities for outside basis differences for foreign equity method investments and foreign subsidiaries when ownership or control changes, and modifying interim period tax calculations when a loss is forecast. In addition, this ASU also requires that enacted changes in tax laws or rates be included in the annual effective rate determination in the period that includes the enactment date and clarifies the tax accounting of a step up in tax basis of goodwill. ASU 2019-12 is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact that the guidance will have on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (“ASU 2020-04”), which provides companies with optional guidance, including expedients and exceptions for applying generally accepted accounting principles to contracts and other transactions affected by reference rate reform, such as the London Interbank Offered Rate (LIBOR). ASU 2020-04 is effective for the Company upon issuance and generally can be applied to applicable contract modifications through December 31, 2022. The Company is currently evaluating the impact of ASU 2020-04 on its consolidated financial statements, however, the Company does not believe that adoption of ASU 2020-04 will materially impact its consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Standards (cont.)

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 – RESTRICTED CASH

Restricted cash as of December 31, 2021 in respect of the Company’s loans from investee corporations (the – “lender”) is for insurance payments, real estate taxes and investments in the loan subject property.

NOTE 4 – LAND INVENTORIES

A.	The following table provides some detailed information about the land Inventories:

Name of Property	Ownership Percentage in the Property	Profit Participation Percentage (including Promote*)	Status / Stage	Acquisition Date	Purchase Price (USD in thousands)	Capitalized costs (USD in thousands)	Total (USD in thousands)	Debt as of December 31, 2021, net (USD in thousands)
Maple View (see B1 below)	5%	33.4% right to profits	Planning and Permits	12/29/2021	3,529	241	3,770	2,107
Maple Grove (see B2 below)	5%	38.4% right to profits	Planning and Permits	12/8/2021	9,005	354	9,359	3,015
Pecan Ranch (see B3 below)	5%	36.8% right to profits	Planning and Permits	12/10/2021	3,701	242	3,943	473
Total					16,235	837	17,072	5,595

(*)	The Promote percentage is calculated based on project’s business plan, therefore the actual ultimate percentage may be different from the percentage anticipated in the business plan.

B.	More details:

1.	Maple View - Alvin, Brazoria County, TX

A land plot of approximately 235.28 acres, intended for the initiation of a Master-Planned Community which is expected to include approximately 800 plots of land for the development of private homes. As is customary in projects of this type, the project will also include the development of infrastructure, roads and public areas. The project is expected to be divided into 6 phases which will include about 130 to 140 plots of land each and which are expected to be spread over a period of 7 years from the date of commencement of work on the land.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – LAND INVENTORIES (cont.)

B. More details (cont.):

2.	Maple Grove - Pattison, Waller Country, TX

A land plot of approximately 257 acres, intended for the initiation of a Master-Planned Community which is expected to include approximately 990 plots of land for the development of private homes. As is customary in projects of this type, the project will also include the development of infrastructure, roads and public areas. The project is expected to be divided into 6 phases which will include about 150 to 180 plots of land each and which are expected to be spread over a period of 7 years from the date of commencement of work on the land.

3.	Pecan Ranch - Bonney, Brazoria County, TX

A 169-acre plot of land, designed to be initiated by the Master-Planned Community, which is expected to include about 500 plots of land for the development of private homes. As is customary in projects of this type, the project will also include the development of infrastructure, roads and public areas. The project is expected to be divided into 4 phases which will include about 120 to 130 plots of land each and which are expected to be spread over a period of 7 years from the date of commencement of work on the land. The land is adjacent to the highway (288) which is a major transportation hub in the area.

NOTE 5 – REAL ESTATE PROPERTIES

A. The following table provides some detailed information about the Real estate investments:

Name of Property	Ownership Percentage in the Property	Profit Participation Percentage (*)	Status / Stage	Acquisition Date	Purchase Price (USD in thousands)	Capitalization of costs (USD in thousands)	Total (USD in thousands)	Debt as of December 31, 2021, net (USD in thousands)
Maple Farms	25.5%	47.5% right to profits	Planning	12/17/2021	10,015	273	10,288	3,091
Pecan Ranch West	100%	100%	Planning	11/15/2021	1,596	47	1,643	1,980
Pecan Ranch North	100%	100%	Planning	12/10/2021	2,855	12	2,867	2,925
Pecan Ranch Square	100%	100%	Planning	12/10/2021	917	11	928	1,136
Maple Grove Square	100%	100%	Planning	12/8/2021	534	6	540	729
Total					15,917	349	16,266	9,861

(*)	The Promote Allocation is an added percentage linked to the profitability of each project and is determined according to the waterfall distribution terms in the relevant operating agreement. The calculated percentage is subject to change based on the property’s profitability.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – REAL ESTATE PROPERTIES (cont.)

B. More details:

1.	Maple Farms - Sandy Point, Brazoria County, TX

A plot of land with a volume of about 770 acres, which is held as investment real estate. According to existing municipal plans in the land area, a main toll road (State Highway 99 Grand Parkway) is expected to pass in the coming years in close proximity to the land area.

2.	Pecan Ranch West - Bonney, Brazoria County, TX

A plot of land with a volume of about 74 acres, which is held as investment real estate.

3.	Pecan Ranch North - Bonney, Brazoria County, TX

A plot of land of approximately 148 acres, which is held as investment real estate.

4.	Pecan Ranch Square - Bonney, Brazoria County, TX

A plot of land with a volume of about 41 acres, which is held as investment real estate. The land is intended for the purpose of establishing a yielding real estate project for commercial purposes. Also, given the proximity to the highway (288) on the land area it will also be possible to build gas stations, refueling lanes for trucks, convenience stores and fast food.

The land is located, adjacent to the company’s Pecan Ranch project described in Note 4B3 above.

5.	Maple Grove Square - Angleton, Brazoria County, TX

A plot of land of approximately 15 acres, which is held as investment real estate.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – MORTGAGES AND OTHER LOANS

The Company’s operations are financed through the issuance of equity to shareholders and external investors (non-controlling interests) and by obtaining senior loans from banks and financial institutions.

Generally, in the development projects for master planned communities, the Company raises up to approximately 35% of the capital required to purchase, initiate, and develop a project from equity investors. financing transactions with investment funds that invest through dedicated companies formed for each specific real estate investment, which dedicated companies invest in the single purpose entities, typically a LLC or a LP, established by the Company for each project which hold, directly or indirectly, the title in the property (each a “Property Company”).

Acquisition Loans

In addition to the fund raised by private investors, each Property Company takes out loans from banks and financial institutions. Generally, each Property Company finances the purchase of land through senior loans known as acquisition loans for periods of up to three years, subject to an option to extend. The loans are non-recourse loans, with no recourse to the Property Company. Most of these loans are secured, inter alia, by a first-ranking pledge on the Property Company’s rights in the property, while in some cases the loans are secured by a pledge on the rights of the parent company of the Property Company.

Acquisition loans are generally secured by a guarantee provided by one of the Controlling Shareholders for the full amount of the principal. Generally, loans finance up to 60% of the land acquisition costs. Some of the loans are “balloon” loans; i.e. the borrower makes monthly interest-only payments over the loan term, and the principal amount is paid in a lump sum at maturity, while other loans are repaid in fixed monthly principal and interest payments according to amortization schedules. (See below relating to the redemption date of these loans).

The loan agreements typically give the borrower an option to repay the loan before the due date, but with a penalty.

In general, close to the final repayment date of the loan, the Company repays the acquisition loan by taking a development loan for the purpose of developing the land.

As of December 31, 2021, the average annual interest rate on acquisition loans and the other loans provided to the Company’s Property Companies was 4.875%.

Development Loans

To finance the development of property following the completion of the planning stage, the Property Company obtains development loans, which are typically short-term, variable interest loans in line with the planned development period, whether for the entire project or for the relevant phase of the project for which the loan is taken (often with an option to extend the loan until the completion of development). Development loans are generally secured by a guarantee provided by one of the Controlling Shareholders for the full amount of the principal and/or a guarantee to complete the development of the project. The development loan agreement also includes a lien on the land in favor of the lenders and an assignment by way of a pledge on various rights relating to the project. The development loan agreement also includes restrictions on the distribution of cash flows deriving from the property. In practice, this restriction has no material impact on the Company since these loans are intended only for the development of the property and during the term of the loan the property will not be generating any revenue for the Company.

In accordance with some of the loans taken by the Company’s Property Companies, the borrower and the guarantor, as applicable, have undertaken to maintain certain financial ratios, such as a debt service coverage ratio, a minimum net worth ratio, and a minimum liquid asset ratio. These financial ratios are usually reviewed on a quarterly basis and if not satisfied may be remedied, insofar as required, through partial repayment of the debt. Upon the expiry of the remedy period defined in the loan agreement, an uncured breach of a financial ratio may constitute grounds for calling the loan due and payable or constitute a trigger for the transfer of proceeds from the property to designated deposit accounts controlled by the lender.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – MORTGAGES AND OTHER LOANS (cont.)

Compliance with the financial ratios (or more stringent ratios) for a period of several months will generally cancel the aforesaid trigger and the funds deposited in the designated deposit accounts will be released back to the Company.

As of December 31, 2021, and the filing of these financial statements, all of the Company’s Property Companies and the guarantors are in compliance with all the financial covenants stipulated in the loan agreements of the Property Companies.

The table below lists the outstanding loans carried out by the Company and its subsidiaries from banks:

Borrowing Entity	Loan Initial Principal (USD in thousands)	Interest	Amount Outstanding December 31, 2021, net (USD in thousands)	Due Date	Balance sheet classification	Lender
Maple View Development LLC	2,128	4.25%	2,107	12/28/2024	Short term liabilities	Plains State Bank

The table below lists the outstanding loans being carried by the Company and its subsidiaries from other 3rd parties:

Borrowing Entity	Loan Initial Principal (USD in thousands)	Interest	Amount Outstanding December 31, 2021, net (USD in thousands)	Due Date	Balance sheet classification	Lender
Maple Farms GP LLC	3,000	12%	3,000	12/31/2022	Short term liabilities	* Katonti Ltd. and NDBS Investments LLC
Total	3,000		3,000

*	After the balance sheet date the counterparties to this loan were appointed as directors of the company.

The table below lists the outstanding loans carried out by the Company and its subsidiaries from the Sellers of the properties:

Borrowing Entity	Loan Initial Principal (USD in thousands)	Interest		Amount Outstanding December 31, 2021, net (USD in thousands)	Due Date	Balance sheet classification	Lender (***)
Pecan Ranch North LLC	2,855	0	%**	2,855	12/10/2022	Short term liabilities	SH 288 & 476 Partners LTD
Maple Grove Development LLC	2,000	8%		2,000	2/8/2023	Short term liabilities	Morton Newman Partners LLC
Total	4,855			4,855

**	This loan was granted as part of the acquisition agreement for this property.

***	All loans are secured as a first lien on the rights of the property company (borrower) in the property.

Loans are presented net of issuance costs of about $21 thousand.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – LOAN FROM RELATED PARTIES

The table below lists the outstanding loans being carried by the Company and its subsidiaries from shareholders or companies controlled by shareholders:

Borrowing Entity	Loan Initial Principal (USD in thousands)	Interest	Amount Outstanding December 31, 2021, net (USD in thousands)	Due Date	Balance sheet classification	Lender
Maple X, Inc.	222	10%	222	12/10/2023	Long term liabilities	CityR Group Holdings LLC
Pecan Ranch West LLC	1,980	10%	1,980	11/15/2023	Long term liabilities	CityR Group Holdings LLC
Pecan Ranch Development LLC	236	10%	236	12/10/2023	Short term liabilities	CityR Group Holdings LLC
Pecan Ranch North LLC	37	10%	37	12/10/2023	Long term liabilities	CityR Group Holdings LLC
Maple Farms GP LLC	91	10%	91	12/17/2023	Long term liabilities	CityR Group Holdings LLC
Maple Grove GP LLC	433	10%	433	12/8/2023	Short term liabilities	CityR Group Holdings LLC
	2,999		2,999

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – LOAN FROM RELATED PARTIES (cont.)

Borrowing Entity	Loan Initial Principal (USD in thousands)	Interest	Amount Outstanding December 31, 2021, net (USD in thousands)	Due Date	Balance sheet classification	Lender
Pecan Ranch Development LLC	237	10%	237	12/10/2023	Short term liabilities	Debt Fund 3 Investors LLC
Pecan Ranch Square LLC	1,196	10%	1,136	12/10/2023	Long term liabilities	Debt Fund 3 Investors LLC
Pecan Ranch North L.LC	32	10%	32	12/10/2023	Long term liabilities	Debt Fund 3 Investors LLC
Maple Grove Square LLC	767	10%	729	12/8/2023	Long term liabilities	Debt Fund 3 Investors LLC
Maple Grove Development LLC	582	10%	582	12/8/2023	Short term liabilities	Debt Fund 3 Investors LLC
	2,814		2,716

Loans are presented net of issuance costs of about $98 thousand.

Guarantees

Michael Sabo , our Controlling Shareholders, at the request of the lenders have personally guaranteed the subsidiaries’ financial liabilities under certain loan agreements as detailed in the table below:

Property	Loan Amount (USD in thousands)	Guarantor
Maple View	2,128	Michael Sabo

NOTE 8 – TAXES ON INCOME

A.	United States resident companies are taxed on their worldwide income for corporate income tax purposes at a statutory rate of 21%. No further taxes are payable on this profit unless that profit is distributed. If certain conditions are met, income derived from foreign subsidiaries is tax exempt in the United States under applicable tax treaties to avoid double taxation.

The Company has not received final tax assessments since the Company inception.

As of December 31, 2021, the Company has carryforward losses for tax purposes of approximately $6 thousands which can be offset against future taxable income, if any.

B.	The following is reconciliation between the theoretical tax on pre-tax income, at the tax rate applicable to the Company (federal tax rate) and the tax expense reported in the financial statements:

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – TAXES ON INCOME (cont.)

Period ended December 31, 2021

Pretax loss	(27)
Federal tax rate	21%
Income tax computed at the ordinary tax rate	6
Losses and temporary differences for which valuation allowance was provided	(6)
-

C.	Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes:

Composition of deferred tax assets:	Period ended December 31, 2021

Operation loss carry forwards	6
Valuation allowance	(6)
-

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – RELATED PARTIES

Balances with related parties:

As of December 31, 2021

Prepaid expenses and other assets	34
Other current liabilities	225
Loans from related parties (*)	5,715

(*)	see Note 6

See also Note 11 below.

NOTE 10 – SEGMENTS OF OPERATIONS

The Company’s strategy is to focus on acquiring plots of land; engaging in planning, engineering supervision, and development of these plots; and then selling the developed land to homebuilders and commercial contractors. The Company undertakes development of undeveloped land from the ground up in vibrant, supply-constrained markets, in circumstances where the Company believes it will be able to leverage the management team’s experience and relationships to generate strong risk-adjusted returns for our stockholders.

The Company focuses on two fields of activity, land inventory development for master planned communities and real estate investment (see Note 1), which are the Company’s two operating segments.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – SEGMENTS OF OPERATIONS (cont.)

	Period ended December 31, 2021
	Land inventory	Real Estate investments	Total
	USD in thousands
Revenues for reportable segments	-	-	-
Loss for reportable segments	-	-	-
General and administrative expenses	5	-	5
Interest expense	22	-	22
Loss for the period	27	-	27
Assets for reportable segments	18,243	17,914	36,157
unallocated amounts			268
Total assets			36,425
Liabilities for reportable segments	5,732	10,038	15,770
unallocated amounts			221
Total Liabilities			15,991

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued (April 28, 2022). The agreements below were originally entered into by Maple Development Group (a company controlled by the shareholders) and they will be transferred to the Company upon conclusion of the IPO.:

A.	Pursuant to the various operating agreements of the Property Companies, the Manager was entitled to receive a property acquisition fee from the applicable Property Companies in an amount equal to 2.5% of the property acquisition price (with the Maple Farms fee being 2%).

B.	Each of Uri Frisch and Roy Marsiano, two of the Controlling Shareholders, provide the Company and its affiliates with consultancy services in the field of capital markets investor relations on an as-needed basis. These services include advisory services relating to the Company’s activities in the Israeli and U.S. capital markets, and maintaining relations with analysts, investment bankers and investor relations service providers to maintain effective relationships with investors. The Company pays each of Uri Frisch and Roi Marsiano an annual fee of approximately US$50,000 for these services and reimburses their services-related expenses incurred in providing the services.

C.	CityR Group Holdings, LLC., a private limited liability company established in the State of New Jersey, and wholly owned by Michael Sabo (CityR), provides the Company and its affiliates with equity placement services relating to the equity investment transactions in the Company’s Property Companies, in return for a fee of 3% of the total equity investment raised by CityR, which fee is paid by the Property Company that receives the investment. CityR shares the fee with a company owned by Uri Frisch pursuant to an agreement between CityR and Uri Frisch’s company. In 2021, the Company’s Property Companies paid CityR fees totaling approximately US$507,272.

With regard to the equity placement services provided by CityR, the investment funds that invest in the Property Companies also pay fees to CityR in the framework of each equity investment transaction, including equity placement fees (2% of the amount invested) and investor relations fees (1.75% of the amount invested).

D.	The Manager (See Note 1 above) will also provide asset management, marketing, investor relations, and other administrative services on the Company’s behalf with the goal of maximizing the Company’s operating cash flow and preserving the Company’s invested capital.

The following is a summary of the fees and expense reimbursements that the Company’s will pay to the Manager:

-	An annual fee equal to 1% of the net asset value (NAV) of the Company’s properties, to be paid by the Company’s.
-	A development fee equal to 5% of the development costs of each of the Company’s properties, to be paid monthly by the applicable Property Company. The development fee is paid monthly in equal monthly installments in accordance with the business plan for the particular project, with a true-up upon project completion.
-	The Company will reimburse the Manager for reasonable business expenses
-	The Company will pay the insurance premiums for insurance for the Manager.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – SUBSEQUENT EVENTS (cont.)

With regard to the payment of development fees, the Property Companies (excluding Maple Farms) have been paying the Manager development fees in an amount equal to 5% of the property development costs, on a monthly basis. In 2021, the Property Companies paid the Manager a total of US$764,599. In the framework of the operating agreement for the Maple Farms property, the development fees in the aggregate shall be no less than US$500,000.

In. 2021, the applicable Property Company did not pay the Manager any development fees in connection with the Maple Farms property

E.	The Company signed a five-year consulting services agreement with Itiel Kaplan, the CEO, and consulting services agreement with Ilanit Halperin, the CFO. Pursuant to these agreements, the chief executive officer and the chief financial officer will receive the following compensation:

Officer	Title	Annual Salary/Fees	Annual Expense Reimbursement	Annual Bonus
Itiel Kaplan	CEO	$250,000	$50,000	$100,000
Ilanit Halperin	CFO	$72,000	-	-

F.	In January 2022, we obtained from the Controlling Shareholders the Controlling Shareholders’ 50% interest in Maple Heights GP, LLC, a Delaware limited liability company that has an ownership interest in one additional property.

G.	Guarantees

Michael Sabo & Itiel Kaplan at the request of the lenders have personally guaranteed the subsidiaries’ financial liabilities under certain loan agreements as detailed in the table below:

Borrower	Property	Lender	Loan Amount	Guarantor	Guaranteed Amount
Maple Grove Development LLC	Maple Grove	Independent Financial Bank	$5,397,000	Michael Sabo & Itiel Kaplan	100%
Pecan Ranch Development LLC	Pecan Ranch	Plains State Bank	$2,220,000	Michael Sabo	100%

H.	Since the balance sheet date, the Company has entered into purchase and sale agreements to acquire five additional plots of land from third parties, including one of which where the purchase has been completed. The following table provides additional details regarding the five additional plots:

Location	Size (Acres)	Purchase Price	Date of Agreement	Projected Closing Date per Contract
Beasley, TX	180	$6,300,000	March 2022	September 2022
Brookshire, TX	155.3	$6,181,457	January 2022	July 2022
Hockley, TX	122.3	$3,670,000	September 2021	Acquired on April 15, 2022
Martindale, TX	110.4	$4,021,200	November 2021	August 2022
Waller, TX	381	$14,097,000	May 2022	July 6, 2022

Maple Heights GP LLC

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Maple Heights GP LLC

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Maple Heights GP LLC (the “Company”) as of December 31, 2021 and 2020 and the related consolidated statements of operations, changes in equity and cash flows for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements whether due to error or fraud and perform procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ziv Haft
Ziv Haft.
Certified Public Accountants (Isr.)
BDO Member Firm

We have served as the Company’s auditor since 2022

Tel-Aviv, Israel

June 28, 2022

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

CONSOLIDATED Balance Sheet

(U.S. dollars in thousands)

	As of December 31, 2021	As of December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	417	59
Restricted cash (Note 3)	98	1,338
Land inventory (Note 4)	9,214	11,269
Total current assets	9,729	12,666

Property and Equipment, net	-	18
TOTAL ASSETS	9,729	12,684

LIABILITIES AND EQUITY
Current liabilities
Mortgage and other loans (Note 5)	3,468	4,800
Other current liabilities	12	-
Total current liabilities	3,480	4,800

Total non-current liabilities	3,480	4,800

Shareholders’ Equity	322	447
Non-controlling interests	5,927	7,437
	6,249	7,884
TOTAL LIABILITIES AND EQUITY	9,729	12,684

June 28, 2022
Date of approval of the financial statements	Ilanit Halperin C.F.O	Itiel Kaplan Chairman of the board and C.E.O

The attached notes form an integral part of the consolidated financial statements.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

CONSOLIDATED Statement of Operations

(U.S. dollars in thousands)

	For the year ended December 31, 2021	For the year ended December 31, 2020

Revenues (Note 4)	4,978	444

Cost of revenues	(3,951)	(272)
Gross profit	1,027	172
Operations Expenses
Interest expense	(104)	(230)
General and administrative	(12)	-
Income (loss) for the year	911	(58)

Total net comprehensive income (loss) attributable to:
Equity holders of the company	45	(2)
Non-controlling interests	866	(56)
	911	(58)

The attached notes form an integral part of the consolidated financial statements.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

CONSOLIDATED Statement of EQUITY

(U.S. dollars in thousands)

	Equity holders of the Company	Non- controlling interests	Total

Balance at January 31, 2020	449	7,493	7,942

Net loss for the year	(2)	(56)	(58)

Balance at December 31, 2020	447	7,437	7,884

Distributions	(170)	(3,226)	(3,396)
Contributions, net	-	850	850
Net Income for the year	45	866	911

Balance at December 31, 2021	322	5,927	6,249

The attached notes form an integral part of the consolidated financial statements.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

CONSOLIDATED Statement of CASH FLOWS

(U.S. dollars in thousands)

	For the year ended December 31, 2021	For the year ended December 31, 2020

Cash flows from operating activities:
Net Income (loss)	911	(58)
Changes in operating assets and liabilities:
Other current liabilities	12	-
Increase (decrease) in Land Inventory	2,055	(2,191)
Net cash from operating activities	2,978	(2,249)

Cash flows from investment activities:
Investment in Property and Equipment	-	(8)
Proceeds from sale of Property and Equipment	18	-
Net cash from (used in) investing activities	18	(8)

Cash flows from financing activities:
Proceeds from mortgages and other loans	(1,332)	-
Contributions from Non-controlling interests	850	-
Distributions to Non-controlling interests	(3,226)	-
Distributions to controlling shareholders	(170)	-

Net cash used in financing activities	(3,878)	-

Net decrease in cash and cash equivalents and restricted cash	(882)	(2,257)
Cash and cash equivalents and restricted cash at beginning of the period	1,397	3,654
Cash and cash equivalents and restricted cash at end of the period	515	1,397

The attached notes form an integral part of the consolidated financial statements.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL

Maple Heights GP LLC (Hereinafter: the “Company” or “We”) was established and incorporated on May 14, 2019 in the State of Delaware USA.

Maple X Inc., through an intermediate holding companies it controls, has a 10% membership interest in Maple Heights Holdings LLC (“Holdings”), a Delaware LLC. Holdings has a 100% membership interest in Maple Heights Development LLC (“Development”), a Texas LLC.

Maple Heights GP LLC and its subsidiaries are hereinafter defined as ‘the Group’.

The Group’s project is in the field of master planned communities. Master planned communities are a form of development envisioned and delivered as a self-contained, unified community, with clear boundaries and a full range of land uses, employment opportunities, and public facilities and services. Master planned communities are frequently built on the edge of existing metropolitan areas.

There is no single, accepted definition to describe master planned communities.  Most master planned communities will have a consistent design character, while allowing for some varieties of design styles, home sizes, prices, and lot sizes to cater to multiple segments of the market and allow space for the diversity that can help create the feel of community. Master planned communities are frequently developed by a single-development entity, though many developers will allow separate builders to create smaller subdivisions so that each one is unique and offers residents something different from the others.

As part of a master planned community, an entire neighborhood is planned, including all the services and infrastructure required to create an actual community, such as public services, schools, retail and recreational areas, parks and swimming pools, sport centers, and sometimes even employment centers. Master planned communities are widescale projects which may include up to hundreds of thousands of residents and require many years for development. They are typically developed in phases, such that in each phase of the project the relevant infrastructures and public areas for that particular phase are developed.

Maple Heights, located in North-East Houston, Texas, includes approximately 211 acres, which is currently in development stages of approximately 820 single-family homes community.

In April 2021, the Group entered into an agreement to sell the entire project in 4 installments, for a total consideration of approximately $ 21 million. As of the date of signature of these financial statements, the sale of 2 phases had been completed, consisting of approximately 86.7 acres of the project area for approximately $ 9.64 million.

Effects of the spread of the coronavirus

The COVID-19 pandemic continues to create business and economic uncertainty and volatility in the global markets. Many countries around the world are experiencing further outbreaks of the pandemic, following which governments are once again imposing various restrictions. At the same time, there is a recovery trend in the volume of economic activity around the world that leads on one hand, to significant demand for certain products and services and on the other hand, disruptions to worldwide supply chain routes and some raw materials. The Group continues to take measures to ensure the health and safety of its employees, suppliers, other business partners and the communities in which it operates in order to ensure, among others, the operation level, the proper functioning of its facilities and to minimize the pandemic’s potential impact on its business. Manufacturing continues at the Group’s sites without interruptions. However, there is still a difficulty in assessing the future impacts of the pandemic on the Group’s operations, inter alia, in light of the uncertainty of its duration, the extent of its intensity and effects on global supply chains and global markets, and additional countermeasures that may be taken by governments and central banks.

In the Group’s assessment there is no material effect of inflation on the group’s business.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Financial Statements are prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) and are presented in the Company’s reporting currency, the U.S. dollar.

Principles of Consolidation

The types of entities the Company assesses for consolidation include subsidiaries, management companies and general partners. Each of these entities is assessed for consolidation on a case by case basis depending on the specific facts and circumstances surrounding that entity.

The Company first considers whether an entity is considered a variable interest entity (“VIE”) and therefore whether to apply the consolidation guidance under the VIE model. Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities (“VOE”) under the voting interest model.

An entity is considered to be a VIE if any of the following conditions exist: (i) the equity investment at risk is not sufficient to finance the activities of the entity without additional subordinated financial support provided by any parties, (ii) as a group, the holders of the equity investment at risk lack any of the following characteristics of a controlling financial interest, (a) the power to direct the activities that most significantly impact the entity’s economic performance and for limited partnerships, partners lack that power if neither (1) a simple majority or lower threshold (including a single limited partner) with equity at risk is able to exercise substantive kick-out rights through voting interests over the general partner, nor (2) limited partners with equity at risk are able to exercise substantive participating rights over the general partners, (b) the obligation to absorb expected losses, and (c) the right to receive expected residual returns.

The Company consolidates all VIEs in which it is the primary beneficiary. An entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE. A controlling financial interest is defined as (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (i) whether an entity in which the Company holds a variable interest is a VIE and (ii) whether the Company’s involvement, through holding interest directly or indirectly in the entity or contractually through other variable interests would give it a controlling financial interest. Performance of that analysis requires judgment. The analysis can generally be performed qualitatively; however, if it is not readily apparent that the Company is not the primary beneficiary, a quantitative analysis may also be performed. TPG factors in all economic interests including interests held through related parties, to determine if it holds a variable interest. Fees earned by the Company that are customary and commensurate with the level of effort required for the services provided, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or return of the entity, would not be considered variable interests. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a variable interest entity and continuously reconsiders that conclusion when facts and circumstances change.

For entities that are determined not to be VIEs, these entities are generally considered to be VOEs and are evaluated under the voting interest model. The Company consolidates VOEs that it controls through a majority voting interest or through other means.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Legal arrangements to distribute profits at different rates than the legal ownership rates

In cases where the property entities have entered into legal arrangements for the distribution of profits at different rates than the legal ownership rates in those entities the company applies those rates in accordance with the “theoretical liquidation calculations (promote) method. Accordingly, the company’s and the non-controlling interest’s ownership rates in the profits of the property entities are calculated on the assumption that the property company had liquidated its interest in the properties in line with their fair values.

Use of Estimates

GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Although we believe the assumptions and estimates we made are reasonable and appropriate, as discussed in the applicable sections throughout the Financial Statements, different assumptions and estimates could materially impact our reported results.

Functional currency

The U.S. dollar is the functional currency for our consolidated subsidiaries

Land inventory

Land inventory includes real estate, acquired by the Company, held for sale in the ordinary course of business. The land inventory is measured at the lower of cost and net realizable value. The cost of the inventory includes expenditure that is directly attributable to the acquisition of the asset, any costs directly attributable to researching, developing, redeveloping, marketing and improving the assets to their intended state and capitalized borrowing costs.

Cash and Cash Equivalents

We consider all cash on hand, demand deposits with financial institutions and short-term highly liquid investments with original maturities of three months or less to be cash equivalents. Our cash and cash equivalents are financial instruments that are exposed to concentrations of credit risk. We invest our cash with high-credit quality institutions both domestically and internationally. Cash balances may be invested in money market accounts that are not insured. We have not realized any losses of such cash investments or accounts and believe that we are not exposed to any significant credit risk.

We do not use derivative financial instruments for trading or speculative purposes.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Capitalization of Costs

During the land development and construction periods of qualifying projects, we capitalize interest costs, insurance, real estate taxes and general and administrative costs of the personnel performing the development; if such costs are incremental and identifiable to a specific activity to ready the asset for its intended use. We capitalize transaction costs related to the acquisition of land for future development and operating properties that qualify as asset acquisitions.

Revenue Recognition

We recognize revenue to the extent that amounts are determined to be collectible. We may also earn incentive returns (“promotes” or “promote revenues”) based on a venture’s cumulative returns over a certain time-period and the returns are determined by both the operating performance and real estate valuation of the venture, including highly variable inputs such as capitalization rates, market rents, interest rates and foreign currency exchange rates. As these key inputs are highly volatile and out of our control, and such volatility can materially impact our promotes period over period, we recognize promote revenues at the end of the performance period. We generally earn promote revenue directly from third-party investors in the co-investment ventures.

Income Taxes

Under US tax law co-owned Limited Liability Company (LLC)s are treated as partnerships for tax purposes. Co-owned LLCs do not pay taxes on business income; instead, the LLC owners each pay taxes on their share of the profits on their personal income tax returns. Therefore, the Company does not include taxes in its financial statements.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Environmental Costs

We incur certain environmental remediation costs, including cleanup costs, consulting fees for environmental studies and investigations, monitoring costs, and legal costs relating to cleanup, litigation defense, and the pursuit of responsible third parties. We expense costs incurred in connection with operating properties and properties previously sold. We capitalize costs related to undeveloped land as development costs and record any expected future environmental liabilities at the time of acquisition. We maintain a liability for the estimated costs of environmental remediation expected to be incurred in connection with undeveloped land, acquired operating properties and properties previously sold that we adjust as appropriate as information becomes available.

Fair Value of Financial Instruments

Fair value of certain of the Company’s financial instruments including cash, other current assets, other Accounts liabilities, accrued interest loans are approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments.

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which amends ASC 740. This ASU simplifies the accounting for income taxes by modifying the treatment of intra period tax allocation in certain circumstances, eliminating an exception to recognizing deferred tax liabilities for outside basis differences for foreign equity method investments and foreign subsidiaries when ownership or control changes, and modifying interim period tax calculations when a loss is forecast. In addition, this ASU also requires that enacted changes in tax laws or rates be included in the annual effective rate determination in the period that includes the enactment date and clarifies the tax accounting of a step up in tax basis of goodwill. ASU 2019-12 is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact that the guidance will have on its consolidated financial statements.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (“ASU 2020-04”), which provides companies with optional guidance, including expedients and exceptions for applying generally accepted accounting principles to contracts and other transactions affected by reference rate reform, such as the London Interbank Offered Rate (LIBOR). ASU 2020-04 is effective for the Company upon issuance and generally can be applied to applicable contract modifications through December 31, 2022. The Company is currently evaluating the impact of ASU 2020-04 on its consolidated financial statements, however, the Company does not believe that adoption of ASU 2020-04 will materially impact its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 – RESTRICTED CASH

Restricted cash as of December 31, 2021 and 2020 in respect of the Company’s loans from investee corporations (the – “lender”) is for insurance payments, real estate taxes and investments in the loan subject property.

NOTE 4 – LAND INVENTORIES

A.	The following table provides some detailed information about the land Inventory:

Name of Property	Ownership Percentage in the Property	Profit Participation Percentage (including Promote*)	Status / Stage	Acquisition Date	Purchase Price (USD in thousands)	Capitalized costs (USD in thousands)	Total Cost (USD in thousands)	Balance as of December 31, 2021, net (USD in thousands)	Balance as of December 31, 2020, net (USD in thousands)
Maple Heights	5%	32.4% right to profits	Parcels are being sold	6/27/2019	8,000	3,269	11,269	9,214	11,269

(*)	The Promote percentage is calculated based on project’s business plan, therefore the actual ultimate percentage may be different from the percentage anticipated in the business plan.

B.	More details:

The Company’s project includes approximately 211 acres and about 900 lots for the construction of housing units, for which the Company expects to complete development by 2023.

In March 2021, the company entered into an agreement to sell the entire project in 4 installments, for a total consideration of approximately $ 21 million. As of the date of signature of these financial statements, the sale of 2 installments has been completed, which includes approximately 86.7 acres of the project area for an amount of approximately $ 9.64 million.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – MORTGAGES AND OTHER LOANS

The Company’s operations are financed through the issuance of equity to shareholders and external investors (non-controlling interests) and by obtaining senior loans from banks and financial institutions.

Generally, in the development projects for master planned communities, the Company raises up to approximately 35% of the capital required to purchase, initiate, and develop a project from equity investors. financing transactions with investment funds that invest through dedicated companies formed for each specific real estate investment, which dedicated companies invest in the single purpose entities, typically a LLC or a LP, established by the Company for each project which hold, directly or indirectly, the title in the property (each a “Property Company”).

Acquisition Loans

In addition to the fund raised by private investors, each Property Company takes out loans from banks and financial institutions. Generally, each Property Company finances the purchase of land through senior loans known as acquisition loans for periods of up to three years, subject to an option to extend. The loans are non-recourse loans, with no recourse to the Property Company. Most of these loans are secured, inter alia, by a first-ranking pledge on the Property Company’s rights in the property, while in some cases the loans are secured by a pledge on the rights of the parent company of the Property Company.

Acquisition loans are generally secured by a guarantee provided by one of the Controlling Shareholders for the full amount of the principal. Generally, loans finance up to 60% of the land acquisition costs. Some of the loans are “balloon” loans; i.e. the borrower makes monthly interest-only payments over the loan term, and the principal amount is paid in a lump sum at maturity, while other loans are repaid in fixed monthly principal and interest payments according to amortization schedules. (See below relating to the redemption date of these loans).

The loan agreements typically give the borrower an option to repay the loan before the due date, but with a penalty.

In general, close to the final repayment date of the loan, the Company repays the acquisition loan by taking a development loan for the purpose of developing the land.

Development Loans

To finance the development of property following the completion of the planning stage, the Property Company obtains development loans, which are typically short-term, variable interest loans in line with the planned development period, whether for the entire project or for the relevant phase of the project for which the loan is taken (often with an option to extend the loan until the completion of development). Development loans are generally secured by a guarantee provided by one of the Controlling Shareholders for the full amount of the principal and/or a guarantee to complete the development of the project. The development loan agreement also includes a lien on the land in favor of the lenders and an assignment by way of a pledge on various rights relating to the project. The development loan agreement also includes restrictions on the distribution of cash flows deriving from the property. In practice, this restriction has no material impact on the Company since these loans are intended only for the development of the property and during the term of the loan the property will not be generating any revenue for the Company.

In accordance with some of the loans taken by the Company’s Property Companies, the borrower and the guarantor, as applicable, have undertaken to maintain certain financial ratios, such as a debt service coverage ratio, a minimum net worth ratio, and a minimum liquid asset ratio. These financial ratios are usually reviewed on a quarterly basis and if not satisfied may be remedied, insofar as required, through partial repayment of the debt. Upon the expiry of the remedy period defined in the loan agreement, an uncured breach of a financial ratio may constitute grounds for calling the loan due and payable or constitute a trigger for the transfer of proceeds from the property to designated deposit accounts controlled by the lender.

MAPLE HEIGHTS GP LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – MORTGAGES AND OTHER LOANS (cont.)

Compliance with the financial ratios (or more stringent ratios) for a period of several months will generally cancel the aforesaid trigger and the funds deposited in the designated deposit accounts will be released back to the Company.

As of December 31, 2021, and the filing of these financial statements, all of the Company’s Property Companies and the guarantors are in compliance with all the financial covenants stipulated in the loan agreements of the Property Companies.

The table below lists the outstanding loans obtained by Maple Heights from banks:

Borrowing Entity	Loan Principal	Annual Interest	Amount Outstanding as of 12/31/2021	Amount Outstanding as of 12/31/2020	Due Date	Lender
Maple Heights Development LLC	$4,800,000	5.5%	$3,468,107.8	$4,800,000	12/5/2028	BancorpSouth Bank

Guarantees

Michael Sabo, one of the Controlling Shareholders of Maple X Inc. (which became the Company’s owner on March 10, 2022), has personally guaranteed Company’ financial liabilities under loan agreements as detailed in the table below:

Borrower	Property	Lender	Loan Amount Outstanding as of 12/31/2021	Guarantor	Guaranteed Amount
Maple Heights Development LLC	Maple Heights	BancorpSouth Bank	$3,468,107	Michael Sabo	100%

NOTE 6 – RELATED PARTIES

Balances with related parties:

	As of December 31, 2021	As of December 31, 2020

Other current liabilities	10	-

NOTE 7 – SUBSEQUENT EVENTS

a.	On January 11, 2022, the Company through its subsidiaries, completed the second sale installment of 28.1 acres, for the amount of $4.8 million. A partial loan payoff was made to Bancorpsouth Bank in the amount of $638 thousands.

b.	On March 10, 2022, the ownership interest in the Company was transferred to Maple X Inc., a Texas Corporation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared to reflect the acquisition of Maple Heights GP (“Maple Heights”) by Maple X Inc. (“Maple X” or, the “Company”) as a common control transaction using carryover basis in a manner similar to pooling of interest.

The unaudited pro forma combined balance sheet data assume that the Purchase took place on December 31, 2021 and combines the historical balance sheets of Maple X and Maple Heights as of such date. The unaudited pro forma condensed combined statement of operations data assumes that the Purchase took place as of January 1, 2021 and combines the historical results of Maple X and Maple Heights for the year ended December 31, 2021. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Maple X and Maple Heights been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Maple X and Maple Heights, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this registration statement.

The unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position and results of operations that Maple X will obtain in the future, or that Maple X would have obtained if the Acquisition had been consummated as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that Maple X believes are reasonable. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Maple X .

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(U.S. dollars in thousands)

	Maple X Inc.	Maple Heights GP	Pro Forma
Assets
Current Assets
Cash and cash equivalents	2,125	417	2,542
Restricted cash	912	98	1,010
Prepaid expenses and other assets	50	-	50
Land inventory	17,072	9,214	26,286
Total Current assets	20,159	9,729	29,888

Non-current Assets
Real estate properties	16,266	-	16,266
Total non-current assets	16,266	-	16,266

Total assets	36,425	9,729	46,154

Liabilities and Equity
Current Liabilities
Current liabilities - Mortgage and other loans	9,962	3,468	13,430
Current liabilities - Loans from related parties	1,488	-	1,488
Other current liabilities	245	12	257
Accrued interest	69	-	69
Total current liabilities	11,764	3,480	15,244

Non-current Liabilities

Loans from related parties	4,227	-	4,227
Total non-current liabilities	4,227	-	4,227

Total liabilities	15,991	3,480	19,471

Shareholders’ Equity	(27)	322	295
Non-controlling interests	20,461	5,927	26,388
Total Equity	20,434	6,249	26,683
Total liabilities and equity	36,425	9,729	46,154

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(U.S. dollars in thousands)

	Maple X Inc.	Maple Heights GP	Pro Forma

Revenues	-	4,978	4,978
Cost of revenues	-	(3,951)	(3,951)
Gross profit	-	1,027	1,027

General and administrative expenses	(5)	(12)	(17)
Operating loss	(5)	1,015	1,010
Financing expenses, net	(22)	(104)	(126)
Net income (loss)	(27)	911	884
Attributed to: Owners of the parent company	(27)	45	18
Non-controlling interests	-	866	866
	(27)	911	884

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

In January 2022, the Company obtained from the Controlling Shareholders their 50% interest in Maple Heights GP, LLC, a Delaware limited liability company that has a 10% ownership interest in the Maple Heights property.

On April 1, 2021, Maple Heights entered into a contract with Century Land Holdings of Texas, LLC to sell the parcels of the land of Maple Heights to Century Land Holdings in four separate stages for a total consideration of $21 million. The first stage was completed in 2021 and included 59 acres. On January 11, 2022, the Company through its subsidiaries, completed the second sale installment of 28.1 acres, for the amount of $4.8 million. A partial loan payoff was made to Bancorpsouth Bank in the amount of $638 thousands.

Maple Heights Properties

The following table provides some detailed information about the land Inventory:

Name of Property	Ownership Percentage in the Property	Profit Participation Percentage (including Promote*)	Status / Stage	Acquisition Date	Purchase Price (USD in thousands)	Capitalized costs (USD in thousands)	Total Cost (USD in thousands)	Balance as of December 31, 2021, net (USD in thousands)
Maple Heights	5%	32.4% right to profits	Parcels are being sold	6/27/2019	8,000	3,269	11,269	9,214

(*)	The Promote percentage is calculated based on project’s business plan, therefore the actual ultimate percentage may be different from the percentage anticipated in the business plan.

The table below lists the outstanding loans obtained by Maple Heights from banks:

Borrowing Entity	Loan Principal	Annual Interest	Amount Outstanding as of 12/31/2021	Due Date	Lender
Maple Heights Development LLC	$4,800,000	5.5%	$3,468,107.8	12/5/2028	BancorpSouth Bank

Guarantees

Michael Sabo, one of our Controlling Shareholders, has personally guaranteed Maple Heights’ financial liabilities under loan agreements as detailed in the table below:

Borrower	Property	Lender	Loan Amount	Guarantor	Guaranteed Amount
Maple Heights Development LLC	Maple Heights	BancorpSouth Bank	$3,468,107	Michael Sabo	100%

2. Pro Forma Adjustments

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

a.	Intercompany balances were eliminated at consolidation.

Maple X INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2022

(Unaudited)

MAPLE X INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2022

(Unaudited)

MAPLE X INC. AND SUBSIDIARIES

CONDENSED Consolidated Balance Sheets (UNAUDITED)

(U.S. dollars in thousands)

	As of September 30, 2022	As of December 31, 2021

ASSETS
Current assets
Cash and cash equivalents	4,549	2,125
Restricted cash	466	912
Prepaid expenses and other assets	490	50
Land inventory	40,989	17,072
Total current assets	46,494	20,159

Non-current assets
Real estate investments	16,969	16,266

TOTAL ASSETS	63,463	36,425

LIABILITIES AND EQUITY
Current liabilities
Mortgage and other loans	25,391	9,962
Loans from related parties	1,210	1,488
Other current liabilities	1,015	314
Total current liabilities	27,616	11,764

Non-current liabilities
Loans from Other	2,721	-
Loans from related parties	4,315	4,227
Total non-current liabilities	7,036	4,227

Shareholders’ Equity	(1,278)	(27)
Non-controlling interests	30,089	20,461
	28,811	20,434
TOTAL LIABILITIES AND EQUITY	63,463	36,425

January 4, 2023
Date of approval of the financial statements	Ilanit Halperin C.F.O	Itiel Kaplan Chairman of the board and C.E.O

The attached notes form an integral part of the consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (UNAUDITED)

(U.S. dollars in thousands)

	For the nine- month period ended on September 30, 2022	For the three -month period ended on September 30, 2022	Period from incorporation on October 14, 2021 to December 31, 2021

Revenues	10,830	5,923	-
Cost of Revenues	(6,278)	(4,522)	-
Gross profit	4,552	1,401	-
Operations Expenses
General and administrative	1,147	390	5
Interest expense	597	195	22

Total Operations Expenses	1,744	585	27

Income (loss) for the period	2,808	816	(27)

Total net comprehensive loss attributable to:
Equity holders of the company	(906)	(1)	(27)
Non-controlling interests	3,714	817	-
	2,808	816	(27)

The attached notes form an integral part of the consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

CONDENSED Consolidated Statements of CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	Equity	Non- controlling interests	Total

Balance at October 14, 2021	-	-	-

Net loss for the period	(27)	-	(27)
Contributions	-	20,461	20,461

Balance at December 31, 2021	(27)	20,461	20,434

Net loss for the period	(344)	(26)	(370)
Business Combination	(121)	5,927	5,806
Destributions	(224)	(4,260)	(4,484)

Balance at March 31, 2022	(716)	22,102	21,386

Net income (loss) for the period	(561)	2,923	2,362
Contributions	-	1,152	1,152

Balance at June 30, 2022	(1,277)	26,177	24,900
Net income (loss) for the period	(1)	817	816
Destributions	-	(3,562)	(3,562)
Contributions	-	6,657	6,657

Balance at September 30, 2022	(1,278)	30,089	28,811

The attached notes form an integral part of the consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

CONDENSED Consolidated Statements of CASH FLOWS (UNAUDITED)

(U.S. dollars in thousands)

	For the nine- month period ended on September 30, 2022	For the three- month period ended on September 30, 2022	For the period from incorporation on October 14, 2021 to December 31, 2021

Cash flows from operating activities:
Net Income (loss)	2,808	816	(27)

Changes in operating assets and liabilities:
Prepaid expenses and other assets	(440)	(121)	(16)
Other current liabilities	689	64	179
Net cash generated from operating activities	3,057	759	136

Cash flows from investment activities:
Acquisition of Real estate properties	(703)	(334)	(16,266)
Acquisition of a consolidated company	515	-	-
Acquisition of Land Inventory	(14,703)	(11,531)	(17,072)

Net cash used in investing activities	(14,891)	(11,865)	(33,338)

Cash flows from financing activities:
Proceeds from mortgages and other loans	18,645	10,102	9,962
Payments to mortgages and other loans	(4,406)	(1,662)	-
Capital Contributions from Non-controlling interests, net of issuance expenses	7,809	6,657	20,461
Distributions to Non-controlling interests, net	(7,822)	(3,562)	-
Distributions to Equity holders of the company, net	(224)	-	-
Loans from related parties, net	(190)	(250)	5,816

Net cash generated from financing activities	13,812	11,285	36,239

Increase in cash and cash equivalents and restricted cash	1,978	179	3,037
Cash and cash equivalents and restricted cash at beginning of the period	3,037	4,836	-

Cash and cash equivalents and restricted cash at end of the period	5,015	5,015	3,037

The attached notes form an integral part of the consolidated financial statements.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL

Maple X Inc. (Hereinafter: the “Company” or “We”) was established and incorporated on October 14, 2021 as an LLC, in accordance with the Texas Business Organization Code. (Hereinafter: “TBOC”) in the State of Texas USA, for the purpose of being a holding company for the Company and its subsidiaries (“Group’s”) operations. On March 21, 2022, the Company filed a certificate of conversion with the Texas Secretary of State to convert the Company from a LLC into a Texas corporation (hereinafter – Inc.). As part of the conversion from a LLC to an Inc., the membership interests of our Controlling Shareholders in the LLC were converted into an aggregate of 100 shares of common stock in the Inc.

The controlling shareholders of the Company holding each an equal number of shares in the Inc. are: Mr. Itiel Kaplan, Mr. Michael Sabo, Mr. Roy Marciano and Mr. Uri Frisch (hereinafter: “the controlling shareholders”

The Company purchases undeveloped land, and engages in the planning, development, and construction of necessary infrastructure. Ultimately, the Company sells the plots of land to homebuilders, construction companies and real estate developers. The Company also invests in plots of land as investment real estate for long term capital appreciation or for the purpose of lease.

In January 2022, we obtained from the Controlling Shareholders the Controlling Shareholders’ 50% interest in Maple Heights GP, LLC, a Delaware limited liability company that has an ownership interest in one additional property. On April 1, 2021, Maple Heights entered into a contract with Century Land Holdings of Texas, LLC to sell the parcels of the land of Maple Heights to Century Land Holdings in four separate stages for a total consideration of $21 million. The first stage was completed in 2021 and included 59 acres. On January 11, 2022, the Company through its subsidiaries, completed the second sale installment of 28.1 acres, for the amount of $4.8 million. On July 27, 2022, the Company through its subsidiaries, completed the third sale installment of 71.8 acres, for the amount of $5.9 million. A partial loan payoff was made to Bancorpsouth Bank.

As of September 30, 2022, the Company held 7 plots of land as entrepreneurial projects for the purposes of Master-Planned Communities and 6 plots of land as investment real estate for the purpose of Real Estate Investment.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (Cont.)

The Company’s strategy is to focus on acquiring plots of land; engaging in planning, engineering supervision, and development of these plots; and then selling the developed land to homebuilders and commercial contractors. The Company will be externally managed and advised by Maple Development Group, LLC (the “Manager”), a Texas limited liability company controlled by the same shareholders who control the Company.

The Company focuses on two fields of activity, land inventory development for master planned communities and real estate investment, which are the Company’s two operating segments.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Condensed Consolidated Financial Statements are prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) and are presented in the Company’s reporting currency, the U.S. dollar. Intercompany transactions with consolidated entities have been eliminated.

These Condensed Consolidated Financial Statements should be read in conjunction with the 2021 annual Consolidated Financial Statements and Notes included within them.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – RELATED PARTIES

A.	Balances with related parties:

	As of September 30, 2022	As of December 31, 2021

Prepaid expenses and other assets	-	34
Other current liabilities	-	225
Short term loans from related parties	1,210	1,488
Long term loans from related parties (1)	4,315	4,227

(1)	The loans bear 10% annual interest to be paid every quarter, the principal will be repaid in the end of the period.

B.	Repayment dates

	2023	2024	Total

Short term loans from related parties	-	1,210	1,210
Long term loans from related parties	1,790	2,525	4,315

C.	The agreements below were originally entered into by Maple Development Group (a company controlled by the shareholders) and they will be transferred to the Company upon conclusion of the IPO.:

1.	Pursuant to the various operating agreements of the Property Companies, the Manager was entitled to receive a property acquisition fee from the applicable Property Companies in an amount equal to 2.5% of the property acquisition price (with the Maple Farms fee being 2%).

2.	Each of Uri Frisch and Roy Marsiano, two of the Controlling Shareholders, provide the Company and its affiliates with consultancy services in the field of capital markets investor relations on an as-needed basis. These services include advisory services relating to the Company’s activities in the Israeli and U.S. capital markets, and maintaining relations with analysts, investment bankers and investor relations service providers to maintain effective relationships with investors. The Company pays each of Uri Frisch and Roi Marsiano an annual fee of approximately US$50,000 for these services and reimburses their services-related expenses incurred in providing the services.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – RELATED PARTIES (Cont.)

3.	CityR Group Holdings, LLC., a private limited liability company established in the State of New Jersey, and wholly owned by Michael Sabo (CityR), provides the Company and its affiliates with equity placement services relating to the equity investment transactions in the Company’s Property Companies, in return for a fee of 3% of the total equity investment raised by CityR, which fee is paid by the Property Company that receives the investment. CityR shares the fee with a company owned by Uri Frisch pursuant to an agreement between CityR and Uri Frisch’s company. In 2021, the Company’s Property Companies paid CityR fees totaling approximately US$507,272.

With regard to the equity placement services provided by CityR, the investment funds that invest in the Property Companies also pay fees to CityR in the framework of each equity investment transaction, including equity placement fees (2% of the amount invested) and investor relations fees (1.75% of the amount invested).

D.	The Company signed a five-year consulting services agreement with Itiel Kaplan, the CEO, and consulting services agreement with Ilanit Halperin, the CFO. Pursuant to these agreements, the chief executive officer and the chief financial officer will receive the following compensation:

Officer	Title	Annual Salary/Fees	Annual Expense Reimbursement	Annual Bonus
Itiel Kaplan	CEO	$250,000	$50,000	$100,000
Ilanit Halperin	CFO	$72,000	-	-

E.	Guarantees

Michael Sabo & Itiel Kaplan at the request of the lenders have personally guaranteed the subsidiaries’ financial liabilities under certain loan agreements as detailed in the table below:

Borrower	Property	Lender	Loan Amount	Guarantor	Guaranteed Amount
Maple Grove Development LLC	Maple Grove	Independent Financial Bank	$5,397,000	Michael Sabo & Itiel Kaplan	100%
Maple Heights Development LLC	Maple Heights	BancorpSouth Bank	$1,198,000	Michael Sabo	100%
Pecan Ranch Development LLC	Pecan Ranch	Plains State Bank	$2,220,000	Michael Sabo	100%
Maple Reserve LLC	Maple Reserve	Waller 381 trust	$10,000,000	Michael Sabo & Itiel Kaplan	100%
Maple View Development LLC	Maple View	Plains State Bank	$2,128,000	Michael Sabo	100%

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SEGMENTS OF OPERATIONS

The Company’s strategy is to focus on acquiring plots of land; engaging in planning, engineering supervision, and development of these plots; and then selling the developed land to homebuilders and commercial contractors. The Company undertakes development of undeveloped land from the ground up in vibrant, supply-constrained markets, in circumstances where the Company believes it will be able to leverage the management team’s experience and relationships to generate strong risk-adjusted returns for our stockholders.

The Company focuses on two fields of activity, land inventory development for master planned communities and real estate investment, which are the Company’s two operating segments.

	Nine months ended September 30, 2022
	Land inventory	Real Estate investments	Total
	USD in thousands

Revenues for reportable segments	10,818	12	10,830

Income for reportable segments	4,543	9	4,552

General and administrative expenses			1,147
Interest expense	201	396	597

Loss for the period	-	-	2,808

Assets for reportable segments	44,420	17,903	62,323
unallocated amounts			1,140
Total assets			63,463

Liabilities for reportable segments	23,179	10,407	33,586
unallocated amounts			1,066
Total Liabilities			34,652

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SEGMENTS OF OPERATIONS (Cont.)

	Period ended December 31, 2021
	Land inventory	Real Estate investments	Total
	USD in thousands

Assets for reportable segments	18,243	17,914	36,157
unallocated amounts			268
Total assets			36,425

Liabilities for reportable segments	5,732	10,038	15,770
unallocated amounts			221
Total Liabilities			15,991

NOTE 5 – MATERIAL EVENTS DURING THE REPORTING PERIOD AND SUBSIQUENT EVENT

1.	On April 15, 2022, the company, through a subsidiary company (Maple Woods) established near the date of purchase, purchased a 122-acre piece of land in exchange for $3.7 million. The land was classified as inventory in the company’s financial statements. The purchase was financed through equity in the amount of 1 million dollars, and a recognized loan in the amount of 2.7 million dollars, bearing an annual interest of 5% which will be repaid in quarterly payments of 65 thousand dollars, and the balance of the loan in 2026.

In addition, on September 13, 2022, the company purchased a nearby land of 21 acres for a total of approximately 945 thousand dollars. The land was classified as inventory in the company’s financial statements. The purchase was financed through the company’s equity.

2.	On July 6, 2022, the company purchased, through a subsidiary company (Maple Reserve) established near the date of purchase, land measuring 374 acres for a total of 13.8 million dollars. The land was classified as inventory in the company’s financial statements. The purchase was financed through equity in the amount of 3.8 million dollars, and a recognized loan in the amount of 10 million dollars, bearing an annual interest of 10% which will be repaid in 2023.

MAPLE X INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – MATERIAL EVENTS DURING THE REPORTING PERIOD AND SUBSIQUENT EVENT (Cont.)

3.	On July 6, 2022, the company, through a subsidiary company (Maple Reserve Square) established near the date of purchase, purchased a 7-acre piece of land in the amount of 260 thousand dollars. The land was classified as investment real estate in the company’s financial statements. The purchase was financed through loan in the amount of 0.3 million dollars, bearing an annual interest of 10% which will be repaid in 2024.

4.	On December 12, 2022, the company purchased, through a subsidiary company (Maple Park Development LLC) established near the date of purchase, land measuring 155 acres in the amount of 6.18 million dollars. The land will be classified as inventory in the company’s financial statements.

The purchase was financed through equity in the amount of $3.18 million and seller loan in the amount of 3 million dollars, bearing an annual interest of 6%, which interest will be repaid in semi-annual payments of approximately $90 thousand, and the loan will be repaid in December 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the TASE listing fee.

SEC registration fee		$2,090
Tel Aviv Stock Exchange Fees		*
Legal fees and expenses		*
Printing fees and expenses		*
Accounting fees and expenses		*
Transfer agent’s fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities

In connection with our formation and initial capitalization, we issued a total of 100 shares of our common stock, $0.0001 par value per share, 96 shares to our Controlling Shareholders and four shares to our Manager, upon conversion of our Company from a LLC to an Inc. These securities were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Directors and Officers

Under the Tex. Bus. Org. Code, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that the person:

(A)	acted in good faith;

(B)	reasonably believed:

(i)	in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and

(ii)	in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and

(C)	in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

In addition, under Texas law, a corporation may include a provision in its charter that eliminates or limits the liability of a director to his corporation and the corporation’s shareholders for monetary damages for any act or omission in the director’s capacity as a director except where the director is found liable under one of the following four circumstances: (i) a breach of the director’s duty of loyalty, (ii) an act or omission not in good faith that constitutes a breach of duty of the director or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper personal benefit, and (iv) an act or omission for which liability of a director is expressly provided by an applicable statute.

Under the Israeli Companies Law, a corporation may indemnify a director for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder (within the meaning of the Israeli Companies Law), either pursuant to an undertaking given by the corporation in advance of the act or following the act, provided a corporation’s charter authorizes such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder

(1)	as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

(2)	in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Our charter includes a provision authorizing the foregoing indemnification permitted under the Israeli Companies Law for so long as the company’s securities are traded on the Tel-Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply.

Under the Israeli Companies Law, a corporation may not exculpate an office holder from liability for a breach of the duty of loyalty, but may exculpate an office holder in advance from liability to the corporation, in whole or in part, for damages caused to the corporation as a result of a breach of duty of care, but provided that a provision authorizing such exculpation is included in the corporation’s charter.

Our charter includes such a provision. However, pursuant to our charter, we may not exculpate an office holder for an action or transaction in which a controlling shareholder or any other office holder (including an office holder who is not the office holder we have undertaken to exculpate) has a personal interest (within the meaning of the Israeli Companies Law).

Under the Israeli Companies Law, a corporation may not indemnify or exculpate an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification for a breach of the duty of loyalty to the corporation to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the corporation;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or penalty levied against the office holder.

In the event the company’s securities cease to trade on the TASE or an applicable exemption under the Israeli Securities Law applies, our charter obligates us, to the maximum extent permitted by Texas law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

●	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Subject to the provisions of any applicable law, for so long as the company’s securities are traded on the TASE and an applicable exemption under the Israeli Securities Law does not apply, our charter, in accordance with the Israeli Companies Law, provided that the total indemnity amount that we may pay to all directors or officers may not exceed, in aggregate, 25% of our equity as set forth in our latest consolidated financial statements, either audited or reviewed, as the case may be, as of the date of indemnification, to each of the officers and/or employees and to all of them together, per each case and cumulatively for all cases.

We expect to enter into indemnification agreements with each of our executive officers, directors and director nominees, whereby we will agree to indemnify our executive officers, directors and director nominees against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Texas law and the Israeli Companies Law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We expect to obtain an insurance policy under which our directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 35. Treatment of Proceeds from Stock Being Registered

None of the proceeds of this offering will be credited to an account other than the appropriate capital account.

Item 36. Financial Statements and Exhibits

(a)	Financial Statements and Financial Statement Schedule. See page F-1 for an index of the financial statements included in this registration statement on Form S-11.

(b)	Exhibits.The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1	*	Form of Amended and Restated Certificate of Formation of Maple X, Inc., to be in effect upon completion of this offering

3.2	*	Form of Amended and Restated Bylaws of Maple X, Inc., to be in effect upon the completion of this offering

4.1	*	Specimen Common Stock Certificate of Maple X, Inc.

5.1	*	Opinion of SRK Kronengold Law Offices regarding the validity of the securities being registered

10.1	*	Form of Management Agreement between Maples X, Inc. and Maple Development Group, LLC

10.2	**†	Consulting Services Agreement between Maple X, Inc. and Starling Financial Consulting LLC, dated March 31, 2022

10.3	**†	Consulting Services Agreement between Maple X, Inc. and Ilanit Halperin, dated March 31, 2022

10.4	*	Form of Indemnification Agreement

10.5	**	Form of Subscription Agreement

10.6	**	Beasley Agreement of Purchase and Sale, dated February 25, 2022

10.7	**	Brookshire Agreement of Purchase and Sale, dated January 12, 2022

10.8	**	First Amendment to Brookshire Agreement of Purchase and Sale, dated May 13, 2022

10.9	**	Hockley Agreement of Purchase and Sale, dated September 2, 2021

10.10	**	First Amendment to Hockley Agreement of Purchase and Sale, dated February 2, 2022

10.11	**	Second Amendment to Hockley Agreement of Purchase and Sale, dated March 1, 2022

10.12	**	Waller Agreement of Purchase and Sale, dated May 3, 2022

10.13	**	First Amendment to Waller Agreement of Purchase and Sale, dated June 4, 2022

10.14		Conroe Agreement of Purchase and Sale, dated July 2022

10.14.1		First Amendment to Conroe Purchase and Sale Agreement, dated October 31, 2022

10.14.2		Second Amendment to Conroe Purchase and Sale Agreement, dated November 29, 2022

10.14.3		Third Amendment to Conroe Purchase and Sale Agreement, dated December 13, 2022

10.14.4		Fourth Amendment to Conroe Purchase and Sale Agreement, dated December 16, 2022

10.14.5		Fifth Amendment to Conroe Purchase and Sale Agreement, dated December 20, 2022

10.15		Waller Agreement of Purchase and Sale, dated January 2023

21.1	*	List of Subsidiaries of Maple X, Inc.

23.1	*	Consent of SRK Kronengold Law Offices (included in Exhibit 5.1)

23.2		Consent of BDO Ziv Haft – Maple X, Inc.

23.3		Consent of BDO Ziv Haft – Maple Heights GP, LLC

24.1	**	Power of Attorney

101. INS		Inline XBRL Instance Document

101.SCH		Inline XBRL Taxonomy Extension Schema Document

101.CAL		Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF		Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB		Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE		Inline XBRL Taxonomy Extension Presentation Linkbase Document

104		Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	**	Filing Fee Table

*	To be filed by amendment

**	Previously filed

†	Indicates management contract or compensatory plan.

Item 37. Undertakings

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)	For purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(4)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 to Form S-11 and authorized this registration statement to be signed on its behalf by the undersigned, in Houston, Texas on January 31, 2023.

MAPLE X, INC. (Registrant)

By:	/s/ Itiel Kaplan
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Ilanit Halperin
Chief Financial Officer
(Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on January 31, 2023.

SIGNATURE	NAME	TITLE
/s/ ITIEL KAPLAN	Itiel Kaplan	Chief Executive Officer & Director (Principal Executive Officer)

/s/ ILANIT HALPERIN	Ilanit Halperin	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ SHLOMO CASPI	Shlomo Caspi	Director

/s/ OSKAR SINGER	Oskar Singer	Director